UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MASTERCARD INCORPORATED (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

A  W O R L D  B E Y O N D  C A S H :  O U R  J O U R N E Y  C O N T I N U E S

April 25, 2013

Dear Stockholder:

We are pleased to invite you to the 2013 Annual Meeting of Stockholders of MasterCard Incorporated, which will be held on Tuesday, June 18, 2013, at 8:30 a.m. (Eastern time) at the MasterCard Incorporated headquarters, 2000 Purchase Street, Purchase, New York. A notice of the meeting and a proxy statement containing information about the matters to be acted upon are attached to this letter.

In recent years, our proxy statement has included a proxy summary, a question and answer section and an enhanced Compensation Discussion & Analysis. This year, we have further improved our guide to proposals in the proxy statement and we fully review our executive compensation and business performance. We provide additional focus on some of the highlights of our corporate governance, including our completion this year of the phase-in of our declassified Board. You will continue to see detailed information about the qualifications of our director candidates in this proxy statement and why we believe they are the right people to represent you.

Once again, we are using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we are mailing to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials. The Notice contains instructions on how to access these online, as well as how you may request a paper copy. If you receive a paper copy of the materials, it will include a proxy card. If you receive a Notice by mail, you will not receive a paper copy of the materials unless you specifically request one. We believe electronic delivery will expedite your receipt, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.

Your vote is important to us. While we invite you to attend the meeting and exercise your right to vote your shares in person, we recognize that many of you may not be able to attend the Annual Meeting and you are able to vote your shares even if you are unable or choose not to attend. We encourage you to promptly vote your shares by submitting your proxy on the Internet or by telephone, or by completing, signing, dating and returning your proxy card or voting form. You will find instructions both on the Notice and on the attached proxy statement.

Thank you for being a stockholder and for the trust you have in MasterCard.

Very truly yours,

Richard Haythornthwaite	Ajay Banga
Chairman of the Board	President and Chief Executive Officer

MASTERCARD INCORPORATED

2000 Purchase Street

Purchase, New York 10577

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 18, 2013

To the Stockholders of MasterCard Incorporated:

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of MasterCard Incorporated (the “Company”) will be held on Tuesday, June 18, 2013, at 8:30 a.m. (Eastern time) at the MasterCard Incorporated headquarters, 2000 Purchase Street, Purchase, New York, to:

1.	Elect the 12 nominees named in the accompanying proxy statement to serve on the Company’s Board of Directors as directors;
2.	Approve on an advisory basis the Company’s executive compensation;
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2013; and
4.	Act on any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on April 19, 2013 has been fixed as the record date for determining those stockholders entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. A list of eligible stockholders of record as of the close of business on the record date will be available for inspection for any purpose germane to the meeting during normal business hours 10 days prior to the Annual Meeting at the offices of the Company’s Corporate Secretary at 2000 Purchase Street, Purchase, New York and at the Annual Meeting by any stockholder or the stockholder’s attorney or agent.

We mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 25, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

MasterCard Incorporated’s Proxy Statement and 2012 Annual Report

are available at www.proxyvote.com.

Whether or not you plan to attend the Annual Meeting, please vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your Notice or, if you receive a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or voting form. If you attend the meeting, you may vote in person, which will revoke any proxy you have already submitted. You may also revoke your proxy at any time before the meeting by notifying us in writing, or by subsequently authorizing the individuals designated by the Company to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included on your Notice.

If you attend the Annual Meeting in person, you will be asked to present photo identification and appropriate proof of ownership. See “Questions and Answers about the Annual Meeting and Voting - What do I need to do if I would like to attend the Annual Meeting” in the attached proxy statement for further instructions.

The Company must receive your vote, either by telephone, Internet or proxy card or voting form by 11:59 p.m. Eastern time on June 17, 2013. Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on June 17, 2013.

By Order of the Board of Directors

Bart S. Goldstein

Corporate Secretary

Purchase, New York

April 25, 2013

Your vote is very important. Please promptly vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included on your Notice or, if you receive a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or voting form. Voting by telephone, by Internet or by returning your proxy card or voting form in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.

MasterCard Incorporated Proxy Statement

MasterCard Incorporated	i	2013 Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement (this “Proxy Statement”). This summary does not contain all the information that you should consider and you should read the entire Proxy Statement before voting. For more information on the 2012 financial and operating performance of MasterCard Incorporated (“MasterCard”, the “Company”, “we” or “our”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 14, 2013 and can be found on the Company’s website at http://www.mastercard.com by clicking on “About our Company” and “Investor Relations”. The Form 10-K includes, on pages 41 and 47, reconciliations of, and the reasons for presenting, the non-GAAP financial measures (presenting the exclusion of special items of provisions recorded in 2011 ($770 million pre-tax, or $495 million on an after-tax basis) and 2012 ($20 million pre-tax, or $13 million on an after-tax basis) related to the U.S. merchant litigations) included in this summary and in the “Compensation Discussion and Analysis” below in this Proxy Statement.

2013 Annual Meeting of Stockholders

Date and Time June 18, 2013, 8:30 a.m., Eastern time	Place MasterCard Incorporated Headquarters 2000 Purchase Street, Purchase, New York 10577
Record Date April 19, 2013	Voting Holders of shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) as of the record date are entitled to vote on all matters (each a “Class A Stockholder”).

Meeting Agenda and Voting Matters

Item	Management Proposals	Board Vote Recommendation	Page Reference (for more detail)
1	Election of 12 directors	FOR each director nominee	11

2	Advisory approval of the Company’s executive compensation	FOR	76
3	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2013	FOR	77

Members of Our Board of Directors

Name	Age at Annual Meeting	Director Since	Primary Occupation	Committee Memberships
Richard Haythornthwaite *	56	2006	President, PSI UK Ltd.	A, NCG (CH)
Ajay Banga	53	2010	President and Chief Executive Officer, MasterCard Incorporated	–
Silvio Barzi *	65	2008	Former Senior Advisor and Executive Officer, UniCredit Group	A, HR
David R. Carlucci *	59	2006	Former Chairman and Chief Executive Officer, IMS Health Incorporated	HR (CH)
Steven J. Freiberg *	56	2006	Senior Advisor, The Boston Consulting Group	–
Nancy J. Karch *	65	2007	Director Emeritus, McKinsey & Company	A, NCG
Marc Olivié *	59	2006	President and Chief Executive Officer, W.C. Bradley Co.	A, HR
Rima Qureshi *	48	2011	Senior Vice President – Strategic Projects, Ericsson	HR
José Octavio Reyes Lagunes *	61	2008	Vice Chairman – Coca-Cola Export Corporation, The Coca-Cola Company	HR
Mark Schwartz *	59	2006	Vice Chairman, The Goldman Sachs Group, Inc.; Chairman, Goldman Sachs Asia Pacific	A (CH) (F), NCG
Jackson P. Tai *	62	2008	Former Vice Chairman and Chief Executive Officer, DBS Group and DBS Bank Ltd.	A (F)
Edward Suning Tian *	49	2006	Chairman, China Broadband Capital Partners, L.P.	NCG

*	Independent Director
A	Audit Committee
HR	Human Resources and Compensation Committee
Chairman of the Board
NCG	Nominating and Corporate Governance Committee
CH	Chair
F	Audit Committee Financial Expert

MasterCard Incorporated	1	2013 Proxy Statement

Governance Highlights

We have taken numerous steps since the time of the Company’s initial public offering in May 2006 (the “IPO”) to continually enhance our proactive approach to corporate governance. Highlights include:

Completed phase-in of our declassified Board	Independent non-executive Chairperson of the Board
Majority voting for our director elections	11 of our 12 Board members are independent
Active Board oversight of risk of the Company	Annual Board and committee self-assessments
Enhanced political disclosure on our website	Our independent directors meet frequently in executive sessions
Implemented stock ownership guidelines for executive officers and non-employee directors	Active board engagement in managing talent and long-term succession planning for executives

2012 Financial and Operational Highlights

In recent years, MasterCard has had strong operational and financial performance, despite challenging global economic and financial conditions. The Company’s performance has resulted in the substantial appreciation of the Company’s stock price, from a $39 per share price at the time of our IPO in May 2006 to a closing stock price of approximately $522 per share as of April 19, 2013.

In 2012, MasterCard again had strong annual operational and financial performance, including the following highlights:

Net revenue of $7.4 billion, an increase of 13% versus 2011, adjusted for currency[1] (10% on an as-reported basis)	Cross-border volume growth of 16% on a local currency basis
Net income of $2.8 billion, an increase of 20% versus 2011, adjusted for currency[1] and excluding special items[2] in both periods (on an as-reported basis, net income was $2.8 billion, an increase of 45% versus 2011)	Diluted EPS of $22.04, an increase of 22% versus 2011, adjusted for currency[1] and excluding special items[2] in both periods (on an as-reported basis, diluted EPS was $21.94, an increase of 48% versus 2011)
Operating margin of 53.5%, excluding special items[2] in both periods (on an as-reported basis, operating margin was 53.3%)	Gross Dollar Value, or GDV, growth of 15% on a local currency basis
Repurchased 4.1 million shares at a cost of $1.7 billion	Processed transaction growth of 25% versus 2011
Maintenance of a strong capital position, including cash flow from operations of $2.9 billion during 2012 and $5.0 billion of cash, cash equivalents and available-for-sale securities as of December 31, 2012

1.	Adjusted for the impact of foreign exchange rates with respect to the Euro and the Brazilian real. The presentation of growth rates adjusted for currency represent a non-GAAP measure and are calculated by re-measuring the prior period’s results using the current period’s exchange rates.	2.	Special items consist of the provisions recorded in 2011 ($770 million pre-tax, or $495 million on an after-tax basis) and 2012 ($20 million pre-tax, or $13 million on an after-tax basis) for potential settlements relating to the U.S. merchant litigations.

MasterCard Incorporated	2	2013 Proxy Statement

2012 Executive Compensation Highlights

MasterCard’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive officers, who are critical to the Company’s long-term success. Our compensation program is based upon and is designed to address three core principles:

Executive officer goals are linked with stockholder interests
Pay is significantly performance-based
Compensation opportunities are competitive to attract and retain talented employees

Our Human Resources and Compensation Committee (the “Compensation Committee”) makes decisions on executive compensation from a total direct compensation perspective. Total direct compensation is comprised of base salary, annual cash incentive, and long-term stock based incentive compensation. A substantial majority of our named executive officers’ target total direct compensation for 2012 was performance-based and at risk. In addition, our compensation program is weighted toward long-term equity awards rather than cash compensation in order to maximize retention and ensure that a substantial portion of our named executive officers’ compensation is directly aligned with stockholder interests.

MasterCard Incorporated	3	2013 Proxy Statement

Key Features of Our Executive Compensation Program

What We Do	What We Don’t Do
Annual “say-on-pay” advisory vote for stockholders (see pg 76)	No hedging of Company stock
Pay for Performance (see pg 40)	No new tax “gross ups” for executive officers
Use Peer Groups when establishing compensation (see pg 41)	No tax “gross ups” for perquisites
Balance short- and long-term incentives (see pg 42)	No new “evergreen” employment agreements
Align executive compensation with shareholder returns through long-term incentives (see pg 44)	No new participants in the Supplemental Executive Retirement Plan, or SERP
Include caps on individual payouts in incentive plans (see pgs	No repricing of options
44 and 49)	No dividend equivalents on unvested equity awards
Inclusion of a clawback policy in our incentive plans (see pg 49)
Significant stock ownership guidelines for executives and directors (see pgs 22 and 50)
“Double-trigger” provisions for all plans that contemplate a change-in-control (see pgs 52 and 62)
Condition grants of long-term incentive awards on execution of a non-solicitation, non-competition and non-disclosure agreement (see pg 48)
Mitigate undue risk taking in compensation programs (see pg 49)
Include criteria in incentive plans to maximize tax deductibility (see pg 50)
Retain an independent external compensation consultant (see pg 40)

We provide additional detail about our executive compensation in our “Compensation Discussion and Analysis” below.

More than 96% of the votes cast on our 2012 Say-on-Pay proposal were in favor of our executive compensation program and policies

The Board of Directors continues to believe that our executive compensation program and policies are effective in achieving the Company’s core principles. As such, our Board recommends that stockholders vote FOR the Company’s 2013 say-on-pay proposal.

Important Dates for 2014 Annual Meeting of Stockholders

Proposals for inclusion in our proxy statement for our 2014 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by the Corporate Secretary of the Company no later than December 26, 2013.

Notice of a stockholder nomination for candidates for the Board or any other business to be considered at our 2014 annual meeting of stockholders must be received by the Company between February 18, 2014 and March 20, 2014.

MasterCard Incorporated	4	2013 Proxy Statement

MASTERCARD INCORPORATED

2000 Purchase Street

Purchase, New York 10577

April 25, 2013

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

We are providing this Proxy Statement and additional proxy materials in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of the Company of proxies to be voted at our 2013 Annual Meeting of Stockholders to be held at our headquarters at 2000 Purchase Street, Purchase, New York, on Tuesday, June 18, 2013 at 8:30 a.m. (Eastern time), or at any adjournment or postponement thereof (the “Annual Meeting”).

How is MasterCard distributing proxy materials? Is MasterCard using the SEC’s “Notice and Access” rule?

Under SEC rules, we are furnishing proxy materials to our Class A Stockholders. On or about April 25, 2013, we expect to mail to our Class A Stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials online, and to make such materials available as of such date on www.proxyvote.com. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive a copy electronically or in printed form on a one-time or on-going basis. We encourage Class A Stockholders to take advantage of the availability of the proxy materials on the Internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.

In addition to this Proxy Statement, our proxy materials which we are making available to our Class A Stockholders include our 2012 Annual Report (the “Annual Report”) (which includes our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”)), as filed with the SEC on February 14, 2013.

Copies of the Form 10-K, as well as other periodic filings by the Company with the SEC, are also available on our website at http://www.mastercard.com by clicking on “About our Company” and “Investor Relations”. The information included in our website is not incorporated herein by reference.

MasterCard Incorporated	5	2013 Proxy Statement

A copy of the proxy materials, including the Annual Report, will be furnished to you free of charge upon a request in writing to our Corporate Secretary or proxy solicitor at, respectively:

MasterCard Incorporated Office of the Corporate Secretary 2000 Purchase Street Purchase, New York 10577 Attention: Bart S. Goldstein corporate_secretary@mastercard.com Facsimile: (914) 249-4366	or	Georgeson Inc. 199 Water Street 26th Floor New York, New York 10038 Telephone: (866) 541-3547

Who is entitled to vote at the Annual Meeting?

The Company has two classes of stock outstanding: Class A common stock and Class B common stock, par value $0.0001 per share (the “Class B common stock”). Except as may be required by the General Corporation Law of the State of Delaware (“Delaware Law”), holders of Class B common stock have no voting power and are not entitled to vote on the proposals presented to Class A Stockholders in this Proxy Statement. The Class A Stockholders are therefore the only stockholders entitled to notice of, and to vote on, proposals at the Annual Meeting or any adjournment or postponement thereof.

Class A Stockholders of record as of the close of business on April 19, 2013 (the “Record Date”) are entitled to vote their shares at the Annual Meeting or any adjournment or postponement thereof. Each share of Class A common stock is entitled to one vote per share on all matters on which stockholders are entitled to vote. The Record Date is established by the Board as required by Delaware Law and the Company’s amended and restated by-laws. As of the Record Date, 116,910,619 shares of Class A common stock were outstanding.

What matters will be voted on at the Annual Meeting?

The following matters are scheduled for vote by Class A Stockholders at the Annual Meeting:

1. Elect the 12 nominees named in this Proxy Statement to serve on the Company’s Board of Directors as directors

2. Approve on an advisory basis the Company’s executive compensation

3. Ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for 2013

4. Act on any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof

What is the quorum requirement for the Annual Meeting?

The presence in person or by proxy at the Annual Meeting of the holders of a majority of the outstanding shares of Class A common stock entitled to vote as of the Record Date on any of the proposals to be voted upon at the Annual Meeting will constitute a quorum at the Annual Meeting.

What is the difference between holding shares as a registered stockholder and holding shares in street name?

If your shares of Class A common stock are owned directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered a registered holder of those shares.

If your shares of Class A common stock are held by a broker, bank or nominee, you hold those shares in street name. Your broker, bank or other nominee will vote your shares as you direct.

MasterCard Incorporated	6	2013 Proxy Statement

If I hold shares in street name, does my broker need instructions in order to vote my shares?

Under rules of the New York Stock Exchange (the “NYSE”), if you hold shares of Class A common stock in street name and do not submit specific voting instructions to your brokers, banks or other nominees, they generally will have discretion to vote your shares on routine matters such as Proposal 3, but will not have discretion to vote your shares on non-routine matters such as Proposals 1 and 2. When the broker, bank or other nominee is unable to vote on a proposal because the proposal is not routine and you do not provide any instructions, a broker non-vote occurs and, as a result, your shares will not be voted on these proposals.

Therefore:

•

on the non-routine proposals of election of directors (Proposal 1) and advisory approval of our executive compensation (Proposal 2), your broker, bank or nominee will not be able to vote absent instruction from you; and

•

on the routine proposal of ratification of the appointment of PwC as the independent registered public accounting firm for the Company for 2013 (Proposal 3), your broker, bank or nominee may vote in their discretion absent instruction from you.

What are my voting choices for each matter, and how does the Board recommend that I vote?

Proposal		Voting Choices	Board Recommendation
1	Election of the 12 nominees named in this Proxy Statement to serve on the Company’s Board as directors	With respect to each director nominee: For Against Abstain	For election of all 12 director nominees

2	Advisory approval of the Company’s executive compensation	For Against Abstain	For
3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013	For Against Abstain	For

What vote is needed to elect directors?

Each of the nominees receiving the affirmative vote of a majority of the votes cast by Class A Stockholders will be elected to serve as a director. Abstentions by Class A Stockholders and broker non-votes will have no effect on the outcome of this proposal.

The election of the nominees is subject to the Board’s “majority voting” policy, regarding resignations by directors who do not receive a majority of “For” votes. Generally under this policy:

•	New director candidates who fail to receive a majority of votes cast in an uncontested election would fail to be elected.

•

To be re-nominated to serve on the Board, incumbent directors must submit irrevocable resignations to the Board that are effective only upon: (1) the director not receiving a majority of the votes cast in an uncontested election and (2) the Board’s subsequent acceptance of the proffered resignation. If an incumbent director fails to receive a majority of the votes cast in an uncontested election, the Board would then evaluate and act on the proffered resignation within 90 days of the election, taking into account the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”).

MasterCard Incorporated	7	2013 Proxy Statement

•

Any vacancies resulting from the Board’s acceptance of a contingent resignation, or from the failure of a new director candidate to receive a majority of the votes cast in an uncontested election, may be filled by the Board.

•	Plurality voting (by which directors receiving the greatest number of votes cast are elected) continues to apply in the case of any contested elections.

The Board has received a contingent resignation from each of the 12 director nominees included in this Proxy Statement (which constitutes every current member of the Board).

What vote is required in order for the other matters to be voted upon at the Annual Meeting to be adopted?

Proposal		Voting Requirements	Effect of Abstentions	Effect of Broker Non- Votes
2	Advisory approval of the Company’s executive compensation	Affirmative Vote of Majority of Votes Cast by Class A Stockholders (to be approved on an advisory basis)	No effect on outcome	No effect on outcome

3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013	Affirmative Vote of Majority of Votes Cast by Class A Stockholders	No effect on outcome	Not applicable – failure of beneficial owner or broker to vote shares will have no effect on outcome

With respect to Proposal 2 – Advisory approval of the Company’s executive compensation, the results of this vote are non-binding and advisory in nature.

With respect to Proposal 3 – Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013, although ratification is not required by applicable laws, our amended and restated by-laws or otherwise, the Board is submitting the selection of PwC to our Class A Stockholders for ratification because we value your view of our independent registered public accounting firm. The Audit Committee intends to carefully consider the results of this vote.

How do I vote my shares?

You can ensure your vote is cast at the meeting by calling the toll-free telephone number or by using the Internet as described in the instructions included on the Notice. If you receive a paper copy of the proxy materials, you may also vote your shares by completing, signing, dating and returning your proxy card or voting form. When a Class A Stockholder’s vote is authorized by telephone or Internet, or a proxy card or voting form is returned properly signed and dated, the vote will be cast in accordance with the instructions authorized by telephone or Internet or included on the proxy card or voting form, as applicable. If you are a Class A Stockholder, you can also attend the Annual Meeting in person and vote or you can send a representative to the meeting with a signed proxy to vote on your behalf. If a Class A Stockholder does not authorize such vote by telephone or Internet, return a signed proxy card or voting form or attend the meeting in person or by representative and vote, no vote will be cast on behalf of that Class A Stockholder. The Notice and proxy card or voting form each indicates on its face the number of shares of Class A common stock registered in your name at the close of business on the Record Date, which number corresponds to the number of votes you will be entitled to cast at the meeting on each proposal. See “—Who is entitled to vote at the Annual Meeting” above for further discussion of the voting power of Class A common stock.

You are urged to follow the instructions on your Notice, proxy card or voting form to indicate how your vote is to be cast.

Pursuant to Section 212(c) of Delaware Law, Class A Stockholders may validly grant proxies over the Internet. Your Internet vote authorizes the proxies designated by the Company to vote your shares in the same manner as if you had returned a proxy card or voting form. In order to vote over the Internet, follow the instructions provided on your Notice.

MasterCard Incorporated	8	2013 Proxy Statement

What can I do if I change my mind after I vote my shares?

Any Class A Stockholder who authorizes its vote by telephone or by Internet or executes and returns a proxy card or voting form may revoke the proxy before it is voted by:

•	notifying in writing the Office of the Corporate Secretary of MasterCard Incorporated, at 2000 Purchase Street, Purchase, New York 10577, Attention Bart S. Goldstein;

•	executing and returning a subsequent proxy;

•

subsequently authorizing the individuals designated by the Company to vote its interests by calling the toll-free telephone number or by using the Internet as described in the instructions included on its Notice; or

•	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. If you plan to vote your shares in person at the Annual Meeting, see the requirements set forth in “—What do I need to do if I would like to attend the Annual Meeting” below.

How are my shares voted by the proxies designated by the Company?

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the Board recommendations indicated above. With respect to director nominations, in the event that any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person. In the event you specify a different choice on the proxy, your shares will be voted in accordance with the specification you made.

Who bears the cost of soliciting votes for the Annual Meeting?

We will bear the costs of solicitation of proxies, including the cost of preparing, printing and mailing the Notice, this Proxy Statement and related proxy materials. In addition to the solicitation of proxies by use of the mail, proxies may be solicited from Class A Stockholders by directors, officers, employees and agents of the Company in person or by telephone, facsimile or other appropriate means of communication. We have engaged Georgeson Inc. to solicit proxies on our behalf. The anticipated cost of Georgeson Inc.’s services is estimated to be approximately $20,000 plus reimbursement of reasonable out-of-pocket expenses. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of the Company in connection with the solicitation. Any questions or requests for assistance regarding this Proxy Statement and related proxy materials may be directed to:

MasterCard Incorporated Office of the Corporate Secretary 2000 Purchase Street Purchase, New York 10577 Attention: Bart S. Goldstein Telephone: (914) 249-2000 Facsimile: (914) 249-4366	or	Georgeson Inc. 199 Water Street 26th Floor New York, New York 10038 Telephone: (866) 541-3547

What is “Householding”?

The SEC has adopted rules that allow a company to deliver a single Notice or set of proxy materials to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings and reduces the amount of duplicate information stockholders receive. In accordance with notices sent to Class A Stockholders sharing a single address, we are sending only one Notice (or, if requested, one set of proxy materials) to that address unless we have received contrary instructions from a Class A Stockholder at that address. Any Class A Stockholders who object to, or wish to begin, householding may notify the Corporate Secretary of the Company orally or in writing at the telephone number or address, as applicable, set forth above. We will send an individual copy of the Notice and, if requested, proxy materials, to any Class A Stockholder who revokes its consent to householding within 30 days of our receipt of such revocation.

MasterCard Incorporated	9	2013 Proxy Statement

Who counts the votes?

Georgeson Inc. will act as inspector of election and certify the results.

How do I find out the voting results?

We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before June 24, 2013. The Form 8-K will be available at http://www.mastercard.com and on the SEC’s website at http://www.sec.gov.

What do I need to do if I would like to attend the Annual Meeting?

If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license, when you arrive. If you hold your shares in “street name,” typically through a brokerage account, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person at the meeting, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares.

For directions to the Annual Meeting, you may visit our website at http://www.mastercard.com or call our Investor Relations Department at (914) 249-4564.

MasterCard Incorporated	10	2013 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

Election Process and the Completion of the Declassification of the Board

The Board currently consists of 12 members, 11 of whom are independent. Each member of the Board is elected annually by the Class A Stockholders. Each of our directors must also serve as a director of our operating subsidiary, MasterCard International Incorporated (“MasterCard International”). When our directors are elected to the Board, they are automatically appointed as members of the board of directors of MasterCard International as well. Our directors are elected by an affirmative vote of the majority of the votes cast at an annual meeting of stockholders, subject to our majority voting policy, as described above in “Questions and Answers About the Annual Meeting and Voting”.

In 2010, we amended and restated our certificate of incorporation and by-laws to phase-out the classification of our Board. At the Annual Meeting, the phase-out will be completed and the Board will be fully de-classified for the first time. Accordingly, all members of the Board will be nominated for re-election at the Annual Meeting, and each member, if elected, will serve for a one-year term expiring at our next annual meeting of stockholders.

Director Nominations

Our Nominating Committee reviews and selects candidates for nominations in accordance with its charter. It identifies potential new candidates by recommendations from its members, other Board members, Company management and individual stockholders. The Nominating Committee may also, if necessary or appropriate, utilize the services of a professional search firm.

Stockholders may submit recommendations by writing to the Office of the Corporate Secretary, 2000 Purchase Street, Purchase, New York 10577, Attention Bart S. Goldstein. These recommendations must be submitted not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting. The Corporate Secretary will forward all bona fide recommendations received by such date to the Nominating Committee for its consideration. The Nominating Committee may request such information from the recommended nominee or the stockholder as it deems appropriate. The Nominating Committee evaluates recommendations by stockholders using the same process it follows for evaluating other nominees.

For additional information on the nomination process, see the charter for the Nominating Committee and the Company’s Corporate Governance Guidelines, both of which are located on the Company’s website at http://www.mastercard.com by clicking on “About our Company” and “Investor Relations”.

Director Criteria, Qualifications and Experience

In assessing the qualities of directors to serve as members of the Board of Directors, the Nominating Committee believes that all directors should meet the highest standards of professionalism, integrity and ethics and be committed to representing the long-term interests of the Company’s stockholders. The Nominating Committee further believes all directors should possess strength of character and maturity in judgment. In addition, although the Board does not have a specific diversity policy, our Corporate Governance Guidelines provide that the Nominating Committee should seek to foster diversity on the Board when nominating directors for election by taking into account geographic diversity to reflect the geographic regions in which the Company operates in a manner approximately proportional to its business activity, as well as diversity of age, gender, race, ethnicity and cultural background. In selecting directors, the Nominating Committee also endeavors to have a Board representing a range of leadership and other experiences relevant to the Company’s global activities. The Nominating Committee also considers candidates in light of the current needs of the Board.

MasterCard Incorporated	11	2013 Proxy Statement

The Board has identified the below key experiences, qualifications and skills that our Nominating Committee believes are desirable to be represented on the Board in light of our business and structure:

Global Business Experience including significant experience in the geographic regions in which the Company operates	Leadership Experience including service as a chief executive officer and/or other senior executive level positions

Technology Experience	Brand and Marketing Expertise including experience with consumer preference

Regulatory Experience including deep engagement with regulators as part of a business and/or via positions with governments and regulatory bodies	Finance Experience

Relevant Industry Experience including within the retail banking and payments industries and with telecommunications, merchants and the consumer experience

Important elements of each of the director’s experiences, qualifications and skills that the Board considered in leading it to conclude that each should serve as a director of the Company is included within each such individual’s biography below under the caption “Director Qualifications.”

Nominees for Election as Directors

At the Annual Meeting, 12 directors (constituting the entire existing Board) are to be elected to each hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. Accordingly, the Board of Directors has approved the nomination of the following directors:

Richard Haythornthwaite (Chairman)	Steven J. Freiberg	José Octavio Reyes Lagunes
Ajay Banga (President and CEO)	Nancy J. Karch	Mark Schwartz
Silvio Barzi	Marc Olivié	Jackson P. Tai
David R. Carlucci	Rima Qureshi	Edward Suning Tian

Each of the director nominees currently serves on the Board and was elected by our Class A stockholders at the 2012 annual meeting of stockholders (other than Ms. Karch and Messrs. Barzi, Reyes and Tian, who were last elected at the 2010 annual meeting of stockholders as part of the phase-in of the declassification of our Board). Each nominee was approved by the Nominating Committee and recommended to the Board for approval after evaluating their qualifications and their prior service on the Board. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

The table below summarizes the primary experiences, qualifications and skills that our nominees for director bring to the Board. An “✓“ indicates, as further described below in each individual’s biography, the key items which helped lead the Board to conclude that each director is qualified to serve.

MasterCard Incorporated	12	2013 Proxy Statement

In light of the individual qualifications and experiences of each of our director nominees and his or her contributions to our Board, our Board has concluded that each of our director nominees should be re-elected. Below is biographical information for each member of the Board (including age at the time of the Annual Meeting):

Richard Haythornthwaite

Chairman & Director since 2006

Age: 56

Board Committees: Audit, Nominating & Corporate Governance (Chair)

Primary Occupation: President, PSI UK Ltd

Mr. Haythornthwaite is Chair of the Company’s Board of Directors and has served on the Board of Directors since May 2006. Mr. Haythornthwaite is President of PSI UK Ltd, an advisor to Star Capital Partners Limited and Chair of the World Wide Web Foundation. From 2006 until 2008, Mr. Haythornthwaite was a partner of Star Capital Partners Limited. From 2001 to 2005, Mr. Haythornthwaite served as Chief Executive Officer and Director for Invensys plc and from 1997 to 2001 he served as Chief Executive, Europe and Asia and then as Group Chief Executive for Blue Circle Industries plc (acquired by Lafarge SA in 2001). His prior positions include serving as a Director of Premier Oil plc, President of BP Venezuela, and General Manager, Magnus Oilfield, BP Exploration. Mr. Haythornthwaite is also Chairman of Southbank Centre Board. Within the last five years, he also served as Non-Executive Chairman of Network Rail and as a director of Land Securities Group plc.

Director Qualifications:

Global Business, Leadership and Relevant Industry Experience	Former Chief Executive Officer of Invensys plc and Blue Circle Industries plc, large UK public and multinational corporations; senior level executive at BP; Chairman of the Board of Directors of MasterCard Incorporated since 2006.

Regulatory Experience	Former non-executive chairman of Network Rail, a UK rail infrastructure company; former Chairman of both the Risk and Regulation Advisory Council and the Better Regulation Commission, each in the UK; Chairman of the Board of Directors of MasterCard Incorporated.

Finance Experience

Former member of the audit committee of Imperial Chemical Industries plc; former member of the audit committee of Cookson Group plc; active supervision of principal financial officer while Group Chief Executive of Blue Circle Industries plc and Chief Executive Officer of Invensys plc; extensive risk management experience as former Non- Executive Chairman of Network Rail and former President of BP Venezuela; experience with financial operational rescue challenges as former Chief Executive Officer of Invensys plc; member of MasterCard Incorporated’s Audit Committee since May 2006.

MasterCard Incorporated	13	2013 Proxy Statement

Ajay Banga

Director & President & Chief Executive Officer since 2010

Age: 53

Mr. Banga is President and Chief Executive Officer of MasterCard Incorporated and MasterCard International. Mr. Banga was appointed to the Company’s Board of Directors on April 12, 2010. Prior to becoming Chief Executive Officer on July 1, 2010, Mr. Banga served as President and Chief Operating Officer of MasterCard Incorporated and MasterCard International. In this capacity, his responsibilities included the Company’s relationships with its customers globally, including the delivery of products, services and marketing, and technology and operations. As President and Chief Executive Officer, Mr. Banga also leads the Company’s Executive Committee. Prior to joining MasterCard as President and Chief Operating Officer in August 2009, Mr. Banga served as Chief Executive Officer of Citigroup’s Asia Pacific region from March 2008 until August 2009. Since joining Citigroup in 1996, Mr. Banga had served in several positions of increasing responsibility, including Chairman and Chief Executive Officer of Citigroup’s International Global Consumer Group, Executive Vice President of Citigroup’s Global Consumer Group, President of Citigroup’s Retail Banking North America, business head for CitiFinancial and the U.S. Consumer Assets Division and division executive for the consumer bank in Central/Eastern Europe, Middle East, Africa, and India. Prior to joining Citigroup, Mr. Banga spent 13 years with Nestle India and two years with PepsiCo. Mr. Banga was named to the board of directors of The Dow Chemical Company in February 2013. He is currently chairman of the U.S.-India Business Council. He also serves as a member of the Executive Committee of the Business Roundtable and chairs its Information and Technology Initiative. In addition, he is a member of the Council on Foreign Relations, the International Advisory Board of the Moscow School of Management (Skolkovo), The Economic Club of New York, The Financial Services Roundtable and the board of the New York City Ballet. He is a fellow of the Foreign Policy Association and was awarded the Foreign Policy Association Medal in 2012. Within the last five years, Mr. Banga has also served as a director for Kraft Foods Inc., was on the board of trustees of each of the Asia Society, the New York Hall of Science, Enterprise Community Partners, Inc. and the National Urban League and was a director for the Council for Economic Education.

Director Qualifications:

Global Business, Leadership, Relevant Industry and Technology Experience	President and Chief Executive Officer of MasterCard Incorporated and MasterCard International since July 2010; President and Chief Operating Officer of MasterCard Incorporated and MasterCard International from August 2009 until July 2010; extensive senior level experience in the global retail banking and payments industry through various positions at CitiBank,N.A., including Chief Executive Officer of Citigroup’s Asia Pacific region; extensive senior level business experience in North America, Asia Pacific, Central/Eastern Europe, Middle East, Africa and India; Chairman of the U.S.-India Business Council; and member of the Executive Committee of the Business Roundtable, an association of chief executive officers of leading U.S. companies, and chair of its Information and Technology Initiative.

Regulatory Experience	Engagement with regulators as President and Chief Executive Officer of MasterCard Incorporated and MasterCard International and as a senior executive at Citibank, N.A.; Chairman of the U.S.-India Business Council, a business advocacy organization formed by the U.S. and Indian governments; and member of the Executive Committee of the Business Roundtable and chair of its Information and Technology Initiative.

Finance Experience	Active supervision of principal financial officer as Chief Executive Officer of MasterCard Incorporated and MasterCard International since July 2010; former member of the finance committee at Kraft Foods Inc.

Brand and Marketing Expertise

Marketing experience at Nestle India, a global food and beverage company; brand and marketing experience at PepsiCo, a global food and beverage company; former director of Kraft Foods Inc., a global food company.

MasterCard Incorporated	14	2013 Proxy Statement

Silvio Barzi

Director since 2008

Age: 65

Board Committees: Audit, Human Resources & Compensation

Primary Occupation: Former Senior Advisor and Executive Officer, UniCredit Group

Mr. Barzi has served on the Company’s Board of Directors since January 2008. Mr. Barzi previously served on the Company’s Board of Directors from April 2003 until May 2006 and again from June 2007 until January 2008 as a non-voting observer. He also served as a member of the MasterCard Europe Region board from 2001 until May 2006, and has been a member of the MasterCard European regional advisory board since the Company’s initial public offering in May 2006. Mr. Barzi has served as Chairman of the MasterCard European regional advisory board since June 2007. Mr. Barzi is the founder and, from June 2007 until his retirement in November 2010, was the Chairman of UniCredit Family Financing, a bank specializing in credit cards, consumer credit and mortgages and a wholly-owned subsidiary of the UniCredit Group. Mr. Barzi was Executive Vice President of UniCredit Group until his retirement at the end of 2009. From February 2001 until May 2007, he served as Chief Executive Officer of UniCredit Consumer Financing. Subsequent to his retirement, Mr. Barzi served as a Senior Advisor for the UniCredit Group. Prior to joining UniCredit Group in 2000, Mr. Barzi was a Vice President at Booz Allen & Hamilton. From 1995 until 1998, he worked for the Credit Suisse-Winterthur Group, where as Chief Operating Officer he was responsible for the merger and integration of six Italian-based insurance companies. From 1981 to 1995, Mr. Barzi was a partner in the Italian office and a leader within the European Financial Institutions and Information Technology practices of McKinsey & Company. Mr. Barzi previously served as a director at SiNSYS, a subsidiary of SIA Group. He served from January 2011 until April 2012 as non-executive Chairman at Perago Financial System Enablers (Pty) Ltd., also a subsidiary of the SIA Group.

Director Qualifications:

Global Business, Leadership and Relevant Industry Experience	Senior executive experience in the retail banking and payments industry as founder and Chairman and former Chief Executive Officer of UniCredit Family Financing (formerly known as UniCredit Consumer Financing), the bank within UniCredit Group which specialized in credit cards, consumer credit and mortgages, and as Executive Vice President of UniCredit Group, a multinational bank operating throughout Central and Eastern Europe; former director at SiNSYS, a European card processor; former non-executive Chairman at Perago Financial Systems Enablers (Pty) Ltd., a central banking applications software company located in South Africa.

Regulatory Experience	Engagement with regulators as former Chief Executive Officer of UniCredit Consumer Financing and Executive Vice President of UniCredit Group.

Finance Experience	Actively supervised principal financial officer as Chief Executive Officer of UniCredit Consumer Financing; Chief Operating Officer of Credit Suisse-Wintherthur Group, an insurance company; partner in the Italian office and leader within the European Financial Institutions and IT practices of McKinsey & Company, a consulting firm; member of MasterCard Incorporated’s Audit Committee from April 2008 to September 2011.

Technology Experience	Partner in Italian office and leader within the Information Technology practice of McKinsey & Company, a consulting firm; former director at Quercia Software, a technology company.

MasterCard Incorporated	15	2013 Proxy Statement

David R. Carlucci

Director since 2006

Age: 59

Board Committees: Human Resources & Compensation (Chair)

Primary Occupation: Former Chairman and Chief Executive Officer, IMS Health Incorporated

Mr. Carlucci has served on the Company’s Board of Directors since May 2006. Mr. Carlucci is the Former Chairman and Chief Executive Officer of IMS Health Incorporated. He joined IMS Health Incorporated as President and Chief Operating Officer in October 2002. In January 2005, he was named Chief Executive Officer and President and he became Chairman and Chief Executive Officer in 2006. Mr. Carlucci was succeeded as Chief Executive Officer in September 2010 and he retired as Chairman in December 2010. From January 2000 until January 2002, before joining IMS Health Incorporated, Mr. Carlucci was General Manager of IBM Americas, which comprises all of IBM’s sales and distribution operations in the U.S., Canada and Latin America. Prior to that, he held roles of increasing responsibility at IBM, including General Manager of IBM’s S/390 Division from January 1998 to January 2000; Chief Information Officer from February 1997 to January 1998; General Manager, IBM Printing Systems Company from July 1995 to January 1997; Vice President, Systems, Industries and Services, Asia Pacific from January 1993 to July 1995; and Vice President, marketing and channel management, IBM Personal Computer Company—North America from February 1990 to December 1992.

Director Qualifications:

Global Business, Leadership and Technology Experience	Former Chairman and Chief Executive Officer of IMS Health Incorporated, a US-based multinational corporation which is a leader in providing market intelligence to the pharmaceutical and healthcare industries; several senior executive level positions at IBM, including Chief Information Officer and operations and management experience in the U.S., Canada, Latin America and Asia Pacific.

Regulatory Experience	Engagement with regulators as former Chairman and Chief Executive Officer of IMS Health Incorporated.

Finance Experience	Actively supervised principal financial officer as Chief Executive Officer of IMS Health Incorporated; Chairman of MasterCard Incorporated’s Human Resources and Compensation Committee since 2006.

Stephen J. Freiberg

Director since 2006

Age: 56

Board Committees: Non-Voting Advisor to Audit

Primary Occupation: Senior Advisor, The Boston Consulting Group

Mr. Freiberg has served on the Company’s Board of Directors since September 2006. Previously, Mr. Freiberg served on the former U.S. region board of MasterCard from January 2001 until May 2006 and served as Chairman of the Company’s U.S. region board from 2004 until May 2006. Since December 2012, he has been a Senior Advisor to The Boston Consulting Group. Previously, Mr. Freiberg served as Director and Chief Executive Officer of E*TRADE Financial Corporation from April 2010 until August 2012. From September 2005 until his retirement in January 2010, he served as Executive Vice President of Citibank N.A. From January 2009 until April 2009, Mr. Freiberg held the position of Chairman and Chief Executive Officer of Citi Holdings – Global Consumer. Prior to being appointed to this position in January 2009, he served as Chief Executive Officer of Global Cards for Citigroup. From 2005 until March 2008, Mr. Freiberg served as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group N.A. and Co-Chair of the Global Consumer Group. Prior to his appointment as Co-Chairman of the Global Consumer Group in 2005, Mr. Freiberg served as Chairman and Chief Executive Officer of Citi Cards from 2001 until 2005. Prior to that, Mr. Freiberg held positions of increasing seniority with Citigroup’s predecessor companies and affiliates since joining Citigroup’s Card Products Division in 1980. Additionally, he served on the board of directors of several of Citigroup’s affiliates, including Citibank N.A., Citicorp Credit Services Inc., Citicorp Investment Services, Citicorp Insurance Group, Citibank Trust N.A., Citibank FSB and the Citigroup Foundation. Mr. Freiberg also serves on the board of trustees of the March of Dimes and Hofstra University and the Leadership Council for New York City Habitat for Humanity.

Director Qualifications:

Global Business, Leadership and Relevant Industry Experience	Former Chief Executive Officer of E*TRADE Financial Corporation Extensive; senior level experience on a global basis in the retail banking and payments industry through various positions at Citibank N.A., including various executive positions leading Citibank’s credit card and payments business; Chief Executive Officer of various units with Citigroup, including its global cards business.

Regulatory Experience	Engagement with regulators as former Chief Executive Officer of E*TRADE Financial Corporation and as a senior executive at Citibank N.A.

Finance Experience	Actively supervised principal financial officer as Chief Executive Officer of E*TRADE Financial Corporation; service on MasterCard Incorporated’s Audit Committee.

MasterCard Incorporated	16	2013 Proxy Statement

Nancy J. Karch

Director since 2007

Age: 65

Board Committees: Audit, Nominating & Corporate Governance

Primary Occupation: Director Emeritus, McKinsey & Company

Ms. Karch has served on the Company’s Board of Directors since January 2007. Ms. Karch is Director Emeritus of the consulting firm, McKinsey & Company, where she served as a senior partner from 1988 until 2000, and served in other capacities there beginning in 1974. She serves as a director and nominating and corporate governance committee chair for, and member of the audit committee of, Fifth & Pacific Companies Inc. (formerly Liz Claiborne Inc.); a director and member of the management development and compensation committee and chair of the nominating and corporate governance committee for Genworth Financial, Inc.; director and member of the nominating and corporate governance committee for CEB, or The Corporate Executive Board Company; and a director and a member of the audit committee of Kimberly-Clark Corporation. She is also a Trustee of The Westchester Land Trust and Northern Westchester Hospital, both not-for-profit organizations.

Director Qualifications:

Global Business, Leadership and Relevant Industry Experience and Brand and Marketing Expertise	Extensive focus on merchants and retail industry, as well as strategy and marketing, for global clients as a former senior partner of McKinsey & Company, a global management consulting firm; merchant and retail experience through positions as a current director of Fifth & Pacific Companies Inc.; consumer marketing experience as a Board member of Kimberly-Clark Corporation and as a former director of several retail and retail-centric companies, including The Gillette Company and Toys “R” Us Inc.; extensive experience as a director of U.S. public companies.

Finance Experience

Former chair and current member of the audit committee of Fifth & Pacific Companies Inc.; director and audit committee member of Kimberly-Clark Corporation; director of Genworth Financial, Inc., a leading life insurance and financial services company; former member of the audit committees of CEB, a business research firm; The Gillette Company and Toys “R” Us Inc.; member of MasterCard Incorporated’s Audit Committee since February 2007.

Marc Olivié

Director since 2006

Age: 59

Board Committees: Audit, Human Resources & Compensation

Primary Occupation: President and Chief Executive Officer, W.C. Bradley Co.

Mr. Olivié has served on the Company’s Board of Directors since May 2006. Mr. Olivié is President, Chief Executive Officer and a Director of W.C. Bradley Co. He is also the Chairman of MRO Management BVBA. From July 2007 to October 2008, he was Chief Executive Officer of MRO Management BVBA. From April 2005 to June 2007, Mr. Olivié was President and Chief Executive Officer of the Agfa-Gevaert Group. During that time, he also served as the Executive Director of the board of directors and Chairman of the Executive Committee of Agfa-Gevaert N.V. From 2004 to April 2005, Mr. Olivié was Executive Vice President of the Agfa-Gevaert Group. From 2001 to 2004, he was Senior Vice President and President, Global Bath and Kitchen Products for American Standard Companies Inc. Prior thereto, Mr. Olivié was President and Chief Executive Officer of Armstrong Floor Products for Armstrong Holdings, Inc. from 2000 to 2001 and of Armstrong Building Products for Armstrong Holdings, Inc. from 1996 to 2000. He also serves on the Board of Trustees for the Columbus State University Foundation, the Board of Directors of the Greater Columbus Georgia Chamber of Commerce and Columbus Mayor Teresa Tomlinson’s Passenger Rail Commission.

Director Qualifications:

Global Business, Leadership, Relevant Industry and Technology Experience	Merchant experience as current Chief Executive Officer of W.C. Bradley Co., a privately held corporation which operates several consumer durables businesses and retail operations; former Chief Executive Officer of Agfa-Gevaert Group, a European multinational technology company; merchant experience as former President and Chief Executive Officer of Armstrong Floor Products and Armstrong Building Products for Armstrong Holdings, Inc. and as President, Global Bath and Kitchen Products for American Standard Companies, Inc.; extensive business experience in the U.S., Europe and the Middle East.

Finance Experience

Active supervision of principal financial officer as Chief Executive Officer of several corporations, including W.C. Bradley Co.; former President and Chief Executive Officer of the Agfa-Gevaert Group; member of MasterCard Incorporated’s Audit Committee since May 2006.

MasterCard Incorporated	17	2013 Proxy Statement

Rima Qureshi

Director since 2011

Age: 48

Board Committees: Human Resources & Compensation

Primary Occupation: Senior Vice President – Strategic Projects, Ericsson

Ms. Qureshi was appointed to the Company’s Board of Directors in April 2011. Ms. Qureshi is Senior Vice President Strategic Projects at Ericsson. She has served in this position since her appointment in December 2012. She also serves as Chairperson of Ericsson’s Northern Europe, Russia and Central Asian Region, as well as head of Ericsson Response. From January 2010 until December 2012, Ms. Qureshi was Senior Vice President and Head of Business Unit CDMA Mobile Systems. She previously served as Vice President, AT&T Improvement Program Manager for Ericsson North America from 2008 until 2009, and Vice President, Service Sales for Ericsson Canada in 2008. She served as Vice President and Head of Product Area Customer Support for Ericsson AB in Stockholm from 2004 until 2008. Ms. Qureshi also has served as head of Ericsson Response since 2006. Ms. Qureshi has held positions of increasing seniority within Ericsson in Canada and Sweden since joining the company in 1993. Before joining Ericsson, Ms. Qureshi served as an IT Consultant at DMR Group Inc.

Director Qualifications:

Global Business, Leadership, Relevant Industry and Technology Experience	Senior Vice President, Strategic Projects, and formerly Business Unit Head, CDMA Mobile Systems, at Ericsson, a Stockholm-based world-leading provider of telecommunications equipment and related services to mobile and fixed network operators globally; proven leadership capabilities and responsibility for several thousand employees working in research and development, services and manufacturing as head of one of Ericsson’s four business units (comprised of businesses related to mobile telephony systems); positions in Canada and Sweden and numerous years of experience in the telecommunications and information technology industries in various segments of Ericsson’s business, including sales, product management, research and development, services, supply chain and inventory management.

José Octavio Reyes Lagunes

Director since 2008

Age: 61

Board Committees: Human Resources & Compensation

Primary Occupation: Vice Chairman, – Coca-Cola Export Corporation, The Coca-Cola Company

Mr. Reyes has served on the Company’s Board of Directors since January 2008. Mr. Reyes is Vice-Chairman of the Coca-Cola Export Corporation, a position in which he has served since January 2013. He was President, Latin America Group at The Coca-Cola Company, from December 2002 to December 2012. Mr. Reyes began his career at The Coca-Cola Company in 1980 at Coca-Cola de México as Manager of Strategic Planning. In 1987, he was appointed Manager of the Sprite and Diet Coke brands at corporate headquarters in Atlanta. In 1990, he was appointed Marketing Director for Brazil, and he later became Vice President of Marketing and Operations for Coca-Cola de México. Mr. Reyes became President for Coca-Cola de México in 1996. In September 2002, Mr. Reyes was named President of the North Latin America Division at Coca-Cola, comprising Mexico, Venezuela, Colombia, Central America and the Caribbean. Prior to joining Coca-Cola, Mr. Reyes spent five years with Grupo IRSA, a Monsanto Company joint venture. Mr. Reyes has been a member of the board of directors of Comex Paints since 2006 and is a member of the board of directors of Papalote Children’s Museum in Mexico City.

Director Qualifications:

Global Business, Leadership and Relevant Industry Experience	Merchant and retail experience as Vice-Chairman of the Coca-Cola Export Corporation, former president of Latin America group of The Coca-Cola Company, a global leading multinational public company in the beverage industry.

Brand and Marketing Expertise	Former brand manager for The Coca-Cola Company, with marketing positions of increasing responsibility in North America and Latin America.

MasterCard Incorporated	18	2013 Proxy Statement

Mark Schwartz

Director since 2006

Age: 59

Board Committees: Audit (Chair), Nominating & Corporate Governance

Primary Occupation: Vice Chairman, The Goldman Sachs Group, Inc. and Chairman, Goldman Sachs Asia Pacific

Mr. Schwartz has served on the Company’s Board of Directors since May 2006. Mr. Schwartz became Vice Chairman of The Goldman Sachs Group, Inc. and Chairman of Goldman Sachs Asia Pacific in June 2012. He had previously served in various positions at The Goldman Sachs Group, Inc. from 1979 to 2001, including as Chairman, Goldman Sachs Asia, from 1999 to 2001; Member, Management Committee, from 1998 to 2001; and President, Goldman Sachs Japan, from 1997 to 2001. Mr. Schwartz was a partner of The Goldman Sachs Group, Inc. from 1988 until he initially retired in 2001. From 2006 until June 2012, he was Chairman of MissionPoint Capital Partners LLC, an investment firm he co-founded. From late 2002 until early 2005, he served as a senior advisor to George Soros and then as President and Chief Executive Officer of Soros Fund Management LLC. Mr. Schwartz currently serves as a director of SoftBank Corp. He is a Trustee, member of the Executive Committee and Vice Chairman of the Audit Committee of NewYork-Presbyterian Hospital and a member of the Executive Committee of the Morgan Stanley Children’s Hospital of NewYork-Presbyterian. He is a Trustee of Northern Westchester Hospital and is also an Honorary Trustee of Massachusetts General Hospital, on the board of directors of the Ragon Institute of MGH, MIT and Harvard (formerly the Partners AIDS Research Center), and on the advisory board of the Center for Regenerative Medicine. At Harvard University, Mr. Schwartz is a member of the Dean’s Council at Harvard College, the Committee on University Resources Executive Committee, the New York Major Gifts Committee, the Dean’s Executive Committee of the Harvard Kennedy School and the Asia Center and Harvard China Fund Advisory Committees. Within the last five years, Mr. Schwartz has also served as a director of Harbor Point Limited, a private reinsurance company in Bermuda, and Voltaix, LLC, a manufacturer of specialty chemicals.

Director Qualifications:

Global Business, Leadership and Relevant Industry Experience	Current Vice Chairman of The Goldman Sachs Group, Inc. and Chairman of Goldman Sachs Asia Pacific; a leading investment bank, as well as former partner and holder of various senior level leadership positions with Goldman Sachs, including positions in the Asia Pacific region and member of Goldman Sachs Management Committee; former Chairman of MissionPoint Capital Partners LLC, a multinational investment fund and former President and Chief Executive Officer of Soros Fund Management LLC, an investment fund.

Finance Experience	In addition to Goldman Sachs and other experiences described above, current Vice Chairman of the Audit Committee of NewYork-Presbyterian Hospital; former Chairman of the Audit Committee of Northern Westchester Hospital; determined by MasterCard Incorporated’s Board of Directors to be an “audit committee financial expert” and Chairman of MasterCard Incorporated’s Audit Committee since September 2006.

Regulatory Experience	Engagement with regulators as Vice Chairman of The Goldman Sachs Group, Inc. and Chairman of Goldman Sachs Asia Pacific.

MasterCard Incorporated	19	2013 Proxy Statement

Jackson P. Tai

Director since 2008

Age: 62

Board Committees: Audit

Primary Occupation: Former Vice Chairman and Chief Executive Officer, DBS Group and DBS Bank Ltd.

Mr. Tai has served on the Company’s Board of Directors since September 2008. Mr. Tai is the former Vice Chairman and Chief Executive Officer of DBS Group and DBS Bank Ltd., having served as Chief Executive Officer from June 2002 until December 2007. Mr. Tai joined DBS Group in July 1999 as Chief Financial Officer, and subsequently served as President and Chief Operating Officer until his appointment as Chief Executive Officer. From June 1974 until July 1999, Mr. Tai held several management positions in the Investment Banking Division at J.P. Morgan & Co. Incorporated in New York, Tokyo and San Francisco. From January 2012 until May 2012, Mr. Tai served as interim president and chief executive officer of privately-held Brookstone Inc., where he has been a director since August 2008 and chairman of the board since February 2009, as well as a member of the audit committee. Mr. Tai currently serves as a director and a member of the audit committee of each of Bank of China, Limited, NYSE Euronext, Philips Electronics N.V. (in April 2012, he was appointed as chairman of the Philips Electronics N.V. audit committee) and Singapore Airlines. He is a director at privately-held Vaporstream, Inc. Within the last five years, Mr. Tai has also served as a director and chairman of the audit committee of the ING Groep NV supervisory board and has served on the board of directors of CapitaLand Limited and privately-held Cassis International Pte. Ltd. He has also served as a member of the Bloomberg Asia Pacific Advisory Board.

Director Qualifications:

Global Business, Leadership, Relevant Industry and Technology Experience	Senior executive experience in the retail banking and payments industry as former Vice Chairman and Chief Executive Officer of DBS Group and DBS Bank, Ltd., a Singapore-based bank with operations throughout the Asia Pacific region; various additional leadership positions with DBS Group and DBS Bank, Ltd.; former director on ING Groep NV supervisory board, a global financial institution based in Europe with retail and commercial banking operations in the U.S. and Europe; merchant experience as interim president and chief executive officer and non-executive chairman of the board of directors of Brookstone, Inc., a privately-held U.S. specialty retailer, and as a director of Singapore Airlines; technology experience as a director at Philips Electronics N.V., a global health and well-being company, and as a member of the technology committee at NYSE Euronext; director at privately held Cassis International Pte. Ltd. and a former director at Singapore Telecommunications Limited, both global telecommunications technology companies; engagement in global business issues and strategy as a director of NYSE Euronext, Netherlands-based Philips Electronics N.V., Singapore-based Singapore Airlines and Beijing-based Bank of China Ltd. and as a former director of Singapore-based CapitaLand Limited.

Finance Experience	Former Chief Financial Officer of DBS Group and DBS Bank Ltd.; active supervision of principal financial officer as former Chief Executive Officer of DBS Group and DBS Bank, Ltd.; chairman of the audit committee of Philips Electronics N.V. and member of the audit committees of Singapore Airlines, NYSE Euronext and Bank of China, Limited; former chairman of the audit committee of the ING Groep NV supervisory board and former member of the audit committees of Singapore Telecommunications Limited and Jones Lang LaSalle Incorporated, a public financial and professional real estate services firm; member of the audit committee of privately-held Brookstone, Inc.; several management positions in the Investment Banking Division at JP Morgan & Co. Incorporated; former member of the Tapestry Network’s European Audit Committee Leadership Network (which provides updates of changes in accounting principles and practices to audit committee chairmen); determined by MasterCard Incorporated’s Board of Directors to be an “audit committee financial expert”, a non-voting participant on MasterCard Incorporated’s Audit Committee from February 2009 to February 2011 and a member of MasterCard Incorporated’s Audit Committee since February 2011.

Regulatory Experience	Engagement with regulators as former Vice Chairman and Chief Executive Officer of DBS Group and DBS Bank, Ltd.

MasterCard Incorporated	20	2013 Proxy Statement

Edward Suning Tian

Director since 2006

Age: 49

Board Committees: Nominating & Corporate Governance

Primary Occupation: Chairman, China Broadband Capital Partners, L.P.

Mr. Tian has served on the Company’s Board of Directors since May 2006. Mr. Tian is the founder and Chairman of China Broadband Capital Partners, L.P. (“CBC Capital”) since February 2006. Prior to founding CBC Capital, Mr. Tian was the Vice Chairman and Chief Executive Officer of China Netcom Group Corporation (Hong Kong) Limited from November 2004 to May 2006. Mr. Tian also served as Vice President, China Network Communications Corporation Ltd., the parent company of China Netcom Group Corporation (Hong Kong) Limited during that period. From 1999 to 2002, Mr. Tian served as Chief Executive Officer of China Netcom Corporation Ltd. Mr. Tian was the Vice Chairman of the board of directors of PCCW Limited from 2005 to 2007. Mr. Tian was the co-founder and Chief Executive Officer of AsiaInfo-Linkage, Inc. (formerly known as AsiaInfo Holdings, Inc.) from 1993 to 1999. He is a member of the Harvard Business School Asia Advisory Committee and the Asia Pacific Council of the Nature Conservancy. In addition, Mr. Tian has been a member of the board of directors of AsiaInfo-Linkage, Inc. since 1993, an independent non-executive director of Lenovo Group Limited since August 2007, a non-executive director of China Jiuhao Health Industry Corporation Limited (formerly Media China Corporation Limited) since January 2008 and an independent non-executive director of Taikang Life Insurance Company Limited since July 2008.

Director Qualifications:

Global Business, Leadership, Relevant Industry and Technology Experience	Founder and current Chairman of CBC Capital, a private equity fund primarily focused on investments in telecom, broadband, media and technology in China; former Vice Chairman and Chief Executive Officer of China Netcom Group Corporation (Hong Kong) Limited, a leading multinational telecommunications and international data communications operator in China and throughout the Asia Pacific region; co-founder, former Chief Executive Officer and current director of AsiaInfo-Linkage, Inc., a leading telecommunications and technology corporation in China; director of Lenovo Group Limited, a personal technology company; director of China Jiuhao Health Industry Corporation Limited, a company engaged in health industry development, media and property investment in China. Former Senior Advisor to Kohlberg Kravis Roberts & Co., a private equity firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE “FOR” EACH NOMINEE TO SERVE AS DIRECTOR

MasterCard Incorporated	21	2013 Proxy Statement

DIRECTOR COMPENSATION

The Company uses cash and stock-based compensation to attract and retain qualified persons to serve on its Board of Directors. The Company sets compensation for non-employee directors in light of the time commitment and prior experience levels expected of directors. The form and amount of director compensation is determined by the Board, based upon the recommendation of the Compensation Committee.

Cash Compensation

Directors who are not employees of the Company, other than the Chairperson of the Board of Directors, are paid an annual retainer of $90,000. In 2012, the Chairperson of the Board received an annual retainer of $125,000. Effective January 1, 2013, the Chairperson of the Board will receive an annual retainer of $140,000. Non-employee directors also receive an annual retainer for serving as a chairperson of a standing committee ($25,000 for the Audit Committee, $20,000 for the Compensation Committee and $20,000 for the Nominating Committee). An annual retainer for committee service is paid to non-employee directors who serve as members (non-chairperson role) on any standing committee ($15,000 for the Audit Committee, $10,000 for the Compensation Committee and $10,000 for the Nominating Committee). In addition, customary expenses for attending Board and committee meetings are reimbursed. Non-employee directors are also eligible to have MasterCard International make matching gift contributions of up to $5,000 in the name of the director to eligible charities.

Stock-Based Compensation

Non-employee directors, including the Chairperson of the Board, also receive an annual stock grant in the form of deferred stock units, or DSUs, or restricted stock under the Company’s Amended and Restated 2006 Non-Employee Director Equity Compensation Plan. In 2012, non-employee directors, other than the Chairperson of the Board, received a stock grant of approximately $130,000 in the form of restricted stock or DSUs, at the election of each director, and the Chairperson of the Board received a grant of approximately $180,000 in restricted stock or DSUs, at the election of the Chairperson, each of which is rounded to the nearest whole share.

Director Stock Ownership Guidelines

The Board adopted stock ownership guidelines, effective January 1, 2011, for non-employee directors for the purpose of aligning their interests with the interests of stockholders. These guidelines call for ownership of five times the non-employee director’s annual cash retainer to be held in Company stock. For purposes of these guidelines, shares of the Company’s Class A common stock held directly or indirectly by the non-employee director are included; DSUs are also included from the date of the grant. The non-employee directors are given six years from the time of being elected or appointed to the Board to attain these ownership levels.

Director Compensation in 2012

The following table summarizes the total compensation earned in 2012 by each of our non-employee directors who served as directors during 2012. The Company’s compensation policy is to pay directors in advance in January for the period from January to June and in arrears in December for the period from July to December. In the event that a non-employee director is nominated to the Board or appointed to a committee at any other point during the year, that director will receive a pro-rated amount of the retainer fee and any committee fees from the time he or she began service on the Board or a committee until the next regularly scheduled payment.

MasterCard Incorporated	22	2013 Proxy Statement

Name (a)	Fees Earned or Paid in Cash($) (b)	Stock Awards ($)(1) (c)	Option Awards($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (f)	All Other Compensation ($)(2) (g)	Total ($) (h)
Richard Haythornthwaite(3)	$160,000	$180,016	$—	$—	$—	$5,000	$345,016
Silvio Barzi(4)	$110,000	$130,216	$—	$—	$—	$—	$240,216
David R. Carlucci(5)	$110,000	$130,216	$—	$—	$—	$5,000	$245,216
Steven J. Freiberg(6)	$105,000	$130,216	$—	$—	$—	$5,000	$240,216
Nancy J. Karch(7)	$115,000	$130,216	$—	$—	$—	$4,625	$249,841
José Octavio Reyes Lagunes(8)	$100,000	$130,216	$—	$—	$—	$—	$230,216
Marc Olivié(9)	$115,000	$130,216	$—	$—	$—	$5,000	$250,216
Rima Qureshi(10)	$100,000	$130,216	$—	$—	$—	$—	$230,216
Mark Schwartz(11)	$125,000	$130,216	$—	$—	$—	$—	$255,216
Jackson P. Tai(12)	$105,000	$130,216	$—	$—	$—	$10,000	$245,216
Edward Suning Tian(13)	$100,000	$130,216	$—	$—	$—	$—	$230,216
(1)	Represents the aggregate grant date fair value in accordance with generally accepted accounting standards, or GAAP, in connection with all stock awards granted to Board members in 2012. For 2012 stock awards, the Board members had the option to elect to receive restricted stock or DSUs. The DSUs are to be settled in shares of our Class A common stock on the fourth anniversary of the grant date unless the director’s service as a director is terminated earlier or the director elects to have the DSUs settle later. The share price used for conversion for the grant made on June 5, 2012, the date of the 2012 annual meeting of stockholders, was the closing price for our Class A common stock on the NYSE on that date ($408.20 per share).

(2)	Represents Company-paid matching charitable contributions. For Mr. Tai, the matching contribution exceeded the Company’s $5,000 limit for the 2012 gift matching plan year due to a processing error.

(3)	Represents (a) an annual retainer of $125,000 for service as Chairman of the Board, (b) an annual retainer of $20,000 for service as Chairman of the Nominating Committee and (c) $15,000 for service on the Audit Committee during 2012. The stock award represents a grant of 441 shares of restricted stock on June 5, 2012.

(4)	Represents (a) an annual retainer of $90,000 for service to the Board, (b) $10,000 for service on the Compensation Committee and (c) $10,000 for service on the Nominating Committee during 2012. The stock award represents a grant of 319 DSUs on June 5, 2012. Mr. Barzi began deferring compensation in 2008, but none of his earnings on the deferred amounts are considered above market or preferential.

(5)	Represents (a) an annual retainer of $90,000 for service to the Board and (b) an annual retainer of $20,000 for service as Chairman of the Compensation Committee during 2012. The stock award represents a grant of 319 DSUs on June 5, 2012.

(6)	Represents (a) an annual retainer of $90,000 for service to the Board and (b) $15,000 for service on the Audit Committee during 2012. The stock award represents a grant of 319 DSUs on June 5, 2012. Mr. Freiberg began deferring compensation as a member of the U.S. region board in 2002, but none of his earnings on the deferred amounts are considered above market or preferential.

(7)	Represents (a) an annual retainer of $90,000 for service to the Board, (b) $10,000 for service on the Nominating Committee and (c) $15,000 for service on the Audit Committee during 2012. The stock award represents a grant of 319 DSUs on June 5, 2012.

(8)	Represents (a) an annual retainer of $90,000 for service to the Board and (b) $10,000 for service on the Compensation Committee during 2012. The stock award represents a grant of 319 DSUs on June 5, 2012.

(9)	Represents (a) an annual retainer of $90,000 for service to the Board, (b) $10,000 for service on the Compensation Committee and (c) $15,000 for service on the Audit Committee during 2012. The stock award represents a grant of 319 shares of restricted stock on June 5, 2012.

(10)	Represents (a) an annual retainer of $90,000 for service to the Board and (b) $10,000 for service on the Compensation Committee during 2012. The stock award represents a grant of 319 DSUs on June 5, 2012.

(11)	Represents (a) an annual retainer of $90,000 for service to the Board, (b) an annual retainer of $25,000 for service as Chairman of the Audit Committee and (c) $10,000 for service on the Nominating Committee during 2012. The stock award represents a grant of 319 DSUs on June 5, 2012.

(12)	Represents (a) an annual retainer of $90,000 for service to the Board and (b) $15,000 for service on the Audit Committee during 2012. The stock award represents a grant of 319 DSUs on June 5, 2012.

(13)	Represents (a) an annual retainer of $90,000 for service to the Board and (b) $10,000 for service on the Nominating Committee during 2012. The stock award represents a grant of 319 DSUs on June 5, 2012.

MasterCard Incorporated	23	2013 Proxy Statement

CORPORATE GOVERNANCE

We are committed to continually enhancing our proactive approach to corporate governance, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board oversees the strategic direction of the Company and the performance of our business and management. It is actively involved in risk oversight, establishing and enhancing an increasing emphasis on a risk-aware culture throughout MasterCard. Our Board focuses on ensuring processes are in place for maintaining an ethical corporate culture and setting the right “tone at the top”. It is also actively engaged in managing talent and long-term succession planning for executives. It is led by an independent non-executive chairperson, and 11 out of our 12 Board members (and every member of our Audit, Compensation and Nominating Committees) are independent. The Board has adopted Corporate Governance Guidelines, which provide a framework for the effective governance of the Company. Among other items, our Corporate Governance Guidelines, as well as the charters of our Board committees, our Code of Conduct and Supplemental Code of Ethics and our Political Activity Statement can be found on the Company’s website at http://www.mastercard.com by clicking on “About our Company” and “Investor Relations”.

We have taken numerous steps since our IPO in 2006 to continually enhance our proactive approach to corporate governance. Highlights include:

This year, we completed the phase-in of our declassified Board – starting at the Annual Meeting and going forward, all of our Board members will be elected annually

In 2010, we implemented majority voting for our director elections

Since our IPO in 2006, we have had an independent non-executive Chairperson of the Board

11 of our 12 Board members are independent, in accordance with New York Stock Exchange requirements and our Corporate Governance Guidelines

Our independent directors meet frequently in executive sessions

Our Board and committees engage in annual self-assessments that vary in format and approach

Our Board actively oversees risk of the Company, establishing and enhancing an increasing emphasis on a risk-aware culture throughout MasterCard and setting the right “tone at the top”

Our Board is actively engaged in managing talent and long-term succession planning for executives

In 2012, we provided enhanced political disclosure on our website as part of our updated Political Activity Statement

We have implemented stock ownership guidelines for executive officers and non-employee directors to further align their interests with the interests of stockholders.

Board Leadership Structure

The Company has an independent non-executive Chairperson of the Board. The role of the Chairperson is to provide governance and leadership to the Board, including helping to organize the work of the Board and ensuring that its members have information to effectively carry out their responsibilities. Specifically, the Chairperson’s responsibilities include, among others things:

•	presiding over meetings of the Board and executive sessions of non-management and independent directors;

•	overseeing the adequacy of information available to directors;

•	coordinating feedback regarding issues discussed in executive session as well as performance to the Chief Executive Officer;

•	facilitating effective communication between the Board and our stockholders, including, among other things, by presiding over the annual meeting, and any special meetings, of stockholders;

MasterCard Incorporated	24	2013 Proxy Statement

•

working with the Chief Executive Officer and Corporate Secretary to facilitate clear communications by and between directors from different regions and representing different classes of stockholders; and

•	providing advice and counsel to the Chief Executive Officer.

The Board does not have a specific policy regarding the separation of the roles of Chairperson and Chief Executive Officer, as it believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Company has had a non-executive Chairperson since its IPO in May 2006, and the Board believes having separate Chief Executive Officer and Chairperson positions, and having an independent director serve as Chairperson, continues to be the appropriate leadership structure for the Company at this time. The Board believes having separate Chief Executive Officer and Chairperson positions, and having an independent director serve as Chairperson, enables the Chief Executive Officer to focus on operation of the Company’s business, while the independent Chairperson focuses on leading the Board in its responsibilities of acting in the best interests of the Company and its stockholders. The Board believes that the Company’s current leadership structure is supported by the Board’s role in risk oversight of the Company.

The Board holds regularly scheduled meetings of independent directors in executive session without management present, and may meet more frequently upon request of any independent director. The Chairperson of the Board ordinarily presides at such sessions.

Board Risk Oversight

The Board of Directors is responsible for overseeing the Company’s overall risk profile and management’s processes for managing risk. Through the Board’s oversight, it establishes and enhances an increasing emphasis on a risk-aware culture throughout MasterCard, and sets the right “tone at the top”. The Board oversees risk both as a full Board and through its committees. The Board recognizes that it is neither possible nor desirable to eliminate all risks. Hence, it encourages thoughtful risk-taking when achieving the Company’s objectives. The Board meets at least annually with management to specifically discuss the Company’s risk management process and assess the major risks on which the Company intends to focus in the next year (including strategic and competitive, financial, brand and reputational, legal, regulatory and operational risks). Throughout the year, the Board and appropriate committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The Board considers management’s risk assessments and how key risks are managed as it evaluates the Company’s business strategy. Strategic and operational risks are also presented and discussed in the context of presentations to the Board at regularly scheduled Board meetings and during reports to the Board and its committees by the General Counsel and other officers. Oversight of certain specific risks is delegated to designated committees of the Board. These delegations include:

Audit Committee - oversees risks relating to the financial statements and financial reporting and controls; internal controls; and legal, regulatory and compliance risks. The Audit Committee also has broader oversight of risk as described below

Compensation Committee - oversees risks arising from the Company’s compensation policies and practices for all employees and non-executive directors

Nominating Committee - oversees risks related to the Company’s governance structure and processes, legal and policy matters that could have a significant reputational impact on the Company and the Company’s public affairs

Oversight of risk by the Board and its committees builds upon, and is part of, our Enterprise Risk Management (“ERM”) program. The ERM program is integrated with the business and designed to ensure appropriate and comprehensive oversight and management of end-to-end risk. The ERM program leverages our business processes to, among other things, ensure: allocation of resources to appropriately address risk; establishment of clear accountability for risk management; support for a cross-functional dialogue; and provision of transparency of risks to senior management, the Board and appropriate Board committees. Our ERM program seeks to accomplish these goals by: identifying, prioritizing and monitoring key risks; providing an independent view of our risk profile; and strengthening business operations by integrating ERM principles and continuing to create a risk-aware culture within MasterCard. MasterCard’s integrated risk management structure balances risk and return by having business units and central functions (such as finance and law) identify, own and manage risks, our executive officers set policy and accountability and the Board and committees provide oversight of the process.

MasterCard Incorporated	25	2013 Proxy Statement

As part of its oversight process and as set forth in its charter, the Audit Committee oversees and discusses with management and the Company’s independent registered public accounting firm the Company’s guidelines and policies with respect to risk assessment and risk management, as well as the Company’s major financial and other risk exposures (including those related to internal controls and legal, regulatory and compliance risks) and the steps management has taken to monitor and control such exposures. The Audit Committee is provided at least annually with a report from the ERM function to monitor the status of the risk management process based on what is presented annually to the full Board. The Audit Committee also meets with management of business units and central functions on a rotating basis to discuss current and emerging risks. The Audit Committee reports to the Board with respect to internal controls, and approves internal and external audit plans based on a risk-based methodology and evaluation.

The Compensation Committee reviews and assesses the Company’s compensation policies and practices for all employees. Throughout the year, when establishing compensation program elements, making awards and determining final payouts for incentive compensation, the Compensation Committee considers the relationship of the Company’s risk oversight practices to employee compensation policies and practices for all employees (including non-executive officers), including whether the Company’s compensation programs create or encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. The Compensation Committee’s assessment of risk is further discussed below under “Executive Compensation – Compensation Discussion and Analysis – Risk Assessment.”

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, a majority of the Board (and each member of the Audit, Compensation and Nominating Committees) must be independent. The Board has adopted director independence standards, which are contained in the Company’s Corporate Governance Guidelines, to assist in its determination of director independence. No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making “independence” determinations, the Board broadly considers all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. When assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In addition, the Board applies the independence guidelines set forth in our Corporate Governance Guidelines, which generally track the independence standards set by the NYSE.

The Board of Directors has determined that each of our directors other than Mr. Banga qualify as independent directors within the meaning of Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements adopted by the Board as set forth in our Corporate Governance Guidelines.

In the course of its determination regarding the independence of each non-management director, the Board considered any transactions, relationships and arrangements as required by Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements adopted by the Board. In particular, the Board considered the following relationships with respect to certain directors:

MasterCard Incorporated	26	2013 Proxy Statement

Director	Relationship
Silvio Barzi	Former Senior Advisor and Executive Officer of UniCredit Group; director of SiNSYS (a subsidiary of the SIA Group)
Steven J. Freiberg	Senior Advisor to The Boston Consulting Group; Former director and Chief Executive Officer of E*TRADE Financial Corporation; Member of the Leadership Council of New York City Habitat for Humanity; member of the board of trustees of the March of Dimes
Richard Haythornthwaite	Chairman of Southbank Centre Board
Nancy J. Karch	Director Emeritus of McKinsey & Company; director of CEB; director of Kimberly-Clark Corporation
Jose Octavio Reyes Lagunes	Vice Chairman, Coca-Cola Export Corporation, The Coca-Cola Company
Mark Schwartz	Vice Chairman of the Goldman Sachs Group, Inc. and Chairman of Goldman Sachs Asia Pacific; director of SoftBank Corp.; various non-employee affiliations with Harvard University
Jackson P. Tai	Director of NYSE Euronext; director of Bank of China, Limited; director of Philips Electronics N.V.; director of Singapore Airlines (which owns SilkAir)

Although service as a director or executive officer of another company alone is not a material relationship that would impair a director’s independence, the above listed relationships were reviewed by the Board. As to companies with which MasterCard has (or had) a business relationship and where a director is currently an executive officer, sales to and/or purchases from these entities amounted to less than the greater of $1 million or 2% of that company’s consolidated gross revenues during each of 2012, 2011 and 2010. Specifically, in making its independence determination, the Board considered the following facts with respect to certain directors named above and their primary employment relationships:

Third-Party Company	Payments
The Coca-Cola Company	Received payments from MasterCard in each of 2010 and 2011 for MasterCard PayPass program support, with amounts that were less than $140,000 in each of 2010 and 2011
The Goldman Sachs Group, Inc.	Received payments from MasterCard in 2011 and 2012 with respect to asset management services, for an aggregate amount of approximately $230,000

Accordingly, the Board determined that, during all relevant years, none of the relationships listed above were of an amount or nature to impede the exercise of independent judgment by any of Ms.  Karch or Messrs. Barzi, Freiberg, Haythornthwaite, Reyes, Schwartz or Tai.

Additional Director Qualifications

Our amended and restated certificate of incorporation and by-laws, as well as our Corporate Governance Guidelines, provide for additional qualifications for service as a Board member, as well as limited membership for “Industry Directors” and officers or employees of the Company:

MasterCard Incorporated	27	2013 Proxy Statement

Provision	Description
Qualifications for Service

•  A person shall qualify for election and continued service as a director only if the Board has determined that he or she shall not, except in the case of an Industry Director (as defined below) or a director who is an officer or employee of the Company or any of its subsidiaries, be a director, officer, employee or agent of, or represent or otherwise be affiliated with, a Member (as defined below) or a Similar Person (as defined below) or have been a director, officer, employee or agent of, or have represented or otherwise been affiliated with, a Member or Similar Person during the prior 18 months or otherwise have any business relationship with a Member or similar person that is material to such person. A “Member” is defined as any person that on May 30, 2006 was, or thereafter shall have become or shall become, a “Class A” (or principal) member or affiliate member of MasterCard International or licensee of any of the Company’s or MasterCard International’s brands, or an affiliate of any of the foregoing, whether or not he or she continues to retain such status. A “Similar Person” is defined as any person that is an operator, member or licensee of any general purpose payment card system that competes with the Company, or any affiliate of such a person;

•  No director shall be a trustee, officer, employee or agent of, or represent or otherwise be affiliated with, The MasterCard Foundation, or have been a director, officer, employee or agent of, or represented, or otherwise been affiliated with The MasterCard Foundation during the prior three years or otherwise have a business relationship with The MasterCard Foundation that is material to such person; and

•  No director shall be a director, regional board director, officer, employee or agent of, or represent: (1) an entity that owns and/or operates a payment card program that is competitive with any of the Company’s comparable card programs, as determined in the sole discretion of the Board of Directors or (2) an institution that is represented on any board of such an entity.

If at any time an individual fails to satisfy the above qualifications, as determined by the Board in its sole discretion, he or she automatically, without further action, ceases to be a director.

Industry Directors and Officers or Employees

Our amended and restated certificate of incorporation and by-laws provide for a limited number of Industry Directors, as well as officers or employees of the Company, to serve on the Board. An “Industry Director” is defined as any director, other than a director who is an officer or employee of the Company or any of its subsidiaries, who is presently, or who has been, within the prior 18 months, previously affiliated with a Member or Similar Person. Our amended and restated certificate of incorporation and by-laws provide for the following Board and committee composition:

•  The Board will be composed of directors at least 64% of whom are not Industry Directors. Further, the number of directors who are neither Industry Directors nor officers or employees of the Company will at all times be at least two greater than the number of directors who are either Industry Directors or officers or employees of the Company.

•  Up to one-third of the members of any Audit Committee, Compensation Committee, Nominating Committee or Executive Committee of the Board may be Industry Directors. No more than one Industry Director may serve on the Nominating Committee. No Industry Director shall participate in the process of nominating any person to serve as a director of the Company or selecting any person to serve as a director of The MasterCard Foundation.

The Board of Directors has deemed Messrs. Freiberg, Schwartz and Tai to be Industry Directors.

Quorum Requirements	A quorum will not be constituted unless directors who are neither Industry Directors nor officers or employees of the Company or any of its subsidiaries represent a majority of the directors present. Furthermore, our amended and restated certificate of incorporation provides that any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board will be filled only by a majority of the directors then in office who are not Industry Directors, although less than a quorum, or by a sole remaining director who is not an Industry Director, unless the Board will be composed only of Industry Directors, in which case any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board will be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

MasterCard Incorporated	28	2013 Proxy Statement

Committees of the Board of Directors

The Company has a standing Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors, each of which is described below. Each of these committees operates under a written charter, which is available to our stockholders through our website at http://www.mastercard.com by clicking on “About our Company” and “Investor Relations”.

The following table summarizes the responsibilities and current membership of each committee and the total number of meetings each committee held in 2012. Each committee member has been determined by the Board to qualify as independent within the meaning of Section 303A.02 of the NYSE Listed Company Manual.

Audit Committee

The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to, among other things, the quality and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the qualifications, performance and independence of the Company’s independent registered public accounting firm; the performance of the Company’s internal audit function; and the quality of the Company’s internal controls. The Audit Committee also oversees risk assessment and risk management of the Company.

* Each member of the Audit Committee has been determined by the Board to qualify as independent under the independence criteria established by the SEC. The Board has also determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies as defined in the NYSE corporate governance guidelines. The Board has identified both Mr. Schwartz and Mr. Tai as “audit committee financial experts” under the applicable SEC rules based on their experience and qualifications.

Committee Members: Barzi Haythornthwaite Karch Olivié Schwartz (Chair) Tai
Number of Meetings in 2012: 10

Nominating and Corporate Governance Committee

The Nominating Committee considers and nominates or recommends to the Board individuals to serve as directors of the Company, as further described under “Election of Directors – Director Nominations” above. The Nominating Committee also considers and recommends Board members to serve on committees. It develops and recommends to the Board a set of corporate governance principles applicable to the Company, oversees the annual process for Board and committee self-assessments, is engaged in long-term succession planning efforts for the Chief Executive Officer, considers legal and other matters that could have a significant reputational impact on the Company and otherwise takes a leadership role in shaping the Company’s corporate governance with a focus on the long-term interests of the Company and its stockholders.

Committee Members: Haythornthwaite (Chair) Karch Schwartz Tian
Number of Meetings in 2012: 5

MasterCard Incorporated	29	2013 Proxy Statement

Human Resources and Compensation Committee

The Compensation Committee is primarily responsible for, among other things, ensuring that the compensation and benefit programs of the Company are fair and appropriate, and designed to attract, retain and motivate employees. It ensures that pay practices are consistent with the Company’s stated compensation strategy. The Compensation Committee determines annual and long-term goals for the Company and ensures that compensation paid to the Chief Executive Officer, as well as other senior officers and key management through cash pay, or any type of long-term or stock-based awards, are commensurate with levels of performance. The Compensation Committee is also responsible for ensuring that the Company has a thorough succession planning process. It periodically reviews identified senior level positions and is informed of the development of viable candidates.

* Each member of the Compensation Committee (a) has been determined by the Board to be independent within the meaning of Section 303A.02(a)(ii) of the NYSE Listed Company Manual (which becomes effective July 1, 2013 and begins to apply to listed companies in 2014) and (b) is a non-employee director for purposes of Rule 16b-3 under the Exchange Act and an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Committee Members: Barzi Carlucci (Chair) Olivié Qureshi Reyes
Number of Meetings in 2012: 7

Approval of Executive Compensation

The Compensation Committee approves the compensation of each of the Company’s executive officers, including the named executive officers listed in the Summary Compensation Table in this Proxy Statement. The Compensation Committee has exclusive authority to grant equity awards to executive officers of the Company. Our Chief Executive Officer will generally recommend to the Compensation Committee compensation decisions for the executive officers other than himself. The Compensation Committee also delegates specified administrative functions to certain officers of the Company, including the Company’s Chief Executive Officer and Chief Human Resources Officer. The Compensation Committee regularly reviews the Company’s executive compensation and benefits policies, programs and practices and monitors applicable new rules and evolving best practices concerning executive compensation.

Decision-Making Process for Executive Compensation

The agenda for meetings of the Compensation Committee is determined by the Chairperson of the Compensation Committee with the assistance of the Company’s Chief Human Resources Officer. Compensation Committee meetings are regularly attended by the members of the Compensation Committee, Frederic W. Cook & Co. (the Compensation Committee’s outside consultant), the Company’s Chief Executive Officer, the Company’s Chief Human Resources Officer and other representatives of management as appropriate. Generally, the Compensation Committee also meets in executive session. The Chairperson of the Compensation Committee reports to the Board on the Compensation Committee’s decisions concerning, among other things, compensation of the Company’s non-employee directors and executive officers. At the end of each year, the Compensation Committee reviews and makes decisions on the elements and amount of compensation for our named executive officers. Additionally, the Compensation Committee approves the funding for the long-term incentive grants and annual cash-based incentive plans. The compensation consultant is retained by and reports directly to the Compensation Committee.

For more information on the Company’s processes and procedures for the consideration and determination of executive and non-employee director compensation, including the role of executive officers and the compensation consultant, see the “Compensation Discussion and Analysis” section in this Proxy Statement.

Attendance at Meetings

The Board of Directors held six meetings during 2012. During 2012, each director attended 75 percent or more of the aggregate of: (a) the total number of Board meetings held during the year and (b) the total number of meetings held by all Committees of the Board on which such director served during the year. The number of meetings held by each Committee during 2012 is set forth in the chart above under “Committees of the Board of Directors”.

The Company encourages directors to attend its annual meeting of stockholders and endeavours to hold Board and/or committee meetings on the same date as the Company’s annual meeting of stockholders in order to increase the number of directors who attend the annual meeting. All 12 members of the Board attended the 2012 annual meeting of stockholders.

MasterCard Incorporated	30	2013 Proxy Statement

Code of Conduct and Supplemental Code of Ethics

The Company has a written Code of Conduct that applies to all executive officers, employees and directors of the Company and provides a statement of the Company’s policies and procedures for conducting business legally and ethically. In addition, the Company has adopted a written Supplemental Code of Ethics that applies only to the Chief Executive Officer, the President, the Chief Financial Officer, the Controller and certain other senior officers of the Company and its subsidiaries, including those who serve in financial, accounting, treasury, tax and legal advisory roles. Both the Code of Conduct and the Supplemental Code of Ethics are posted on our website at http://www.mastercard.com by clicking on “About our Company” and “Investor Relations” and are available free of charge to any person who requests them by writing to the Corporate Secretary, MasterCard Incorporated, 2000 Purchase Street, Purchase, NY 10577, Attention Bart S. Goldstein.

Communicating with the Board

Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including, without limitation, the director that presides over the executive sessions of non-management directors, or the non-management directors as a group), any committee of the Board or any chair of any such committee by mail or electronically. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence can be sent by e-mail to corporate_secretary@mastercard.com or by mail to MasterCard Incorporated, Board of Directors, c/o the Office of the Corporate Secretary at 2000 Purchase Street, Purchase, New York 10577, Attention Bart S. Goldstein.

The Corporate Secretary or, in his absence, another member of the Company’s Law Department, opens all communications received for the sole purpose of determining whether the contents represent a message to the directors. All correspondence that is not in the nature of advertising, promotions of a product or service, or is not trivial, irrelevant, unduly hostile, threatening, illegal, patently offensive or similarly inappropriate will be forwarded promptly to the addressee. If no particular director is named, such communication will be forwarded, depending on the subject matter, to the chair of the Audit, Compensation or Nominating Committee, as appropriate.

If correspondence reflects a complaint or concern that involves (1) accounting, internal accounting controls and auditing matters, (2) possible violations of, or non-compliance with, applicable legal and regulatory requirements, (3) possible violations of the Company’s Supplemental Code of Ethics for the Chief Executive Officer and senior officers or (4) retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, the correspondence will be forwarded to the chair of the Audit Committee.

Stockholders, employees and others may also report complaints and concerns regarding accounting, internal accounting controls, auditing matters, possible violations of, or non-compliance with, applicable legal and regulatory requirements, possible violations of the Company’s Supplemental Code of Ethics for the Chief Executive Officer and senior officers, or retaliatory acts against employees who make such a complaint or assist in the investigation of such a complaint in accordance with the Company’s Whistleblower Procedures. The General Counsel of the Company, who is the Company’s chief compliance officer, is responsible for keeping a docket of all reports received under the Company’s Whistleblower Procedures and summarizing the nature of the complaint and other relevant information. The General Counsel will report any recent developments of items listed on the docket in reasonable detail to the Chairperson of the Audit Committee (and, if the Chairperson so directs, to the full Audit Committee) at or in advance of each regularly scheduled meeting. The Company’s Whistleblower Procedures can be found on its website at http://www.mastercard.com by clicking on “About our Company” and “Investor Relations”.

MasterCard Incorporated	31	2013 Proxy Statement

EXECUTIVE OFFICERS OF THE COMPANY

Biographical data for the current executive officers of the Company (“Executive Officers”) is set forth below, excluding Mr. Banga, which is included above under “Proposal 1 – Election of Directors.” Each Executive Officer serves at the discretion of the Chief Executive Officer or the Board of Directors. Each Executive Officer is a member of the Company’s Executive Committee, which manages the Company’s corporate performance and develops corporate strategy. Walter Macnee serves as Vice Chairman in the office of the CEO and as an advisor to the Executive Committee. The age for each Executive Officer is as of the time of the Annual Meeting.

Ann Cairns
Age: 56

Ms. Cairns is President, International Markets for MasterCard Incorporated and MasterCard International. In this capacity, she is responsible for MasterCard customer-related activities outside the U.S. and Canada. Prior to joining MasterCard in August 2011, Ms. Cairns was a managing director and head of the Financial Industry Services Group for Europe with Alvarez & Marsal in London. From 2008 to 2011, Ms. Cairns led the European team managing the estate of Lehman Brothers Holdings International through the Chapter 11 process. From 2002 until 2008, Ms. Cairns was CEO, Transaction Banking at ABN-AMRO in London, where she managed a global business with over €5 billion in revenue in 50 countries, covering the commercial, retail and financial institutions segments, and reported to the Group Board and served on the bank’s Executive Committee. Prior to joining ABN-AMRO, Ms. Cairns spent 15 years with Citigroup in a variety of senior operational roles, including Chief Operating Officer, e-Business, where she led U.S., European and Japanese operations.

Gary J. Flood
Age: 54

Mr. Flood is President, Global Products and Solutions for MasterCard Incorporated and MasterCard International. In this capacity, he has responsibility for the products and services that the Company delivers to its customers. Prior to being appointed to his current position in November 2007, Mr. Flood was Executive Vice President of Global Account Management for the Company. In this capacity, Mr. Flood oversaw the Company’s efforts to support its largest global customers. Previously, Mr. Flood was Senior Vice President of Consumer Card Product Management and Development, where he spent four years directing all MasterCard consumer credit programs in the United States. Mr. Flood joined the Company in 1986 as Regional Marketing Director and subsequently served in various increasingly senior positions at the Company. Before joining the Company, he was National Sales Manager for Citicorp’s Merchant Business.

Ron Garrow
Age: 49

Mr. Garrow is Chief Human Resources Officer of MasterCard Incorporated and MasterCard International. In this capacity, he is responsible for Global Human Resources, which includes the corporate and regional Human Resources functions. Prior to assuming this role in April 2013, Mr. Garrow was responsible for Global Human Resources Plans and Programs for the Company from November 2011 until March 2013, and was responsible for global talent acquisition, management and development from March 2010 until October 2011. Prior to joining the Company in March 2010, Mr. Garrow spent six years at Bank of America as the human resources executive for the chief financial officer and chief learning officer, among other positions. Previously, he spent 19 years at Wachovia in various positions of increasing levels of responsibility, including lastly as chief learning officer where he was responsible for the company’s Training, Leadership & Executive Development, Diversity and Learning Infrastructure. Mr. Garrow is a member of the Bersin Advisory Board and the NFTE Fairchester Advisory Board.

MasterCard Incorporated	32	2013 Proxy Statement

Noah J. Hanft
Age: 60

Mr. Hanft is General Counsel and Chief Franchise Integrity Officer of MasterCard Incorporated and MasterCard International. In this capacity, he is responsible for legal affairs and public policy, serves as the Company’s chief compliance officer and has responsibility for MasterCard’s franchise development function and MasterCard’s Payment System Integrity function, which includes Fraud Management, Security and Risk Services and Global Product and Information Security. He was appointed as General Counsel of the Company in October 2000. Mr. Hanft served as Corporate Secretary of the Company from October 2000 until August 2012. He has served in various increasingly senior positions at the Company since 1984, except for 1990 to 1993, when he was Senior Vice President and Assistant General Counsel at AT&T Universal Card Services Corp. Prior to joining MasterCard, Mr. Hanft was associated with the intellectual property law firm of Ladas & Parry in New York. He began his career as an attorney with the Legal Aid Society and now serves as a member of its board of directors. Mr. Hanft is also a member of the board of directors of The Network for Teaching Entrepreneurship.

Martina Hund-Mejean
Age: 53

Ms. Hund-Mejean is Chief Financial Officer of MasterCard Incorporated and MasterCard International. Prior to becoming Chief Financial Officer in November 2007, Ms. Hund-Mejean served as Senior Vice President and Treasurer of Tyco International Ltd from December 2002 until November 2007. From 2000 to 2002, she was Senior Vice President and Treasurer of Lucent Technologies Inc. (now Alcatel-Lucent). Ms. Hund-Mejean held a series of finance positions of increasing responsibility at General Motors Corporation, both in the U.S. and U.K., including Assistant Treasurer, from 1998 to 2000. She began her corporate career as a credit analyst at Dow Chemical in Frankfurt, Germany. Ms. Hund-Mejean is a director and member of the audit committee of Prudential Financial, Inc., a financial services company, and is also a member of the Board of Trustees of The University of Virginia Darden School Foundation.

Walter M.Macnee
Age: 58

Mr. Macnee is Vice Chairman for MasterCard Incorporated and MasterCard International. In this capacity, he oversees various senior client, government and merchant relationships and plays a central role in steering the Company’s strategy toward the wider merchant community and other key stakeholders in the payments industry. Prior to being appointed to his current position, Mr. Macnee was President, International Markets, with responsibility for all markets and customer-related activities outside of the United States from January 2009 until August 2011. From November 2007 until January 2009, he was President, Global Markets. From 2006 until November 2007, Mr. Macnee was President of the Americas, with responsibility for building all aspects of the Company’s issuance and acceptance business in the United States, Canada, Latin America and the Caribbean. From 2001 to 2004, he was President of MasterCard Canada. From 2004 to 2006, Mr. Macnee served as Executive Vice President, Canadian Imperial Bank of Commerce, in Toronto. Previously, he spent 18 years with Toronto Dominion Bank.

Chris A. McWilton
Age: 54

Mr. McWilton is President, North America for MasterCard Incorporated and MasterCard International. Prior to being appointed to his current position, Mr. McWilton was President, U.S. Markets from January 2009 until December 2012. He was President, Global Accounts from November 2007 until January 2009. From October 2003 until November 2007, Mr. McWilton was Chief Financial Officer of the Company. Prior to Mr. McWilton’s appointment as Chief Financial Officer in October 2003, he served as Senior Vice President and Controller of the Company. Prior to January 2003, Mr. McWilton was a partner at KPMG LLP, an international accounting and tax firm, where he specialized in financial and SEC reporting matters. Mr. McWilton joined KPMG LLP in 1980 and was elected to the partnership in 1992.

MasterCard Incorporated	33	2013 Proxy Statement

Robert Reeg
Age: 57

Mr. Reeg is President, MasterCard Technologies of MasterCard Incorporated and MasterCard International. In this role, Mr. Reeg oversees MasterCard’s strategic processing platform, global network and quality of operations and is based at the Company’s MasterCard Technologies headquarters in St. Louis, Missouri. Prior to being appointed to his current position, Mr. Reeg served as Chief Technology Officer for MasterCard from 2005 until May 2008 and he was responsible for all computer operations, network engineering, technology architecture, database management, program management, and testing/software quality. From joining the Company in August 1995 until 2005, Mr. Reeg served in various increasingly senior positions at the Company in the technology organization. Prior to joining MasterCard in April 1995, Mr. Reeg held IT and business leadership positions with Sprint Corp., Cleveland Pneumatic, Totco Inc. and Conoco Inc. Mr. Reeg serves on the University of Missouri-St. Louis Leadership Council, Washington University’s Professional Degree Programs Academic Advisory Board, and the United Way of Greater St. Louis’ Technology Committee. In addition, he serves on the board of directors for Junior Achievement USA.

MasterCard Incorporated	34	2013 Proxy Statement

OWNERSHIP OF EQUITY SECURITIES OF THE

COMPANY AND SECTION 16(a) COMPLIANCE

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our voting securities by each person known to us to beneficially own more than five percent of any class of our voting securities, unless otherwise indicated, as of the Record Date.

Name and Address of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned	Percent of Total Outstanding Class A Common Stock Beneficially Owned
The MasterCard Foundation (1) 2 St. Clair Avenue East, Suite 301 Toronto, Ontario M4T 2T5	12,153,057	10.4%
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	7,459,378	6.4%
FMR LLC (3) 82 Devonshire Street Boston, MA 02109	7,087,644	6.1%
T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	6,685,766	5.7%
(1)	Based on a Form 4 filed with the SEC on March 18, 2013. Based on a Schedule 13G/A filed with the SEC on February 11, 2013, The MasterCard Foundation has sole voting and dispositive power with respect to the shares of Class A common stock.

(2)	Based on a Schedule 13G filed with the SEC on January 30, 2013, BlackRock, Inc. has sole voting and dispositive power with respect to shares of Class A common stock.

(3)	Based on a Schedule 13G filed with the SEC on February 14, 2013, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 6,821,759 shares of Class A common stock. Edward C. Johnson 3d, the Chairman of FMR LLC, and FMR LLC each has sole dispositive power with respect to these shares. Voting power for shares owned directly by the Fidelity funds resides with the funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 33,384 shares of Class A common stock, with respect to which Edward C. Johnson 3d and FMR LLC each has sole voting and sole dispositive power. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 7,465 shares of Class A common stock, which FMR LLC beneficially owns. Pyramis Global Advisors LLC, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 19,540 shares of Class A common stock, of which Edward C. Johnson 3d and FMR LLC each has sole power to dispose of such shares and sole power to vote 11,500 shares of Class A common stock. Pyramis Global Advisors Trust Company is the beneficial owner of 141,629 shares of Class A common stock, of which Edward C. Johnson 3d and FMR LLC each has sole power to dispose of 141,629 shares of Class A common stock and sole power to vote 81,449 shares of Class A common stock. FIL Limited is the beneficial owner of 63,867 shares, and FMR LLC made its filing on Schedule 13G on a voluntary basis as if it beneficially owned such shares on a joint basis with FIL Limited. FIL Limited has sole dispositive power with respect to these shares, sole voting power with respect to 58,856 of these shares and no voting power with respect to 5,011 of these shares. FMR LLC, Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc., share the address listed above. The address for Pyramis Global Advisors LLC and Pyramis Global Advisors Trust Company is 900 Salem Street, Smithfield, Rhode Island, 02917. FIL Limited’s address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(4)	Based on a Schedule 13G/A filed with the SEC on February 6, 2013 and explanatory information provided to MasterCard by T. Rowe Price Associates, Inc., these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

MasterCard Incorporated	35	2013 Proxy Statement

Security Ownership of Directors and Management

The following table shows, as of the Record Date, all shares of our Class A common stock beneficially owned by each director, each named executive officer listed on the “Summary Compensation Table” and all directors and executive officers as a group. Such shares consist of:

•	the number of shares of Class A common stock directly or indirectly owned;

•	shares of Class A common stock that could have been acquired through the exercise of options to purchase shares of Class A common stock exercisable within 60 days of that date; or

•	any other stock awards that would vest within 60 days of that date, including restricted stock units and deferred stock units (“DSUs”).

Unless otherwise indicated, each of the named individuals and each member of the group have sole voting power and sole investment power with respect to the shares beneficially owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Exchange Act, by all directors and executive officers as a group as of the Record Date and each director and named executive officer individually is less than 1% of the Company’s outstanding shares of Class A common stock. No director or executive officer beneficially owns, either directly or indirectly, any shares of Class B common stock.

Name	Shares of Class A common stock Directly and Indirectly Owned (a)	Stock Options Exercisable, Restricted Stock Units Vesting and Deferred Stock Units Receivable Within 60 Days (b)(1)	Total Shares of Class A common stock Beneficially Owned (includes shares, stock options, restricted stock units and deferred stock units from columns (a) and (b)) (c)
Richard Haythornthwaite	3,277	2,573	5,850
Ajay Banga	16,707	69,242	85,949
Silvio Barzi	529	1,740	2,269
David Carlucci	3,587	1,740	5,327
Steven J. Freiberg	2,367	1,740	4,107
Nancy J. Karch	615	1,740	2,355
Marc Olivié	3,587	1,740	5,327
Rima Qureshi	0	745	745
José Octavio Reyes Lagunes	459	1,740	2,199
Mark Schwartz	7,587	1,740	9,327
Jackson Tai	350	1,740	2,090
Edward Suning Tian	3,112	1,740	4,852
Ann Cairns	423	1,263	1,686
Gary J. Flood	7,948	6,843	14,791
Martina Hund-Mejean	11,105 (2)(3)	25,996	37,101 (2)(3)
Chris A. McWilton	7,435 (4)	18,801	26,236 (4)
All directors and executive officers as a group (19 persons)	79,848 (3)	152,186	232,034 (3)
(1)	For non-executive directors, includes DSUs that will be settled within 60 days of either the Record Date or termination of a director’s service as a director.
(2)	Includes 200 shares of Class A common stock held by Ms. Hund-Mejean’s husband.
(3)	Fractional shares have been rounded up to the nearest whole share.
(4)	Includes 3,692 shares of Class A common stock held in a grantor retained annuity trust for which Mr. McWilton is the sole trustee. Mr. McWilton has sole voting and investment power with respect to such shares.

MasterCard Incorporated	36	2013 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who beneficially own more than ten percent of a registered class of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. Based solely on its review of the copies of such forms received by it and written representations from reporting persons that no other forms were required to be filed, the Company believes that all of its directors, officers and persons who beneficially own more than ten percent of the Company’s Class A common stock complied with all Section 16(a) filing requirements applicable to them with respect to events and transactions that occurred during 2012.

CERTAIN RELATIONSHIPS AND RELATED

TRANSACTIONS

The Code of Conduct requires that any transaction that exceeds $120,000 between the Company and a related party, or in which a related party would have a direct or indirect material interest, be promptly disclosed to the General Counsel of the Company. The General Counsel is required to disclose such transactions promptly to the Board of Directors. Transactions with related parties must be approved or ratified by the Board of Directors or a committee of the Board of Directors consisting of at least three disinterested directors. Any director having an interest in the transaction is not permitted to vote on such transaction. Under the Code of Conduct, a “related party” is any of the following:

•	an executive officer of the Company;

•	a director (or director nominee) of the Company;

•	an immediate family member of any executive officer or director (or director nominee);

•	a beneficial owner of five percent or more of any class of the Company’s voting securities; or

•	an entity in which one of the above described persons has a substantial ownership interest in or control of such entity.

MasterCard Incorporated	37	2013 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes MasterCard’s executive compensation program for 2012 as well as certain elements of the 2013 program and analyzes the total compensation for our named executive officers who appear in the Summary Compensation Table in this Proxy Statement.

Executive Summary

MasterCard’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive officers, who are critical to the Company’s long-term success. Our compensation program is based upon and designed to address three core principles:

Executive officer goals are linked with stockholder interests

Pay is significantly performance-based

Compensation opportunities are competitive to attract and retain talented employees

Our Compensation Committee, which is composed solely of independent directors, is responsible for oversight of our executive compensation program and decides the compensation to be paid to our executives. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Total direct compensation is composed of base salary, annual cash incentive and long-term, stock-based incentive compensation. A significant portion of our executives’ compensation is performance-based. In addition, our compensation program is weighted toward long-term equity awards rather than cash compensation in order to maximize retention and ensure that a substantial portion of our named executive officers’ compensation is directly aligned with stockholder interests.

For 2012, each of our named executive officers was provided with an opportunity to earn a cash incentive award under our Senior Executive Annual Incentive Compensation Plan, or SEAICP. Funding was based upon pre-established net income and net revenue targets, with the payout amount then based upon achievement of pre-determined quantitative and qualitative corporate performance objectives and personal objectives. For 2012, each of our named executive officers also received a long-term incentive award whose value was composed of 50% stock options and 50% performance stock units, or PSUs. The stock options vest in 25% increments on each of the first four anniversaries from the date of grant. Vesting of the PSUs depends on the Company’s performance against a pre-determined return on equity goal over a three-year performance period.

Financial and Operational Highlights

In recent years, MasterCard has had strong operational and financial performance, despite challenging global economic and financial conditions. The Company’s performance has resulted in the substantial appreciation of the Company’s stock price, from a $39 per share price at the time of the Company’s IPO in May 2006 to a closing stock price of approximately $522 per share as of April 19, 2013.

MasterCard Incorporated	38	2013 Proxy Statement

In 2012, MasterCard again had strong annual operational and financial performance, which included the following highlights:

Net revenue of $7.4 billion, an increase of 13% versus 2011, adjusted for currency[1] (10% on an as-reported basis)	Cross-border volume growth of 16% on a local currency basis
Net income of $2.8 billion, an increase of 20% versus 2011, adjusted for currency[1] and excluding special items[2] in both periods (on an as-reported basis, net income was $2.8 billion, an increase of 45% versus 2011)	Diluted EPS of $22.04, an increase of 22% versus 2011, adjusted for currency[1] and excluding special items[2] in both periods (on an as-reported basis, diluted EPS was $21.94, an increase of 48% versus 2011)
Operating margin of 53.5%, excluding special items[2] in both periods (on an as-reported basis, operating margin was 53.3%);	Gross Dollar Value, or GDV, growth of 15% on a local currency basis
Repurchased 4.1 million shares at a cost of $1.7 billion	Processed transaction growth of 25% versus 2011

Maintenance of a strong capital position, including cash flow from operations of $2.9 billion during 2012 and $5.0 billion of cash, cash equivalents and available-for-sale securities as of December 31, 2012

1.    Adjusted for the impact of foreign exchange rates with respect to the Euro and the Brazilian real. The presentation of growth rates adjusted for currency represent a non-GAAP measure and are calculated by re-measuring the prior period’s results using the current period’s exchange rates.

2.    Special items consist of the provisions recorded in 2011 ($770 million pre-tax, or $495 million on an after-tax basis) and 2012 ($20 million pre-tax, or $13 million on an after-tax basis) for potential settlements relating to the U.S. merchant litigations.

The Compensation Committee considered a number of quantitative and qualitative factors in determining the amount of the SEAICP bonus payout for 2012. The results outlined above demonstrate how MasterCard achieved or exceeded most of its goals despite the challenging economic environment that existed in virtually every region around the world during 2012. The Compensation Committee exercised its discretion and established the corporate score to be used for purposes of paying annual incentives under the SEAICP at 120% of target.

Key Features of our Executive Compensation Program

We believe the voting results from our 2012 say-on-pay proposal, as discussed below, shows strong shareholder support for our executive compensation approach. MasterCard’s Board of Directors, the Compensation Committee and management periodically review the compensation and benefit programs for executives and other employees to align them with the three core principles discussed above. Accordingly, the Company has adopted a number of practices over the last several years that affect our executive compensation program:

What We Do	What We Don’t Do
Annual “say-on-pay” advisory vote for stockholders	No hedging of Company stock
Pay for Performance	No new tax “gross ups” for executive officers
Use Peer Groups when establishing compensation	No tax “gross ups” for perquisites
Balance short- and long-term incentives	No new “evergreen” employment agreements
Align executive compensation with shareholder returns through long-term incentives	No new participants in the Supplemental Executive Retirement Plan, or SERP
Include caps on individual payouts in incentive plans	No repricing of options
Inclusion of a clawback policy in our incentive plans	No dividend equivalents on unvested equity awards
Significant stock ownership guidelines for executives and directors
“Double-trigger” provisions for all plans that contemplate a change-in-control
Condition grants of long-term incentive awards on execution of a non-solicitation, non-competition and non-disclosure agreement
Mitigate undue risk taking in compensation programs
Include criteria in incentive plans to maximize tax deductibility
Retain an independent external compensation consultant

MasterCard Incorporated	39	2013 Proxy Statement

The Company’s Compensation Principles

As noted above, the Compensation Committee’s compensation decisions for our named executive officers are based on the following core principles:

Executive officer goals are linked with stockholder interests	The Company’s compensation policies are designed to align the interests of our executive officers with those of our stockholders.
Pay is significantly performance-based	We provide executive compensation from a total direct compensation perspective which consists of fixed and variable pay, with an emphasis on variable pay to reward short-and long-term performance measured against pre-established goals and objectives.
Compensation opportunities are competitive to attract and retain talented employees	Each year, the Compensation Committee assesses the competitiveness of total compensation levels for executives to enable the Company to successfully attract and retain executive talent.

Role of Compensation Consultant

The Compensation Committee retains its own outside compensation consultant. Beginning on January 1, 2011, the Compensation Committee engaged the services of Frederic W. Cook & Co. to provide primarily the following executive compensation consulting services:

•	assisting with the development and analysis of peer group companies for comparison of executive compensation;

•	conducting benchmarking of executive officer compensation relative to the peer group; and

•	advising on executive compensation and equity plan design.

The compensation consultant’s engagement includes reviewing and advising on all material aspects of executive compensation for the Company, including base salaries, annual incentives and equity compensation. In addition to the primary executive compensation services described above, during 2012 the compensation consultant, among other things:

•	reported on trends, developments and best practices in executive compensation;

•	discussed the merits of various performance metrics for incentive compensation;

•	reviewed and advised on perquisite practices among peer group companies; and

•	provided advice with respect to non-employee director compensation.

The compensation consultant regularly attends the meetings of the Compensation Committee. In the course of discharging its responsibilities to the Compensation Committee, the compensation consultant regularly communicates with the Chairman of the Compensation Committee outside of committee meetings. The compensation consultant also meets with management and various members of the Company’s executive compensation group, and in particular both the Company’s Head of Global Rewards and Chief Human Resources Officer, from time to time to, among other things, gather compensation-related information and review recommendations that the Chief Executive Officer may make to the Compensation Committee concerning executive officer compensation other than his own. The compensation consultant reports to the Compensation Committee on these matters rather than to management. The Compensation Committee considers the compensation consultant’s input and advice, yet uses its own independent judgment in making final decisions concerning compensation paid to executive officers of the Company. The Compensation Committee has the full authority to retain and terminate the services of the compensation consultant.

The compensation consultant does not provide any other services to the Company unless approved by the Compensation Committee, and no such services were provided in 2012. After reviewing information provided by the compensation consultant regarding its independence and considering the relevant independence factors pursuant to SEC guidelines, the Compensation Committee determined that no conflicts of interest existed in connection with the services the compensation consultant performed for the Compensation Committee in fiscal 2012.

MasterCard Incorporated	40	2013 Proxy Statement

Peer Group

The Compensation Committee, with assistance from the compensation consultant, establishes the Company’s peer group that is used for market comparisons and benchmarking.

The first step in the selection process for determining the peer group is to identify potential peer companies with the following general characteristics:

•	Companies with comparable lines of business or in a related industry, such as the payments, technology or financial services industries;
•	Companies of a similar size, based primarily on revenue;
•	Companies with whom MasterCard competes for executive talent; and/or
•	Competitors for investor capital.

The Compensation Committee then reviews the potential peer group companies identified from the general characteristics above and then refines the list based on additional criteria. Those additional criteria include:

•	Companies with substantial operating margin;
•	Companies that derive at least 25% of their revenue from international operations;
•	Companies within a comparable range of MasterCard’s market capitalization; and/or
•	Companies that investors and analysts consider to be peers of MasterCard.

The general characteristics and additional criteria resulted in the selection by the Compensation Committee of the following peer group, which is unchanged from the prior year:

Adobe Systems	CA Technologies	EMC Corporation	Paychex
American Express Co.	Capital One Financial Corp.	Fidelity National Information Services Inc.	State Street
Automatic Data Processing Inc.	Cognizant Tech Solutions	Fiserv	Visa Inc.
Bank of New York Mellon Corp.	Discover Financial Services Inc.	Juniper Networks	Western Union
BB&T	eBay	Northern Trust Corp.	Yahoo!

At the time this peer group was initially approved, MasterCard’s revenue approximated the median revenue of the peer group and was in the top quartile of the peer group with respect to market capitalization. As of December 31, 2012, MasterCard’s revenue continued to approximate the median and its market capitalization remained in the top quartile of the peer group.

The compensation consultant used this peer group to develop the market data and benchmarking materials that were provided to the Compensation Committee to assist in the 2012 executive compensation decision making process.

While the Compensation Committee relies on the peer group analysis to provide market data and relevant trend information, it does not consider the peer group analysis as a substitute for its collective business judgment.

Executive Compensation Program Elements

The primary elements of our executive compensation program consist of base salary, annual incentive and long-term incentive compensation, which we refer to collectively as total direct compensation. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. The elements of compensation were selected by the Compensation Committee because each element is considered by the Committee to be important in meeting one or more of the objectives of our compensation philosophy.

MasterCard Incorporated	41	2013 Proxy Statement

Primary Elements of Our Executive Compensation Program

The following table provides information regarding the primary elements of total direct compensation for our named executive officers in 2012:

Element	Form	Objectives and Basis

Base Salary	Cash

•  Designed to attract and retain high quality executive officers

•  Reviewed at time of hire and, thereafter, annually and/or at the time of promotion

•  Considerations are peer group analysis, individual performance, unique position characteristics, job responsibilities, experience, retention and succession

•  Generally held constant for senior level executives once market competitive levels are achieved, subject to competitive factors and/or change in job responsibilities

Annual Incentive	Cash

•  Designed to attract and retain high quality executive officers and reward the attainment of specific performance measures during a fiscal year

•  Target bonus amount is set as a percentage of base salary and is reviewed annually

•  Considerations are peer group analysis, Company and individual performance, unique position characteristics, job responsibilities, experience, retention and succession

•  Targeted with reference to a range around the median of market competitive levels of target compensation for similar positions

Long-Term Incentive	Stock options and PSUs

•  Designed to motivate and reward the executive officers for the attainment of long-term business objectives, and to align their interests with those of our stockholders

•  Targeted with reference to a range around the median of market competitive levels of target compensation for similar positions and is reviewed annually

•  Actual awards of annual stock options and PSUs based on peer group analysis,
Company and individual performance, unique position characteristics, experience, retention and succession

In assessing and establishing target total direct compensation for our named executive officers, the Compensation Committee each year examines and compares peer group data for each of the various compensation elements against the Company’s executive compensation and makes decisions after considering each individual element and its effect on total direct compensation and the corresponding position in the competitive market range. Worksheets showing, for each named executive officer, the individual compensation elements, amounts of each element and target total compensation relative to the peer group data are prepared by the compensation consultant and reviewed by the Compensation Committee. With the assistance of the Compensation Committee’s compensation consultant, targets are set for base salary, annual incentive and long-term equity. There is no pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term compensation. However, these primary elements have been weighted to ensure that a substantial amount of named executive officers’ pay is variable and contingent upon meeting or exceeding pre-determined performance goals.

The compensation and awards granted to our named executive officers during 2012 were based on a consistent application of our compensation policies. The variance between the compensation paid to our Chief Executive Officer and the other named executive officers arose due to the different roles and levels of responsibility between the Chief Executive Officer and the other named executive officers, and the higher level of compensation that is paid to chief executive officers generally among the peer group companies. The actual compensation paid to executives may vary based on individual performance.

Base Salary

The Compensation Committee establishes base salaries that are informed by peer group data and reflective of the contributions of the executive officer to MasterCard.

Annual Incentive

MasterCard provides named executive officers with an opportunity to earn cash incentive awards through the SEAICP for the attainment of Company, business unit and individual goals over the course of the year. Company performance goals for 2012, as well as the types of pre-defined special items (as discussed in the footnote below the chart that follows), were

MasterCard Incorporated	42	2013 Proxy Statement

established by the Compensation Committee in February 2012. The metrics selected for the funding formula were net income and net revenue. The Compensation Committee has determined that net income is a key metric in measuring management’s success in executing the Company’s strategies and initiatives. The Compensation Committee further determined that net revenue is an appropriate secondary measurement because the named executive officers’ performance can directly impact net revenue in short time horizons. The goals at minimum, target and maximum for 2012 under the SEAICP were as follows:

Measurement	Weighting (%)	Minimum	Target	Maximum	Result*
Net Income ($millions)	66.7	$2,046	$2,387	$2,731	$2,793
Net Revenue ($millions)	33.3	$5,570	$6,500	$7,431	$7,424
*	Results shown differ from net income and net revenue under GAAP because they exclude, as applicable: (1) an approximately $13 million after-tax charge related to the U.S. merchant litigation, (2) the impact of foreign exchange rates with respect to the Euro and the Brazilian Real and (3) the effect of the Company’s acquisition of Truaxis.

Based on the Company’s financial performance as set forth in the chart above, the pre-established maximum net income target for 2012 was exceeded and the net revenue result was slightly below the maximum. Accordingly, pursuant to the terms of the plan, the SEAICP could have been funded at almost 200% of target (the maximum level for the overall bonus pool). In addition to the SEAICP funding formula, the amount of the payout for each of the SEAICP participants within the funded amount was based upon achievement of pre-determined quantitative and qualitative corporate performance objectives, known as the corporate scorecard. The corporate scorecard includes objectives related to:

•	executing on the Company’s customer strategy;

•	delivering stockholder value by achieving net revenue, operating margin, net income and earnings per share targets; and

•	enhancing organizational capabilities, strengthening leadership and developing people.

In addition to assessing performance against net income and net revenue targets, the Compensation Committee considers the corporate scorecard and uses its business judgment in determining, within the amounts payable based on performance against the net income and net revenue targets, the amount of the incentive compensation under the SEAICP to be paid to each named executive officer. The Compensation Committee does not attempt to quantify, rank or assign relative weight to the various objectives included on the corporate scorecard and no single objective on the corporate scorecard was material to the Compensation Committee’s decisions. In late 2012, Mr. Banga presented to the Compensation Committee the Company’s forecasted results as measured against the quantitative and qualitative corporate scorecard objectives. The Compensation Committee considered the Company’s strong performance against the financial targets, as well as the information provided by Mr. Banga concerning the Company’s performance against the corporate scorecard and the challenging economic and financial conditions faced by the Company’s customers and consumers, with most of the annual goals achieved or exceeded. The Compensation Committee exercised its discretion and established the corporate score to be used for purposes of paying annual incentives under the SEAICP at 120% of target.

In determining the annual incentive amounts for each named executive officer, the Compensation Committee considered the shared responsibility for the corporate score as well as the personal objectives of each individual. These personal objectives are summarized below:

Name	Primary 2012 Personal Objectives
Ajay Banga	Refining the Company’s overall strategy to accelerate diverse revenue growth, establishing a roadmap for continued success, operational execution and enhancing the Company’s perception in the marketplace with key constituents
Martina Hund-Mejean	Strategic development, risk mitigation, progressing the tax strategy and strategic sourcing improvements
Chris A. McWilton	Revenue growth in the U.S. region and improving customer satisfaction
Gary J. Flood	Global advancement of products and organizational development
Ann Cairns	Revenue growth globally (excluding the U.S. region) and improving customer satisfaction

MasterCard Incorporated	43	2013 Proxy Statement

The Compensation Committee chose to allocate the funded amount of the bonus pool under the SEAICP among the named executive officers and other Executive Committee members after discussing and considering their contribution to the overall business results, their attainment of individual objectives and their proficiency in displaying the Company’s leadership principles and core competencies. As set forth in the far right column in the table below, this approach led the Compensation Committee to award SEAICP payouts within a relatively comparable range to each named executive officer, excluding the Chief Executive Officer. Mr. Banga received a payout under the SEAICP of 163% of target in recognition of the strong results he achieved in various areas, including growing market share through his involvement in key deals, leading the engagement with regulators and legislators around the world on the benefits of electronic payments, driving innovation in the Company through our efforts in emerging payments, leading the Company’s expansion into new markets and guiding efforts to improve customer satisfaction, brand awareness and employee engagement.

The table below sets forth the threshold, target, maximum and actual payout under our SEAICP for 2012 for each of our named executive officers:

Name	Threshold	Target	Maximum	Actual	% of Target
Ajay Banga	$ 750,000	$ 1,500,000	$ 3,750,000	$ 2,450,000	163%
Martina Hund-Mejean	$ 300,000	$ 600,000	$ 1,500,000	$ 724,500	121%
Chris A. McWilton	$ 345,000	$ 690,000	$ 1,725,000	$ 853,475	124%
Gary J. Flood	$ 345,000	$ 690,000	$ 1,725,000	$ 809,370	117%
Ann Cairns	$ 345,000	$ 690,000	$ 1,725,000	$ 893,067	130%

Long-Term Incentive

The Compensation Committee uses equity grants as the primary means of providing long-term incentives to our named executive officers. Non-qualified stock options, PSUs and Restricted Stock Units (“RSUs”) were granted to employees and certain executives of the Company in March 2012 during the annual grant cycle. Information regarding the long-term awards for our named executive officers is set forth in the “Grants of Plan-Based Awards in 2012” table.

The Compensation Committee determined that for the 2012 annual grant made in March 2012, all named executive officers should receive a long-term incentive award whose value was composed of 50% stock options and 50% PSUs. In making its determination on what type of awards to grant, the Compensation Committee considered the following:

•	peer group information;

•	trends in long-term incentive grants;

•	the deductibility of stock options and PSUs under Section 162(m) of the Internal Revenue Code for performance-based compensation;

•	the accounting treatment of such awards; and

•

the effect of having the Chief Executive Officer and other named executive officers receive a significant portion of their total direct compensation in equity awards to motivate and provide an incentive for these officers and to align their interests with those of our stockholders.

The Compensation Committee determined to utilize PSUs as part of the 2012 long-term compensation for named executive officers because the Compensation Committee desired to: (1) tie some long-term incentive compensation to the achievement of the Company’s long-term objectives, (2) have the value of the award upon vesting determined by performance against specified objectives rather than solely dictated by the Company’s future stock price and (3) provide an award to the named executive officers that could be treated as “qualified” performance-based compensation and thus exempt from the deduction limit under Section 162(m) of the Internal Revenue Code. Ultimately, the Compensation Committee determined to use an equal split of stock options and PSUs because it believed that equity compensation should be equally dependent upon stock price appreciation and upon the successful achievement of specified financial results.

On March 1, 2012, the Compensation Committee granted the following aggregate dollar amounts of stock options and PSUs under the Company’s Amended and Restated 2006 Long Term Incentive Plan, or LTIP, to our named executive officers:

MasterCard Incorporated	44	2013 Proxy Statement

Name	Stock Options	Performance Stock Units	Total
Ajay Banga	$ 3,750,000	$ 3,750,000	$ 7,500,000
Martina Hund-Mejean	$ 900,000	$ 900,000	$ 1,800,000
Chris A. McWilton	$ 850,000	$ 850,000	$ 1,700,000
Gary J. Flood	$ 900,000	$ 900,000	$ 1,800,000
Ann Cairns	$ 750,000	$ 750,000	$ 1,500,000

The stock option awards have an exercise price of $420.43 per share, which was the closing price of the Company’s Class A common stock on the NYSE on March 1, 2012, and vest in four equal annual installments beginning on March 1, 2013. The stock option awards have a term of 10 years.

Whether, and the extent to which, the PSUs awarded in 2012 vest will be based on the Company’s three-year average performance against a predetermined return on equity goal. The actual results during the performance period of January 1, 2012 through December 31, 2014, will be measured against the threshold, target and maximum performance goals. In the event the PSUs do vest on February 28, 2015, the ultimate number of shares to be issued on the vesting date will be based on the performance against the return on equity goal, with a reduction, if any, determined at the discretion of the Compensation Committee using the results of the corporate scorecard, which comprises quantitative and qualitative goals that are established at the beginning of each year during the performance period. The corporate scorecard includes goals for net income and net revenue, among other metrics, and is based upon a range of assumptions used in the Company’s budgeting process. The Compensation Committee does not perform any specific analysis on the probability of achievement of the performance goals; however, it relies upon its experience and collective business judgment in establishing the goals.

The Compensation Committee established the 2012–2014 return on equity goal and the 2012 quantitative and qualitative objectives (that were included in the corporate scorecard for 2012) at the same time it authorized the PSU awards for the performance period. The Compensation Committee established the 2013 quantitative and qualitative objectives (that are included in the corporate scorecard for 2013) in the first quarter of 2013 and will establish the 2014 objectives in the first quarter of next year. The 2012 quantitative and qualitative objectives primarily include net revenue, operating margin, net income and earnings per share targets, as well as other objectives. The Compensation Committee believes that target performance against the return on equity goal and the objectives in the corporate scorecard are attainable, yet provide appropriate incentives for management to continue to grow and diversify the Company in geographic markets with diverse product offerings. The Compensation Committee believes that achievement of maximum performance goals against the return on equity metric and the corporate scorecard would require exceptional corporate performance in each year of the three-year performance period.

In its financial statements for the year ended December 31, 2012, the Company began accruing the PSU awards made in March 2012 at an amount between the target and maximum performance level based on the Company’s assessment of its obligations, including after quantitative and qualitative considerations of actual and forecasted results compared to the return on equity goal and the performance targets that were part of the corporate scorecard for these awards as of December 31, 2012. As a result, columns (i) and (j) in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table that follows this section include, for the PSUs granted on March 1, 2012, the number of shares that would be issued at the maximum performance level. The actual number of shares of Class A common stock to be issued and actual payout value of unearned shares will be determined based on the Company’s performance over the three-year performance period ending December 31, 2014.

MasterCard Incorporated	45	2013 Proxy Statement

2012 Target Total Direct Compensation

The charts shown below illustrate the balance of the primary elements of total direct compensation (at the 2012 target values) for Mr. Banga and the average of the other named executive officers:

The Compensation Committee establishes the target total direct compensation for each named executive officer after reviewing peer group data for each of the various compensation elements and considering each individual element and its effect on total direct compensation and the corresponding position in the competitive market range. As the charts above demonstrate, a substantial majority of our named executive officers’ target total direct compensation is performance-based and at risk. Target total direct compensation for our Chief Executive Officer is weighted more toward long-term incentives than the other named executive officers, as the Compensation Committee wants to encourage our Chief Executive Officer to primarily focus on long-term growth for the Company. See the “Grants of Plan-Based Awards in 2012” table for additional information for each of our named executive officers with respect to their 2012 target annual and long-term incentive awards.

Role of Executive Officers in Compensation Decisions

Compensation decisions for the named executive officers for the current year are generally discussed in the fourth quarter of the prior year. The decisions are then approved in the first quarter of the current year, after audited financials for the prior year have been released.

In connection with annual compensation decisions for named executive officers, our Chief Executive Officer discusses with the Compensation Committee the Company’s performance for the year. He then provides a summary of business unit and each other named executive officer’s individual performance, their impact on the corporate scorecard and an assessment of their potential and core competencies. Using information compiled and supplied by the compensation consultant, including peer group compensation information, our Chief Executive Officer presents compensation recommendations for the named executive officers other than himself to the Compensation Committee for its review and discussion. Only the Chief Executive Officer discusses or makes a recommendation concerning compensation of the other named executive officers. The compensation consultant provides background information on how the peer group data has been generated and discusses the competitive positioning of each executive versus comparable executives in the peer group. When the discussion relates to the Chief Executive Officer’s performance and compensation, the Chief Executive Officer meets with the Board of Directors to discuss his own performance and to outline his challenges and successes for the year. The Chairperson of the Compensation Committee then leads an executive session discussion among the Board of Directors on the Chief Executive Officer’s performance and compensation. The Compensation Committee then meets in private to evaluate recommendations and ultimately makes preliminary compensation determinations for the named executive officers (including the Chief Executive Officer). The Compensation Committee considers input from the Board of Directors prior to making a recommendation concerning the Chief Executive Officer’s target total direct compensation for the ensuing year (that is, base salary, annual incentive target and long-term incentive target), the annual incentive amount for the most recently-completed year and the

MasterCard Incorporated	46	2013 Proxy Statement

number of PSUs that should vest for the most recently-completed performance period. The Compensation Committee also receives information from the compensation consultant, which includes CEO compensation information from the peer group companies. The recommendations are conditional and become final after audited financials for the prior year have been released.

Other Compensation

Perquisites

For 2012, perquisite allowances were approved in the same amounts (per position) as in 2011. The Compensation Committee has determined that perquisite allowances providing a discretionary amount to spend are the most effective delivery mechanism because they provide flexibility to the executive and are excluded from ordinary compensation for the purposes of determining benefits or bonuses. Additionally, the Compensation Committee determined that for productivity and security reasons, Mr. Banga be allowed to use a Company-leased automobile with a driver for commuting purposes. This enables Mr. Banga to make more efficient use of his time, while providing him with a higher level of safety and personal security. Additionally, Mr. Banga is also permitted limited use of the Company-leased aircraft for personal travel. Mr. Banga reimburses the Company, as calculated using the Standard Industry Fare Level rates published by the Internal Revenue Service, for any personal use of the airplane. The Compensation Committee continues to evaluate perquisites annually. For more information on perquisites provided to our named executive officers, refer to the “All Other Compensation in 2012” table.

Deferred Compensation

In 2012, all U.S. employees, including the named executive officers, who exceeded an annual base salary threshold of $170,000 during 2011, were eligible to defer a portion of future compensation into a non-qualified deferred compensation arrangement, referred to as the MasterCard Incorporated Deferral Plan. None of the named executive officers elected to defer compensation in 2012.

Profit Sharing

In 2011, all U.S. employees were eligible to participate in the MasterCard Incorporated Shared Profit Plan (the “SPP”). As of January 1, 2012, U.S. executives, including the named executive officers, were no longer eligible to participate in the SPP. The SPP rewards all eligible employees for their contributions toward MasterCard’s profitability during the year. Based upon a qualitative assessment (including a review of financial performance), the Compensation Committee determines profit sharing payments on an annual basis. Payment is a percentage of an individual employee’s base salary and, pursuant to the terms of the SPP, can range from 0 – 10% of such base salary. For 2012, the profit sharing payment was 7.2% of each eligible individual employee’s base salary.

Other Benefits

The Compensation Committee is responsible for reviewing specific benefit arrangements for named executive officers and other key employees to determine competitiveness in the market, as well as to ensure that these programs are consistent with management’s objectives to attract, retain and motivate high-performing employees. The Company maintains several other benefit plans and programs in which named executive officers may be eligible to participate. These plans and programs include:

•	the MasterCard Accumulation Plan (the “MAP”);

•	the MasterCard Savings Plan (the “Savings Plan”);

•	the Restoration Program;

•	the SERP;

•	MasterCard UK Pension Plan; and

•	MasterCard’s health and welfare programs.

The MAP is a tax-qualified defined benefit pension plan that provides benefits using a cash balance formula. Effective January 1, 2013, pay credits to MAP ceased for all employees. MAP participants continue to earn interest credits. Prior to July 1, 2007, all U.S. employees of the Company, including Messrs. McWilton and Flood, generally were eligible to participate in the

MasterCard Incorporated	47	2013 Proxy Statement

MAP. MasterCard eliminated the MAP for all new hires after June 30, 2007 and froze the pay credit level (which is the credited percentage of a MAP participant’s eligible compensation) for all existing employees at that date. In September 2010, pay credit levels were reduced to either 8% or 4% for all employees effective January 1, 2011. Employees whose pay credit level from July 1, 2007 through December 31, 2010 was either 14%, 12% or 10% received an 8% pay credit during 2011. Employees at the 8%, 5.75% or 4.5% pay credit level from July 1, 2007 through December 31, 2010, received a 4% pay credit during 2011. For the 2012 plan year, all eligible participating employees received a 4% pay credit.

The Savings Plan is a 401(k) retirement plan for U.S. employees, including named executive officers. For 2012, the components of the plan include employee contributions on a before-tax, Roth and/or after-tax basis and an employer matching contribution. Employees hired after June 30, 2007, including Mr. Banga and Ms. Hund-Mejean, are eligible for an enhanced 401(k) match (employer matching contribution equal to 125% of employee before-tax, Roth and/or after-tax contributions, up to 6% of eligible compensation per pay period). Prior to January 1, 2013, employees previously participating in the MAP (those who were hired prior to July 1, 2007, including Mr. McWilton and Mr. Flood) continued to receive an employer matching contribution equal to 100% of employee contributions, up to 6% of eligible compensation per pay period. Eligible compensation in the Savings Plan is limited to base salary, up to the limit on compensation under Section 401(a)(17) of the Internal Revenue Code, which was $250,000 in 2012. Effective January 1, 2012, all participating employees were eligible to receive an annual, non-elective, discretionary Company contribution of up to 1.25% of base salary into their Savings Plan account, which was paid in the first quarter of 2013. Additionally, as of January 1, 2013 and in conjunction with the elimination of pay credits under the MAP, all Savings Plan participants are eligible for the enhanced 401(k) match of 125% of employee before-tax, Roth and/or after-tax contributions, up to 6% of eligible compensation per pay period.

The Restoration Program is an arrangement for certain highly-compensated employees, including the named executive officers, that provides for annual taxable payments intended to restore benefits that could not be earned under the MAP and Savings Plan due to limits imposed by the Internal Revenue Code. Section 415 of the Internal Revenue Code generally limits the annual benefits that can be earned or paid under the MAP ($200,000 in 2012) and annual contributions that may be credited to a participant’s account under the Savings Plan ($50,000 in 2012). Section 401(a)(17) of the Internal Revenue Code limits the annual compensation that can be used to calculate annual pay credits under the MAP and annual contributions to the Savings Plan ($250,000 in 2012). Under the Restoration Program, actively employed eligible employees receive an annual payment that is intended to approximately restore, for a calendar year, the difference between (1) the pay credits under the MAP and employer matching contributions in the Savings Plan an employee could have earned in the absence of the limits imposed by the Internal Revenue Code and (2) the pay credits and employer matching contributions actually earned under the MAP and the Savings Plan.

The Company also maintains the SERP, a defined benefit pension plan. Only two executives participate in the SERP – one named executive officer (Mr. McWilton) and one other member of the Executive Committee. The SERP was implemented prior to MasterCard’s IPO in May 2006 and prior to MasterCard’s decision to grant equity to its executives. The Compensation Committee approved a recommendation in February 2008 to discontinue the SERP. The participants in the SERP as of February 2008 remain active in the plan and retain their right to receive their vested balances in accordance with the terms of the SERP. The SERP provides that participants who have a vested benefit following their termination of employment will receive a benefit equal to a designated percentage of the participant’s final 48-month average base pay (determined as of the termination date), that is the lump sum actuarial equivalent of an annuity for the life of the participant, reduced by (1) a benefit under a hypothetical prior employer benefit plan, (2) the benefits earned under the MAP as of the termination date, (3) the portion of the benefit under the Restoration Program as of the termination date related to the MAP benefit and (4) estimated Social Security benefits. The designated percentage of the final 48-month average base pay is 80% for the two participants. To the extent that the offsets are greater than the aggregate SERP benefit, a participant would not receive a payout under the SERP. Participants in the SERP generally vest in their benefits upon the attainment of age 60. For more information on the MAP and the SERP, see the section entitled “Pension Benefits in 2012” that follows this Compensation Discussion and Analysis.

The MasterCard UK Pension Plan is a defined contribution retirement scheme for U.K. employees, including Ms. Cairns. For 2012, the plan included employee and employer contributions. Employee contributions are not required and are not eligible for a company match. All participating employees, regardless of whether they contribute to the plan, receive a Company contribution equal to 16% of their pensionable salary (defined as 95% of base salary, less an offset equal to 1.5 times the basic state pension).

MasterCard Incorporated	48	2013 Proxy Statement

2012 Say-on-Pay Advisory Vote on Executive Compensation

MasterCard provided stockholders with a “say-on-pay” advisory vote on its executive compensation in 2012. At our 2012 annual meeting of stockholders, more than 96% of the votes cast on the say-on-pay proposal were in favor of our executive compensation program and policies. The Compensation Committee evaluated the results of the say-on-pay vote; in light of the substantial support of our executive compensation program, it did not make any significant changes to our executive compensation program and policies for 2012 compensation. The Compensation Committee will continue to consider the outcome of future say-on-pay votes when making future compensation decisions for the named executive officers.

Clawbacks

Named executive officer participation in the LTIP, our long-term incentive plan, is conditioned upon participants signing a non-solicitation, non-competition and non-disclosure agreement with the Company. The non-competition covenant is effective for 12 months and the non-solicitation covenant is effective for 24 months (18 months, in Ms. Cairns’ case) after termination from the Company. The agreement also contains a provision for the recovery by the Company, in the event of a violation of the non-solicitation, non-competition or non-disclosure covenants, of gains realized from stock options exercised during the two-year period prior to the date of the violation and the value of any stock awards other than stock options that vested in the two-year period prior to the violation, or to the extent no such stock award vested during that period, the gross amount of annual incentive payouts under the SEAICP.

In addition, the SEAICP and our agreements for grants of performance stock units also include a clawback policy in which these awards are repayable to the Company in the event of a material financial restatement.

Risk Assessment

The Compensation Committee has reviewed and assessed the Company’s compensation policies and practices for all employees, including our named executive officers. Throughout the year, when establishing compensation program elements, making awards and determining final payouts for incentive compensation, the Compensation Committee considers the relationship of the Company’s risk oversight practices to employee compensation. The Compensation Committee believes that the Company’s compensation program and policies do not create or encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. Several features in the Company’s compensation program and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

The core principles and compensation program elements discussed above are designed to align compensation goals with stockholder interests	The funded pool of our SEAICP is capped at 200% of the aggregate of all target bonuses, and individual awards in the plan may not exceed 250% of any individual’s target bonus
Pay typically consists of a mix of fixed and variable compensation, with the variable compensation designed to reward both short- and long-term corporate performance	The SEAICP and agreements for grants of PSUs contain a clawback provision for material restatements of financial results
The number of shares of our Class A common stock that can be issued upon satisfaction of the performance goals in our PSUs is capped at 200% of target	A significant portion of our executive officers’ total direct compensation is in the form of equity-based incentive awards that vest over multiple years
Approximately 100 key managers and executives, including our named executive officers, are covered by the Company’s stock ownership guidelines, which call for ownership of one to six times the individual’s base salary in Company stock	Grants of long-term incentive awards are conditioned on execution by participants of a non-solicitation, non-competition and non-disclosure agreement, and the grant agreements contain a clawback policy for violations of the non-solicitation, non-competition or non-disclosure covenants
The Compensation Committee has the ability to use, and has used, its discretion to reduce payouts under the SEAICP

MasterCard Incorporated	49	2013 Proxy Statement

Stock Option Grant Practices

The Compensation Committee has adopted a policy with respect to equity awards that contains procedures to prevent stock option backdating or other timing issues. Under the policy, the Compensation Committee has exclusive authority to grant equity awards to our named executive officers. The policy provides that annual equity grants to employees will be approved by the Compensation Committee at a meeting prior to March 1 each year, with the dollar amounts for such awards to be set at such meeting and grants to be made effective as of, and with an exercise price reflecting the closing price of our Class A common stock on the NYSE on, March 1 each year. If March 1 falls on a weekend, the exercise price for any stock options granted will be the closing price of the stock on the last business day prior to March 1. Grants of equity awards to new employees or to reflect promotions or other special events may be made at other times in the year. These off-cycle grants are issued using an exercise price that reflects the closing price of the stock on the grant effective date. Under the Company’s insider trading policy, named executive officers, other employees with access to material non-public information about the Company and directors are prohibited from engaging in transactions in the Company’s securities during blackout periods (other than in accordance with a Rule 10b5-1 trading plan).

Stock Ownership Guidelines; Hedging Prohibition

The Compensation Committee adopted stock ownership guidelines in December 2006 for the purpose of aligning the interests of named executive officers and key employees with the interests of stockholders. The ownership guidelines cover approximately 100 key managers and executives, including the named executive officers. The guidelines call for ownership of one to six times the individual’s base salary in Company stock. Under the guidelines, Mr. Banga is expected to hold at least six times his base salary in Company stock, and the other named executive officers are expected to hold at least four times their base salary in Company stock. For purposes of these guidelines, shares of the Company’s Class A common stock held directly or indirectly by the named executive officer are included; however, RSUs, PSUs and unexercised stock options held by the named executive officer are excluded. Individuals who are newly hired or promoted are given five years to attain these ownership levels. The guidelines are waived once an executive reaches the age of 62. In general, the Compensation Committee does not consider any previous awards when determining the compensation of the named executive officers. Compliance with the ownership guidelines is reviewed annually. If an executive officer does not meet the stock ownership guidelines described above, the Compensation Committee may direct a larger percentage of the executive officer’s future compensation into equity-based compensation.

The Company’s Code of Conduct includes various prohibitions against inappropriate trading activities in relation to MasterCard securities. Employees are not permitted to hedge their economic exposure to the Company’s stock that they own, meaning that employees may not engage in trading in or writing options; buying puts, calls or other derivative securities; short selling or similar types of transactions in the Company’s securities.

Tax Implications—Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the limitations of the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which requires that public companies meet specific criteria in order to deduct, for federal income tax purposes, compensation over $1,000,000 paid to the Chief Executive Officer and to each of the three highest compensated executive officers excluding the Chief Executive Officer and the Chief Financial Officer. Compensation paid under the SEAICP, stock options and PSUs awarded as part of our long-term incentive compensation are generally intended to qualify as performance-based and therefore to be fully deductible for federal income tax purposes. The Compensation Committee continues to grant RSUs, which are subject to the deduction limitations under Section 162(m), on a limited basis. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent needed for the Company’s success. Consequently, as it did in 2012, in any year the Compensation Committee may authorize compensation in excess of $1,000,000 that is not performance-based under Section 162(m). The Compensation Committee recognizes that the loss of a tax deduction may be unavoidable in these circumstances.

Settlement in 2012 of Previously Granted PSU Awards

In 2012, the Company settled PSU awards granted to named executive officers in 2009. Performance goals for the 2009-2011 performance period for the Company’s named executive officers were established by the Compensation Committee in February 2009. The metric that was selected at that time for the funding formula was the average return on equity over the

MasterCard Incorporated	50	2013 Proxy Statement

3-year performance period. The goals at minimum, target and maximum for the 2009-2011 performance period were as follows:

Measurement	Weighting (%)	Minimum	Target	Maximum	Result
3-year Average ROE	100	10%	15%	20%	45%

Based on the Company’s performance as set forth in the chart above, the pre-established maximum average return on equity targets for the 2009-2011 performance period were exceeded so the PSU awards granted in 2009 could have been funded and allocated at the maximum level of 200% of target. However, based on their assessment of performance against various quantitative and qualitative targets included in the 2009, 2010 and 2011 corporate scorecards, the Compensation Committee exercised its discretion and approved payout of the 2009 PSU awards at 143.3% of target.

2013 Compensation Decisions

On February 25, 2013, using the methodology discussed under “Executive Compensation Program Elements”, the Compensation Committee approved maintaining the current base salaries for each of our named executive officers in 2013. Additionally, the Compensation Committee approved performance targets for the year ending December 31, 2013 that will be used to determine funding for cash bonus awards that may be paid to named executive officers under the SEAICP. The funding for cash bonus awards for 2013 under the SEAICP will be based on the Company’s actual achievement against predetermined net income and net revenue targets. Within that funding, the amount of the payout for each of the SEAICP participants will then be based upon achievement of pre-determined quantitative and qualitative corporate performance goals included on the corporate scorecard. The goals of the corporate scorecard are discussed above under “Executive Compensation Program Elements - Annual Incentive.” The Compensation Committee believes that it established meaningful incentives for management with quantitative and qualitative performance goals set forth in the corporate scorecard, where target performance (which the Compensation Committee believed to be reasonably attainable) was established based upon internal budgets, the outlook for the economy, past Company performance and corporate objectives in geographic markets and product offerings. Additionally, as part of its qualitative analysis, the Compensation Committee considers relative performance against competitors in assessing corporate performance for the year. The Compensation Committee set the 2013 annual incentive award opportunities (as a percentage of base salary) under the SEAICP for each of our named executive officers at the same level as 2012. The threshold, target and maximum amounts for each named executive officer are as follows:

Name	Threshold	Target	Maximum
Ajay Banga	75%	150%	375%
Martina Hund-Mejean	50%	100%	250%
Chris A. McWilton	57.5%	115%	287.5%
Gary J. Flood	57.5%	115%	287.5%
Ann Cairns	57.5%	115%	287.5%

Additionally, on March 1, 2013, the Compensation Committee granted the following aggregate dollar amounts of stock options and PSUs under our LTIP to each of our named executive officers:

Name	Stock Options	Performance Stock Units	Total
Ajay Banga	$4,250,000	$4,250,000	$8,500,000
Martina Hund-Mejean	$1,250,000	$1,250,000	$2,500,000
Chris A. McWilton	$1,100,000	$1,100,000	$2,200,000
Gary J. Flood	$1,150,000	$1,150,000	$2,300,000
Ann Cairns	$1,075,000	$1,075,000	$2,150,000

MasterCard Incorporated	51	2013 Proxy Statement

The stock option awards have an exercise price of $518.30 per share, which was the closing price of the Company’s Class A common stock on the NYSE on March 1, 2013, and vest in four equal annual installments beginning on March 1, 2014. The stock option awards have a term of 10 years.

The number of PSUs awarded was converted from the dollar amount shown above using their grant date fair value which was based on a per share price of $518.30 and standard valuation procedures, in accordance with GAAP. Named executive officers will not receive dividend equivalents with respect to the PSU awards prior to vesting. Vesting of the shares underlying the PSUs will occur, if at all, on February 29, 2016. The ultimate number of shares to be released on the vesting date will be based on meeting or exceeding average annual return on equity goals and achievement of net revenue, earnings per share, and relative total shareholder return targets determined by the Compensation Committee over the 3-year performance period.

Severance Agreements

The Company has entered into employment agreements with Mr. Banga, Ms. Hund-Mejean and Mr. McWilton, which provide severance under specified circumstances, and has entered into an employment agreement with Ms. Cairns, which provides for notice upon termination. Mr. Flood and Ms. Cairns are each covered by the existing severance and change-in-control plans for key executives.

When making compensation decisions for the named executive officers, the Compensation Committee generally does not consider the potential payments that may be made in the future to the named executive officers in the event of termination of employment or a change in control. The employment agreements provide a general framework for compensation, and generally set minimum levels of compensation, job responsibilities and severance arrangements governing the obligations of the parties following a termination of employment or a change in control of the Company. The potential severance payments to named executive officers with employment agreements were approved as part of the employment agreement with the named executive officer (other than Ms. Cairns’ employment agreement, which does not provide for severance) after consideration by the Company of the need to attract key employees, preserve employee morale and encourage retention in the face of a potential disruptive impact of a termination of employment or a change in control of the Company. In addition, the Company believes that the severance payments provide an appropriate incentive for the executive to comply with the non-competition, non-solicitation and non-disclosure restrictions following a termination of employment. Moreover, the benefits provided to the named executive officers in the event of a change in control of the Company are designed to allow the executives to assess takeover bids objectively, without regard to potential impact on them.

For a further discussion of these severance arrangements, refer to the section entitled “Potential Payments Upon Termination or Change-in-Control” that follows this Compensation Discussion and Analysis.

MasterCard Incorporated	52	2013 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in this Proxy Statement.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

David R. Carlucci, Chairman
Silvio Barzi
Marc Olivié Rima Qureshi
José Octavio Reyes Lagunes (April 2013)

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever served as an officer or employee of the Company or had any disclosable related person transaction in which the Company was a participant during the last fiscal year. In addition, no executive officer of the Company serves on the compensation committee or board of directors of a company for which any of our directors serves as an executive officer.

MasterCard Incorporated	53	2013 Proxy Statement

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned for 2012, 2011 and 2010 by each of the individuals who served as our principal executive officer, our principal financial officer and the three other most highly compensated executive officers during the year ended December 31, 2012 (collectively, the “named executive officers”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(3)	Non-Equity Incentive Plan Compensation ($) (g)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)
Ajay Banga President and Chief Executive Officer	2012	983,333	—	3,750,236	3,749,847	2,450,000	—		348,041	(5)	11,281,457
	2011	900,000	69,300	2,475,227	2,474,834	2,160,000	—		265,590		8,344,951
	2010	850,000	2,123,906	4,632,491	2,200,131	1,900,000	—		149,286		11,855,814
Martina Hund-Mejean Chief Financial Officer
	2012	591,667	—	900,141	900,201	724,500	—		74,986	(5)	3,191,495
	2011	550,000	42,350	2,625,448	624,850	895,125	—		80,795		4,818,568
	2010	541,667	40,625	550,197	550,118	770,000	—		70,304		2,522,911
Chris A. McWilton President, North America
	2012	591,667	—	850,109	849,728	853,475	711,232	(6)	125,835	(5)	3,982,046
	2011	550,000	42,350	625,176	624,850	1,151,435	342,815		104,454		3,441,080
	2010	550,000	41,250	550,197	550,118	825,000	434,988		105,479		3,057,032
Gary J. Flood President, Global Products and Solutions
	2012	591,667	—	900,141	900,201	809,370	29,927	(6)	121,169	(5)	3,352,475
	2011	541,667	41,708	675,171	675,052	1,031,387	40,217		146,567		3,151,769
	2010	500,000	37,500	550,197	550,118	800,000	50,886		170,877		2,659,578
Ann Cairns
President, International Markets	2012	584,106	—	750,047	749,969	893,067	125,274(6)		2,404	(5)	3,104,867
	2011	196,596	1,176,244	1,250,259	—	408,268	—		254		3,031,621
(1)	For Mr. Banga in 2011, and for Ms. Hund-Mejean and Messrs. McWilton and Flood in 2010 and 2011, amount represents profit sharing payment pursuant to the SPP. For Ms. Cairns in 2011, amount represents a signing bonus paid to her in October 2011. For Mr. Banga in 2010, amount represents (a) a pro-rated profit sharing payment pursuant to the SPP and (b) the portion of Mr. Banga’s signing bonus of $2,100,000 paid to him in 2010. Beginning in 2012, the named executive officers were no longer eligible to participate in the SPP.
(2)	Represents the aggregate fair value as of the service inception date of stock-based awards made to each named executive officer. Except for Mr. Banga in 2010, Ms. Hund-Mejean in 2011 and Ms. Cairns in 2011, each amount represents aggregate grant date fair value reported for stock-based awards made with performance conditions. For Ms. Hund-Mejean in 2011 and Mr. Banga in 2010, amount represents aggregate grant date fair value reported for both stock-based awards made with performance conditions and a grant of restricted stock units which were not subject to performance conditions. For Ms. Cairns in 2011, amount represents aggregate grant date fair value for a grant of restricted stock units, which were not subject to performance conditions. Aggregate grant date fair value reported for stock-based awards made with performance conditions are based on target performance, which was the probable outcome of the performance conditions as of the grant date. Assuming maximum performance level were to be achieved with respect to awards with performance conditions, the aggregate grant date fair value of the stock-based awards made with performance conditions granted to each of the named executive officers as of the grant date for 2012 awards are as follows: Mr. Banga – $7,500,471; Ms. Hund-Mejean – $1,800,281; Mr. McWilton – $1,700,219; Mr. Flood – $1,800,281; Ms. Cairns – $1,500,094. Further details with respect to these awards are included in Note 15 (Share Based Payments and Other Benefits) to the Company’s audited financial statements for the year ended December 31, 2012 included in the Form 10-K.
(3)	Represents the aggregate grant date fair value of stock option awards computed in accordance with GAAP made to each named executive officer. Further details with respect to these awards are included in Note 15 (Share Based Payments and Other Benefits) to the Company’s audited financial statements for the year ended December 31, 2012 included in the Form 10-K.
(4)	Amount represents performance-based incentive compensation paid in March of the next fiscal year but earned by the named executive officers in the year indicated pursuant to the SEAICP.
(5)	See the All Other Compensation in 2012 table following the Summary Compensation Table for information with respect to this amount.
(6)	For Messrs. McWilton and Flood, amounts reflect the actuarial increase in the present value of the named executive officer’s benefits under the SERP and the MAP determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Amounts in 2012 reflect: (a) changes to SERP (Mr. McWilton – $697,000) and (b) increases to MAP balances (Mr. McWilton – $14,232; Mr. Flood – $29,927). For Ms. Cairns, amount in 2012 reflects a contribution made by the Company under the MasterCard UK Pension Plan.

MasterCard Incorporated	54	2013 Proxy Statement

ALL OTHER COMPENSATION IN 2012

The following table sets forth certain information with respect to the “All Other Compensation” column of the Summary Compensation Table for 2012 for the named executive officers.

Name (a)	Perquisites & Other Personal Benefits (b)(1)	Registrant Contributions to Defined Contribution Plans (c)(2)	Insurance Premiums (d)(3)
Ajay Banga	$255,371	$90,447	$ 2,223
Martina Hund-Mejean	$25,000	$48,646	$ 1,340
Chris A. McWilton	$25,000	$99,495	$ 1,340
Gary J. Flood	$25,000	$94,693	$ 1,476
Ann Cairns	$—	$—	$ 2,404

(1)	Amounts represent (a) payment in lieu of perquisites (Mr. Banga—$45,000; Ms. Hund-Mejean and Messrs. McWilton and Flood—$25,000 each), (b) aggregate incremental cost to the Company for personal use of a leased corporate aircraft by Mr. Banga of $141,847, which is based on the variable costs to the Company for operating the aircraft and includes fuel costs, hourly flight charges, associated taxes and flat fees (generally, costs associated with the personal use of a leased corporate aircraft are not deductible for income tax purposes; Mr. Banga reimburses the Company for his personal travel on the corporate aircraft at the Standard Industry Fare Level, or SIFL, rate); and (c) aggregate incremental cost to the Company of $68,524 with respect to personal use of a Company-leased car by Mr. Banga, which is based on the allocation between personal and business use (based on mileage), for the cost of lease payments made in 2012, driver compensation, insurance premiums and fuel expense.

(2)	Amounts represent (a) matching contributions under the 401(k) matching component of the Savings Plan (Mr. Banga—$18,750; Ms. Hund-Mejean—$18,750; Messrs. McWilton and Flood—$15,000 each); and (b) Company contributions to the Restoration Program (Mr. Banga—$71,697; Ms. Hund-Mejean—$29,896; Mr. McWilton—$84,495; Mr. Flood—$79,693).

(3)	Amounts represent 2012 premiums paid by the Company for executive life insurance coverage.

MasterCard Incorporated	55	2013 Proxy Statement

    GRANTS OF PLAN-BASED AWARDS IN 2012

The following table sets forth certain information with respect to awards granted during the year ended December 31, 2012 to each of our named executive officers.

Name (a)	Grant Date (b)	Date of Action (1)(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)(4)	Exercise or Base Price of Option Awards ($ / Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)(5)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Ajay Banga	3/1/2012	2/6/2012								25,260	$420.43	$3,749,847
	3/1/2012	2/6/2012				4,460	8,920	17,840				$3,750,236
		2/6/2012	$750,000	$1,500,000	$3,750,000
Martina Hund-Mejean	3/1/2012	2/6/2012								6,064	$420.43	$900,201
	3/1/2012	2/6/2012				1,071	2,141	4,282				$900,141
		2/6/2012	$300,000	$600,000	$1,500,000
Chris A. McWilton	3/1/2012	2/6/2012								5,724	$420.43	$849,728
	3/1/2012	2/6/2012				1,011	2,022	4,044				$850,109
		2/6/2012	$345,000	$690,000	$1,725,000
Gary J. Flood	3/1/2012	2/6/2012								6,064	$420.43	$900,201
	3/1/2012	2/6/2012				1,071	2,141	4,282				$900,141
		2/6/2012	$345,000	$690,000	$1,725,000
Ann Cairns	3/1/2012	2/6/2012								5,052	$420.43	$749,969
	3/1/2012	2/6/2012				892	1,784	3,568				$750,047
		2/6/2012	$345,000	$690,000	$1,725,000
(1)	On February 6, 2012, the Compensation Committee approved grants of stock options and PSUs under the LTIP to the specified named executive officer that were granted on March 1, 2012. The grants of stock options were approved by the Compensation Committee and made in accordance with the Company’s policy for grants of stock options. See “Stock Option Grant Practices” in the Compensation Discussion and Analysis that precedes these tables.

(2)	On February 6, 2012, the Compensation Committee established threshold, target, and maximum payouts for all named executive officers under our SEAICP for 2012. Actual payout amounts under the SEAICP for 2012 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See “Executive Compensation Program Elements-Annual Incentive” in the Compensation Discussion and Analysis that precedes these tables.

(3)	Represents an award of PSUs granted on March 1, 2012. The PSUs vest in full, if at all, on February 28, 2015. The actual number of shares of Class A common stock to be issued and actual payout value of unearned shares with respect to the PSU awards granted on March 1, 2012 has not been determined and will be determined based on the Company’s performance over the three-year period ending December 31, 2014.

(4)	Represents a grant of stock options having a ten-year term and vesting in 25% increments on each of March 1, 2013, 2014, 2015 and 2016.

(5)	Represents, as applicable, the grant date fair value or the fair value as of the service inception date. Further details with respect to these awards are included in Note 15 (Share Based Payments and Other Benefits) to the Company’s audited financial statements for the year ended December 31, 2012 included in the Form 10-K. PSUs are reflected at target value.

MasterCard Incorporated	56	2013 Proxy Statement

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table sets forth certain information with respect to all outstanding option awards and stock awards held by each of our named executive officers at December 31, 2012.

			Option Awards					Stock Awards
Name (a)	Stock Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(1)
Ajay Banga								25,073	(3)	$12,317,863	38,436	$18,882,838
	9/21/2009	(4)	29,564	—	—	$222.62	9/21/2019
	3/1/2010	(5)	12,974	12,974	—	$232.74	3/1/2020
	3/1/2011	(6)	6,951	20,853	—	$240.36	3/1/2021
	3/1/2012	(7)	—	25,260	—	$420.43	3/1/2022
Martina Hund- Mejean								8,923	(8)	$4,383,691	9,484	$4,659,300
	12/5/2007	(9)	2,500	—	—	$200.07	12/5/2017
	3/1/2008	(10)	6,368	—	—	$190.00	3/1/2018
	3/1/2009	(11)	5,427	1,809	—	$158.03	3/1/2019
	3/1/2010	(5)	3,244	3,244	—	$232.74	3/1/2020
	3/1/2011	(6)	1,755	5,265	—	$240.36	3/1/2021
	3/1/2012	(7)	—	6,064	—	$420.43	3/1/2022
Chris A. McWilton								3,269	(12)	$1,605,994	9,246	$4,542,375
	3/1/2008	(10)	7,004	—	—	$190.00	3/1/2018
	3/1/2009	(11)	—	1,990	—	$158.03	3/1/2019
	3/1/2010	(5)	3,244	3,244	—	$232.74	3/1/2020
	3/1/2011	(6)	1,755	5,265	—	$240.36	3/1/2021
	3/1/2012	(7)	—	5,724	—	$420.43	3/1/2022
Gary J. Flood								3,269	(12)	$1,605,994	9,900	$4,863,672
	3/1/2009	(11)	—	1,809	—	$158.03	3/1/2019
	3/1/2010	(5)	—	3,244	—	$232.74	3/1/2020
	3/1/2011	(6)	—	5,688	—	$240.36	3/1/2021
	3/1/2012	(7)	—	6,064	—	$420.43	3/1/2022
Ann Cairns								2,651	(13)	$1,302,383	3,568	$1,752,887
	3/1/2012	(7)	—	5,052	—	$420.43	3/1/2022
(1)	Value is based on the December 31, 2012 per share closing market price of $491.28 of our Class A common stock on the NYSE.

(2)	Represents (a) for each named executive officer other than Ms. Cairns, a number of PSUs granted on March 1, 2011, which vest, if at all, on February 28, 2014 and (b) a number of PSUs granted on March 1, 2012, which vest, if at all, on February 28, 2015, and which, in each case, corresponds to the number of shares that would be issued at maximum performance level of 200% because actual performance through December 31, 2012 was either at maximum level or was between target and maximum level. The actual number of shares of Class A common stock to be issued and actual payout value of unearned shares with respect to the PSU awards granted on each of March 1, 2011 and March 1, 2012 has not been determined and will be determined based on the Company’s performance over the three-year performance periods ending December 31, 2013 and December 31, 2014, respectively.

MasterCard Incorporated	57	2013 Proxy Statement

(3)	Represents (a) RSUs awarded to Mr. Banga on July 1, 2010, which vest in full on June 30, 2014 and (b) a number of PSUs granted on March 1, 2010, which vested on February 28, 2013 and correspond to the number of shares that were issued at a performance level of 138.3% based on the Company’s performance over the three-year performance period ending December 31, 2012.

(4)	Represents stock options granted to Mr. Banga on September 21, 2009. The stock options vested in 33.33% increments on each of March 21, 2010, 2011, and 2012.

(5)	Represents stock options granted during 2010. The stock options vest in 25% increments on each of March 1, 2011, 2012, 2013 and 2014.

(6)	Represents stock options granted during 2011. The stock options vest in 25% increments on each of March 1, 2012, 2013, 2014 and 2015.

(7)	Represents stock options granted during 2012. The stock options vest in 25% increments on each of March 1, 2013, 2014, 2015 and 2016. See the Grants of Plan-Based Awards in 2012 table for more information on stock options granted in 2012.

(8)	Represents (a) RSUs awarded to Ms. Hund-Mejean on September 20, 2011, which vest in 33.33% increments on each of September 19, 2014, 2015 and 2016 and (b) a number of PSUs granted on March 1, 2010, which vested on February 28, 2013, and correspond to the number of shares that were issued at a performance level of 138.3% based on the Company’s performance over the three-year performance period ending December 31, 2012.

(9)	Represents stock options granted to Ms. Hund-Mejean on December 5, 2007. The stock options vested in 25% increments on each of December 5, 2008, 2009, 2010 and 2011.

(10)	Represents stock options granted during 2008. The stock options vested in 25% increments on each of March 1, 2009, 2010, 2011 and 2012.

(11)	Represents stock options granted during 2009. The stock options vested in 25% increments on each of March 1, 2010, 2011, 2012 and 2013.

(12)	Represents a number of PSUs granted on March 1, 2010, which vested on February 28, 2013, and correspond to the number of shares that were issued at a performance level of 138.3% based on the Company’s performance over the three-year performance period ending December 31, 2012.

(13)	Represents RSUs awarded to Ms. Cairns on September 20, 2011, which vest in 25% increments on each of September 19, 2012 and 2013, and the remaining 50% vests on September 19, 2014.

MasterCard Incorporated	58	2013 Proxy Statement

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table sets forth certain information with respect to stock awards that vested for, and stock options which were exercised by, each of our named executive officers during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#) (2) (d)	Value Realized on Vesting ($) (3) (e)
Ajay Banga	—	$—	13,207	$6,066,305
Martina Hund-Mejean	7,500	$1,608,810	4,534	$1,918,653
Chris A. McWilton	1,990	$523,530	4,988	$2,110,772
Gary J. Flood	19,613	$4,713,546	4,534	$1,918,653
Ann Cairns	—	$—	883	$400,418
(1)	The value realized on exercise is calculated as the number of shares acquired upon exercise, multiplied by the difference between the per share market value on the date of exercise (the average of the high and low market price per share of Class A common stock on the NYSE on that date), less the option exercise price paid for the shares of Class A common stock.

(2)	For Mr. Banga and Ms. Cairns, represents the number of RSUs that vested during 2012. For the other specified named executive officers, represents the number of PSUs that vested during 2012.

(3)	Value realized upon vesting based on the average of the high and low market price per share of Class A common stock on the NYSE on the respective vesting date.

MasterCard Incorporated	59	2013 Proxy Statement

PENSION BENEFITS IN 2012

MAP

The Company maintains the MAP, a tax-qualified defined benefit pension plan, to provide retirement income to all U.S. employees, including the named executive officers, who were participants in the plan on or prior to June 30, 2007. MasterCard eliminated the MAP for all new hires after June 30, 2007 and froze the pay credit level (which is the credited percentage of a MAP participant’s eligible compensation) for all existing employees at that date. In addition to the pay credits, a participant’s account under the MAP receives investment credits based on the yield on 30-Year Treasury securities.

Under the MAP’s cash balance formula, a notional account is established for each participant, to which a percentage of the participant’s eligible compensation was credited. In September 2010, pay credit levels were reduced to either 8% or 4% for all participants effective January 1, 2011. Participants whose pay credit level from July 1, 2007 through December 31, 2010 was either 14%, 12% or 10% received an 8% pay credit during 2011. Participants at the 8%, 5.75% or 4.5% pay credit level from July 1, 2007 through December 31, 2010, received a 4% pay credit during 2011. All participants received a 4% pay credit during 2012. Effective January 1, 2013, pay credits to MAP ceased for all participants. MAP participants continue to earn interest credits.

In addition to the pay credit described above, the MAP in effect as of December 31, 2012 provided that participants whose base salary and annual cash bonus exceed the limit under Section 401(a)(17) of the Internal Revenue Code, but do not exceed $400,000, receive a pay credit with respect to the amount above the Section 401(a)(17) limit, which is determined in the manner described above.

A participant’s vested notional account balance under the MAP generally may be paid at any time (subject to restrictions imposed by the Internal Revenue Code) following termination of employment with the Company for any reason, regardless of the age of the participant. At the participant’s election, the account balance can be paid as a lump sum or in an annuity form that is approximately the actuarial equivalent of the notional account balance.

SERP

The SERP in effect during 2012 provided that:

•

In the event of a participant’s disability, retirement or termination of employment for any reason other than death, in each case, after attaining age 60 and four years of SERP participation, the SERP pays out a lump sum present value of the net SERP benefit actuarially increased from the date of attainment of age 60 and four years of SERP participation to termination of employment.

•

In the event a participant dies while employed and after attaining age 60 and at least four years of SERP participation, the SERP pays out a lump sum equal to the present value of an immediate net SERP benefit actuarially increased from the date of attainment of age 60 and four years of SERP participation to termination of employment.

The SERP benefit is generally payable six months after a termination of employment. The SERP was amended, effective January 1, 2008, to conform with Section 409A of the Internal Revenue Code and to make certain other changes. Following a review of the SERP by the Compensation Committee during 2007, the Compensation Committee approved a recommendation in February 2008 to discontinue the SERP. The current participants at that time remain active in the plan and retain their right to receive their vested balance in accordance with the terms of the SERP.

MasterCard UK Pension Plan

The MasterCard UK Pension Plan is a defined contribution retirement scheme for U.K. employees, including Ms. Cairns. For 2012, the plan included employee and employer contributions. Employee contributions are not required and are not eligible for a company match. All participating employees, regardless of whether they contribute to the plan, receive a Company contribution equal to 16% of their pensionable salary (defined as 95% of base salary, less an offset equal to 1.5 times the basic state pension).

The following table shows the present value of accumulated benefits payable, as applicable, to each of our named executive officers, including the number of years of service credited to such named executive officer under the MAP, the SERP and/or the MasterCard UK Pension Plan (as applicable), determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For the SERP, the pension benefit discount rate used was 3.5%. Information

MasterCard Incorporated	60	2013 Proxy Statement

regarding the MAP, the SERP and the MasterCard UK Pension Plan can be found in the Compensation Discussion and Analysis under the heading “Other Benefits” and in the summary of MAP and SERP benefits in the section entitled “Potential Payments Upon Termination or Change-in-Control.”

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefits ($)(1) (d)	Payments During Last Fiscal Year ($) (e)
Ajay Banga	N/A	N/A	N/A	N/A
Martina Hund-Mejean	N/A	N/A	N/A	N/A
Chris A. McWilton	MAP	10	$133,719	$—
	SERP	8	$2,063,000	$—
Gary J. Flood	MAP	26	$612,699	$—
Ann Cairns	UK Pension Plan	N/A	$128,307	$—
(1)	Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. The SERP amount for the specified named executive officer vests after four years of service with the Company and upon attainment of the age of 60.

MasterCard Incorporated	61	2013 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE-IN-CONTROL

Employment Agreements

MasterCard International is party to an employment agreement with each of the named executive officers, other than Mr. Flood. The employment agreements for Mr. Banga, Ms. Hund-Mejean, Mr. McWilton and Ms. Cairns, as well as the employment arrangement with Mr. Flood, were previously publicly filed by the Company with the SEC.

Mr. Banga

MasterCard International entered into an employment agreement with Mr. Banga on June 16, 2009 (as well as an offer letter on June 15, 2009), pursuant to which he served as the Company and MasterCard International’s President and Chief Operating Officer. Pursuant to an offer letter which the Company entered into with Mr. Banga on April 12, 2010, Mr. Banga was appointed as Chief Executive Officer of the Company and MasterCard International, effective July 1, 2010. The offer letter sets forth a summary of modifications to Mr. Banga’s then-existing employment agreement, which modifications were also effective as of July 1, 2010. On July 1, 2010, MasterCard International and Mr. Banga entered into an amended and restated employment agreement which is consistent with the terms of the April 12, 2010 offer letter and consolidates the remaining relevant terms of Mr. Banga’s initial employment agreement and offer letter.

Term

Under Mr. Banga’s agreement, he initially was to be employed for a fixed term through December 31, 2011. The agreement provides for automatic one-year renewals, unless either party gives at least 90-days prior written notice not to renew.

Compensation

During the term of employment, Mr. Banga will:

•

receive a base salary (which has been increased to $1 million, effective March 12, 2012), to be reviewed annually by the Compensation Committee and which will be subject to increase at the discretion of the Compensation Committee following review of his performance;

•

be eligible to participate in such annual and/or long term bonus or incentive plan(s) generally made available to other Executive Committee members, based on performance goals or other criteria, terms and conditions as may be established by MasterCard International; and

•	be eligible to participate in the Company and MasterCard International’s employee compensation and benefit plans and programs generally made available to other Executive Committee members.

Termination of Employment

Pursuant to the agreement, Mr. Banga’s employment terminates:

•	upon his death;

•	at the option of MasterCard International, upon his disability (as defined under the MasterCard Long-Term Disability Benefits Plan);

•	upon his termination by MasterCard International for “Cause” (as defined in the agreement and described below);

•

upon his termination by MasterCard International without Cause effective 90 days after giving written notice (MasterCard International may, at its option, provide 90 days base salary payable in a lump sum in lieu of such notice period);

•	at his option upon an event constituting “Good Reason” (as defined in the agreement and described below) effective 90 days after giving written notice;

•	upon his voluntary resignation effective 90 days after giving written notice (which notice requirement MasterCard International may waive in whole or in part);

•

upon either party giving the other 90 days prior written notice of non-renewal (if by MasterCard International, at its option, by providing 90 days base salary payable in a lump sum in lieu of such notice period); or

•	on the last day of the calendar year in which he attains the age of 65.

MasterCard Incorporated	62	2013 Proxy Statement

Termination Payments

Death. In the event of Mr. Banga’s death, his estate or beneficiaries are entitled to receive the following payments in a lump sum within 30 days following the date of termination: (1) base salary earned but not paid through the date of his death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which his death occurs (if not already paid); and (4) such additional benefits, if any, that he may be entitled to under the Company or MasterCard International’s plans and programs on account of death.

Disability. If Mr. Banga’s employment is terminated on account of his disability, he will be entitled to the payments set forth above in the event of his death, except that his annual incentive bonus will be pro-rated for the year of his termination and will be based upon the actual performance, rather than the target level of performance, of MasterCard International for the applicable performance period (and taking into account the terms of the then applicable annual incentive bonus plan including, but not limited, to the discretion of the Compensation Committee to reduce such bonus amount) with such amount payable when the incentive bonus is regularly paid to similarly situated employees for such year.

For Cause. If MasterCard International terminates Mr. Banga’s employment for Cause, he will be entitled to the payments set forth in items (1) and (2) above in the event of his death and such additional benefits, if any, that he would be entitled to under the Company or MasterCard International’s plans and programs on account of termination for Cause. “Cause” means: (a) the willful failure by Mr. Banga to perform his duties or responsibilities (other than due to disability); (b) Mr. Banga’s engaging in serious misconduct that is injurious to the Company including, but not limited to, damage to its reputation or standing in its industry; (c) Mr. Banga’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (d) the material breach by Mr. Banga of any written covenant or agreement with MasterCard International not to disclose any information pertaining to MasterCard International; or (e) the breach by Mr. Banga of the Company’s code of conduct, the supplemental code of ethics, any material provision of his employment agreement or any material provision of other specified Company or MasterCard International policies. MasterCard International’s notice of termination for Cause must state the date of termination and identify the grounds upon which the termination is based.

Voluntary Resignation or Non-Renewal by Mr. Banga. If Mr. Banga voluntarily resigns other than with Good Reason or provides notice of non-renewal of the agreement, he will be entitled to the payments set forth in items (1) and (2) above in the event of his death and such additional benefits, if any, that he would be entitled to under the Company or MasterCard International’s plans and programs on account of his voluntary resignation other than with Good Reason.

Without Cause, With Good Reason or Upon Non-Renewal by MasterCard International. During the term of the agreement (including any renewal thereof) ending on or before December 31, 2014, if Mr. Banga’s employment is terminated by MasterCard International (other than for Cause or disability), by him with Good Reason, or upon non-extension of the term of the agreement by MasterCard International, he will be entitled to the following payments:

•	base salary earned but not paid prior to the date of termination;

•	accrued but unused vacation time payable within 30 days following the date of termination;

•

a pro-rata portion of the annual incentive bonus payable for the year in which his termination occurs based upon the actual performance of MasterCard International for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of MasterCard International and, to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which his date of termination occurs, payable in the amount and at the time it would have been paid per the terms of the then applicable annual incentive bonus plan;

•

severance payable over 24 months in an amount equal to base salary continuation for 24 months following the date of termination plus an amount equal to two times the average annual incentive bonus received by him with respect to the two years of employment prior to the year of termination, payable on a schedule in accordance with the regular payroll practices of MasterCard International (collectively, the “Severance Pay”);

•

payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period (or the severance period if shorter), or if he is eligible for the MasterCard Retiree Health Plan, the full cost of the Retiree Health coverage for the severance pay period and thereafter the retiree contribution levels shall apply;

•	reasonable outplacement services; and

•	such additional benefits, if any, that he would be entitled to under the Company or MasterCard International’s plans and programs for the above captioned events of termination.

MasterCard Incorporated	63	2013 Proxy Statement

“Good Reason” means: (a) the assignment to a position for which Mr. Banga is not qualified or a materially lesser position than the position held by him; (b) a material reduction in annual base salary other than a 10 percent or less reduction, in the aggregate, over the term of employment; (c) the relocation of Mr. Banga’s principal place of employment to a location more than 50 miles from his principal place of employment; or (d) the failure by MasterCard International to obtain an agreement from any successor to MasterCard International to assume and agree to perform any employment agreement between Mr. Banga and MasterCard International.

If Mr. Banga’s term of employment ends after December 31, 2014 because either his employment is terminated by MasterCard International (other than for Cause or disability), he terminates his employment with Good Reason, or MasterCard International elects not to further extend the term of employment, then the term of employment shall end as of the date of termination and Mr. Banga shall be entitled to only those payments and benefits provided in the first, second, third and seventh bullets above.

Release of Claims. Mr. Banga’s right to receive the Severance Pay and certain other payments on account of termination without Cause, with Good Reason or non-renewal is subject to him entering into (without revocation) a separation agreement and release of claims against MasterCard International.

Mandatory Retirement. In the event Mr. Banga’s employment ends upon mandatory retirement (that is, the last day of the calendar year in which he attains the age of 65), he will be eligible for the following payments: (1) a lump sum within 30 days following the date of termination base salary earned but not paid prior to the date of termination; (2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; (3) the annual incentive bonus payable for the year in which his termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period; and (4) such additional vested benefits which he is entitled to following the termination of his employment under the Company or MasterCard International’s plans and programs.

Restrictive Covenants

The agreement subjects Mr. Banga to MasterCard International’s standard restrictive covenants for executive employees, including confidentiality, non-compete and non-solicit obligations. In addition, in order to be eligible for long-term incentive awards in 2012 and in subsequent years, Mr. Banga signed a separate non-compete agreement which provides for a 12-month period of non-competition and a 24-month period of non-solicitation following termination. In the event of a violation of the non-compete agreement, the agreement provides for Mr. Banga’s repayment of specified stock option exercise gains and either other vested equity awards or SEAICP bonuses from the two-year period preceding the violation. Because Mr. Banga has received at least two years of vested equity awards, any repayment under this agreement would come from such awards and not from SEAICP bonuses.

Incentive Awards and Other Benefits.

Mr. Banga is eligible to participate in the SEAICP. This bonus program is based on corporate, business unit and individual performance. His target payout will be 150% (range 0% – 375%) of his base salary. Bonus amounts are based upon an assessment of results against established performance goals. Receipt of any bonus payment is at the discretion of the Compensation Committee.

Mr. Banga is also eligible to participate in the LTIP.

Mr. Banga was eligible to participate in the SPP after one year of employment with MasterCard International. Beginning in 2012, the named executive officers were no longer eligible to participate in the SPP; the Compensation Committee’s intent is to reflect the value of the profit sharing payment in long-term incentive awards.

Mr. Banga also participates in MasterCard International’s executive perquisite program in accordance with the terms and conditions of such program, as approved by the Compensation Committee. In accordance with MasterCard International’s policy for providing perquisite allowances in lieu of specific perquisites, Mr. Banga was provided with a cash allowance of $45,000 (less lawful deductions) for 2012. The allowance is subject to review on an annual basis by the Compensation Committee, and may be modified or eliminated, based on competitive assessment. Additional perquisites and related benefits received by Mr. Banga in 2012 are described above in the “All Other Compensation in 2012” table.

Mr. McWilton and Ms. Hund-Mejean

On December 24, 2012, MasterCard International entered into an amended and restated employment agreement with each of Mr. McWilton and Ms. Hund-Mejean. Pursuant to these agreements, Mr. McWilton serves as President, North America and Ms. Hund-Mejean serves as Chief Financial Officer.

MasterCard Incorporated	64	2013 Proxy Statement

Term

Each agreement provides for automatic one-year renewals, unless the executive or MasterCard International gives a notice of non-renewal at least 90 days prior to the end of the term.

Compensation

During the term of employment, the executives each will:

•	receive a base salary, which is subject to increase based on an annual performance review by the Compensation Committee;

•

be eligible to participate in the annual and/or long term bonus or incentive plans as are generally available to other employees of MasterCard International at the executive’s level, based on performance goals or other criteria as may be established by MasterCard International; and

•

be eligible to participate in the Company and MasterCard International’s benefit and perquisite programs generally made available to members of the Executive Committee (excluding the Chief Executive Officer) in accordance with the terms and conditions of such programs.

Termination of Employment

Pursuant to the agreement, the executive’s employment terminates: upon death; upon disability (at the option of MasterCard International); upon termination by MasterCard International for “Cause” (as defined in the agreements and described below); upon voluntary resignation; upon either party giving the other notice of non-renewal; upon termination by MasterCard International without Cause; upon termination by the executive for “Good Reason” (as defined in the agreements and described below); or on the last day of the calendar year in which the executive attains the age of 65.

Termination Payments

Death. In the event of Mr. McWilton’s or Ms. Hund-Mejean’s death, his or her estate and/or beneficiaries are entitled to receive the following payments: (1) base salary earned but not paid through the date of the executive’s death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which death occurs, and the prior year if not already paid; and (4) such additional benefits, if any, the executive may be entitled to under the Company or MasterCard International’s plans and programs on account of death.

Disability. In the event of Mr. McWilton’s or Ms. Hund-Mejean’s termination of employment on account of disability, the executive will receive the same payments as noted above in the event of his or her death except that the executive’s target annual incentive bonus will be pro-rated for the year of his or her termination.

For Cause. If MasterCard International terminates the executive’s employment for Cause, he or she will be entitled to: (1) a payment with respect to base salary earned but not paid through the date of his or her termination, (2) payment for all accrued but unused vacation time and (3) additional benefits, if any that the executive would be entitled to under the Company or MasterCard International’s plans and programs on account of termination for Cause. The agreements define “Cause” to generally mean: (a) the willful failure by the executive to perform his or her duties or responsibilities (other than due to disability); (b) engaging in serious misconduct that is injurious to MasterCard International, including, but not limited to, damage to its reputation or standing in its industry; (c) having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (d) the material breach of any written covenant or agreement with MasterCard International not to disclose any information pertaining to the Company or MasterCard International; or (e) the breach of the Company’s Code of Conduct, the Supplemental Code of Ethics, any material provision of the employment agreement or any material provision of specified Company or MasterCard International policies.

Voluntary Resignation or Non Renewal by Executive. If Mr. McWilton or Ms. Hund-Mejean voluntarily resigns other than with Good Reason or provides notice of non-renewal of the agreement, the executive will receive the same payments of unpaid base salary and accrued but unused vacation time noted above and such additional benefits, if any that such executive would be entitled to under the Company’s or MasterCard International’s plans and programs on account of his or her voluntary termination other than with Good Reason.

Without Cause, With Good Reason or Upon Non-Renewal by MasterCard International. In the event of the executive’s termination by MasterCard International without Cause, by the executive with Good Reason, or upon non-renewal of the executive’s employment agreement by MasterCard International, he or she will be entitled to:

•	base salary earned but not paid prior to the date of termination;

•	accrued but unused vacation time;

MasterCard Incorporated	65	2013 Proxy Statement

•

a pro-rata portion of the annual incentive bonus payable for the year in which the executive’s termination occurs based upon the actual performance of MasterCard International for the applicable performance period and payable in accordance with the regular bonus pay practices of MasterCard International and, to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the executive’s date of termination occurs, payable in the amount and at the time it would have been paid had the executive remained employed;

•

severance payable over 24 months in an amount equal to base salary continuation for 24 months following the date of termination plus an amount equal to two times the average annual bonus earned by the executive with respect to the two years of employment prior to the year of termination, payable in accordance with the annual incentive pay practices of MasterCard International;

•

payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period (or 24 months if shorter), or if he or she is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 24 months and thereafter the retiree contribution levels shall apply;

•	outplacement services for the shorter of 24 months or the period of unemployment;

•	for Mr. McWilton, full and immediate vesting under the SERP;

•	for Mr. McWilton, be treated as if such termination were a “retirement” for awards outstanding under the LTIP (but only if the termination is before November 18, 2013); and

•	such additional benefits, if any that the executive would be entitled to under the Company or MasterCard International’s plans and programs for the above captioned events of termination.

“Good Reason” for this purpose generally means: (a) the assignment to a position for which the executive is not qualified or a materially lesser position than the position held by the executive; (b) a material reduction in the executive’s annual base salary other than a 10 percent or less reduction, in the aggregate, over the term of employment; (c) the relocation of the executive’s principal place of employment by more than 50 miles; or (d) the failure by MasterCard International to obtain an agreement from any successor to MasterCard International to assume and agree to perform any employment agreement between the executive and MasterCard International.

Mandatory Retirement. In the event Mr. McWilton’s or Ms. Hund-Mejean’s employment ends upon mandatory retirement (that is, the last day of the calendar year in which he or she attains the age of 65), he or she will be entitled to: (1) a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination; (2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; (3) a pro-rata portion of the annual incentive bonus payable for the year in which his or her termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period and payable in accordance with the regular bonus pay practices of MasterCard International; and (4) such additional vested benefits which he or she is expressly entitled following the termination of his or her employment under the Company or MasterCard International’s plans and programs.

Tax Gross-Up Payments, Release of Claims and Restrictive Covenants

Mr. McWilton’s and Ms. Hund-Mejean’s employment agreements also contain provision for tax gross-up payments in connection with golden parachute excise taxes. Mr. McWilton’s and Ms. Hund-Mejean’s right to receive a gross-up payment or specified payments on account of termination without Cause, with Good Reason or non-renewal is subject to entering into a separation agreement and release of claims against MasterCard International. Also, each agreement contains several covenants regarding confidentiality, non-competition, and non-solicitation of MasterCard International’s employees, customers or suppliers. In addition, in order to be eligible for long-term incentive awards in subsequent years, each of Mr. McWilton and Ms. Hund-Mejean signed a separate non-compete agreement which provides for a 12-month period of non-competition and a 24- month period of non-solicitation following termination. In the event of a violation of the non-compete agreement, the agreement provides for Mr. McWilton’s and Ms. Hund-Mejean’s repayment of specified stock option exercise gains and either other vested equity awards or SEAICP bonuses from the two-year period preceding the violation. Because Mr. McWilton and Ms. Hund-Mejean each have received at least two years of vested equity awards, any repayment under this agreement would come from such awards and not from SEAICP bonuses.

MasterCard Incorporated	66	2013 Proxy Statement

Mr. Flood and Ms. Cairns

Mr. Flood serves as President, Global Products and Solutions of MasterCard International pursuant to an employment arrangement with MasterCard International. On July 6, 2011, a subsidiary of MasterCard International, MasterCard UK Management Services Limited (“MasterCard UK”), entered into an employment agreement with Ms. Cairns pursuant to which she serves as President, International Markets of MasterCard International. Ms. Cairns commenced employment on August 22, 2011.

Term

Both Mr. Flood and Ms. Cairns are employed at will by MasterCard International and MasterCard UK, respectively.

Under her agreement, Ms. Cairns is employed by MasterCard UK for an indefinite term (but not past her 65th birthday), subject to termination by her on six months notice or by MasterCard UK on the longer of six months or the statutory notice period. However, MasterCard UK may elect, in lieu of providing notice, to pay Ms. Cairns her base salary and the value of any other contractual benefits she would have otherwise received during the notice period. In addition, MasterCard UK may terminate Ms. Cairns’ employment at any time without notice in the event that she engages in gross misconduct. Examples of gross misconduct include, but are not limited to, theft, damage to company property, fraud, conviction of certain crimes, incapacity for work due to being under the influence of alcohol or illegal drugs, the loading onto the company hardware of unlicensed or illegal software, deliberate breach of the company’s policy on the use of computer systems and software, physical assault, gross insubordination, unauthorized use or disclosure of confidential information, repeated material breach by Ms. Cairns of her obligations to MasterCard UK, personal bankruptcy and mental disability as a patient under the UK Mental Health Act of 1983.

Compensation

Mr. Flood receives a base salary and is eligible to participate in the LTIP and in the Company or MasterCard International’s employee compensation and benefit programs as may be generally made available to other employees of the Company or MasterCard International at the executive’s level, including the SEAICP.

Pursuant to Ms. Cairn’s employment agreement and an offer letter dated as of June 15, 2011, she:

•	receives a base salary of British pounds (£) 375,000 per year, which is subject to review annually;

•	is eligible to participate in the SEAICP;

•

is eligible to participate in the LTIP, in 2011 received a restricted stock unit grant thereunder in the amount of $1,250,000 (vesting 25% on the first anniversary of the grant date, 25% on the second anniversary and the final 50% vesting on the third anniversary), and in 2012 received a grant of approximately $1,500,000, consisting of stock options and PSUs;

•

is eligible to participate in a core package of benefits, including life insurance, long term disability insurance, healthcare insurance, personal accident insurance and pension arrangements in accordance with the terms of such plans and, where applicable, UK Inland Revenue requirements; and

•	is eligible to participate in the MasterCard UK Flexible Benefits Plan and MasterCard UK Pension Plan.

Cash amounts received by Ms. Cairns pursuant to her agreement are paid in British pounds. In calculating the U.S. dollar equivalent for amounts that are not denominated in U.S. dollars, the Company converts each payment to Ms. Cairns into U.S. dollars based on an average exchange rate as of the first business day for each month during the applicable year. The average exchange rate for 2012 was 1.58713 British pounds per U.S. dollar.

Termination of Employment

Upon termination of employment, Mr. Flood or Ms. Cairns, as applicable, will receive payments pursuant to either the MasterCard International Incorporated Executive Severance Plan (the “Executive Severance Plan”) or the MasterCard International Incorporated Change in Control Severance Plan (the “CIC Plan”).

Termination Payments

Death. In the event of Mr. Flood or Ms. Cairns’ death, his or her estate and/or beneficiaries are entitled to a lump sum payment within 30 days following the date of termination of: (1) base salary earned but not paid through the date of his or her death; (2) payment for all accrued but unused vacation time; (3) the target annual incentive bonus payable for the year in which death occurs, and the prior year if not already paid; and (4) such additional benefits, if any, he or she may be entitled to under MasterCard International’s plans and programs on account of death.

MasterCard Incorporated	67	2013 Proxy Statement

Disability. In the event of Mr. Flood or Ms. Cairns’ termination of employment on account of disability, he or she will be entitled to receive the same payments as noted above in the event of his or her death, except that his or her target annual incentive bonus will be pro-rated for the year of his or her termination.

For Cause or Voluntary Resignation. If MasterCard International terminates Mr. Flood or Ms. Cairns’ employment for “Cause” (as defined in the Executive Severance Plan and described below) or he or she voluntarily resigns other than with Good Reason, he or she will be entitled to, within 30 days of the date of termination: (1) a payment with respect to base salary earned but not paid through the date of his or her termination, (2) payment for all accrued but unused vacation time and (3) additional benefits, if any, that he or she would be entitled to under MasterCard International’s plans and programs on account of termination for Cause or his or her voluntary resignation other than with Good Reason.

Without Cause or With Good Reason. In the event of Mr. Flood’s or Ms. Cairns’ termination by MasterCard International without Cause or by such executive with “Good Reason” (as defined in the Executive Severance Plan and described below), he or she will be entitled to (in addition to any severance payments described below): (1) a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination; (2) a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; and (3) a pro-rata portion of the annual incentive bonus payable for the year in which his or her termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of MasterCard International.

Mandatory Retirement. In the event Mr. Flood’s or Ms. Cairns’ employment ends upon mandatory retirement (that is, for Mr. Flood the last day of the calendar year in which he attains the age of 65, and for Ms. Cairns the date on which she attains the age of 65), he or she will be entitled to receive the same payments as noted above in the event of his or her death, except that such executive’s annual incentive bonus will be pro-rated for the year in which his or her termination occurs, and will be based upon the actual performance of MasterCard International for the applicable performance period (and taking into account the terms of the annual incentive plan, including but not limited to the discretion of the Compensation Committee to reduce the bonus amount).

Severance Payments Under the Executive Severance Plan. In addition to any payments described above, in the event of Mr. Flood or Ms. Cairns’ termination either by MasterCard International without Cause or the executive for Good Reason, and in each case unless otherwise disqualified as described below, Mr. Flood or Ms. Cairns’ will be entitled to:

•	base salary continuation for 18 months (and, in MasterCard International’s sole discretion, up to an additional six months) following the date of termination;

•

an amount equal to 1.5 times the annual incentive bonus paid to the executive for the year prior to the year during which termination occurs, payable ratably over an 18-month period in accordance with the annual incentive bonus pay practices of MasterCard International (or, at MasterCard International’s discretion, an amount equal to up to two times the bonus for the prior year, payable over up to 24 months);

•

payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period, or 18 months if shorter, or if the executive is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 18 months, and thereafter the retiree contribution levels shall apply (premiums for COBRA medical coverage are not applicable for Ms. Cairns);

•	reasonable outplacement services for the shorter of 18 months or the period of unemployment; and

•

such additional benefits, if any, that Mr. Flood or Ms. Cairns would be entitled to under MasterCard International’s plans and programs for the above captioned events of termination (other than any severance payments payable under the terms of any benefit plan).

Under the Executive Severance Plan, Mr. Flood and Ms. Cairns are only entitled to receive severance payments in the events described above, and would not be entitled to receive such severance payments in the event of termination of employment with MasterCard International due to (1) death, (2) disability, (3) voluntary resignation for any reason other than for Good Reason or mandatory retirement or (4) termination for Cause, or in the event that he or she fails to give notice of termination for Good Reason within 60 days of the events constituting Good Reason.

MasterCard International’s obligation to make the severance payments described in the first four bullets above is conditioned upon Mr. Flood’s and Ms. Cairns’ execution of a separation agreement and release, within 60 days following the date of termination, of all claims related to his or her employment or the termination of such employment. Such an agreement would include non-competition and non-solicitation restrictions for an 18-month period (or for the length of the severance payments, if longer as described above).

MasterCard Incorporated	68	2013 Proxy Statement

CIC Payments Under the CIC Plan. In the event that, within six months preceding or two years following a Change-in-Control, or CIC (as determined in the CIC Plan and as described below), Mr. Flood or Ms. Cairns either: (1) is terminated by MasterCard International or MasterCard International’s successor without “Cause” (as defined in the CIC Plan and described below) or (2) terminates his or her employment with MasterCard International or MasterCard International’s successor for “Good Reason” (as defined in the CIC Plan and described below), and in each case unless otherwise ineligible as described below, the executive will be entitled to:

•	a lump sum within 30 days following the date of termination of all base salary earned but not paid prior to the date of termination;

•	a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time;

•

a pro-rata portion of the annual incentive bonus payable for the year in which the executive’s termination occurs and the prior year, if not already paid, based upon the actual performance of MasterCard International for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of MasterCard International;

•	base salary continuation for 24 months following the date of termination;

•

annual bonus payments following the date of termination with the aggregate bonus amount for the executive equivalent to the average annual bonus received by the executive with respect to the prior two years of employment, payable ratably over a 24-month period in accordance with the regular payroll practices and annual incentive bonus pay practices of MasterCard International;

•

payment of the monthly cost of the premium for COBRA medical coverage for the applicable COBRA period or 24 months if shorter, or if the executive is eligible for the MasterCard Retiree Health Plan, the full cost of the retiree health coverage for 24 months and thereafter the retiree contribution levels shall apply (premiums for COBRA medical coverage are not applicable for Ms. Cairns);

•	reasonable outplacement services for the shorter of 24 months or the period of unemployment; and

•

such additional benefits, if any that the executive would be entitled to under MasterCard International’s plans and programs for the above captioned events of termination (other than any severance payments payable under the terms of any benefit plan).

Mr. Flood and Ms. Cairns are only entitled to receive Change-in-Control payments in the events described above, and would not be entitled to receive such payments in the event of termination of employment with MasterCard International or MasterCard International’s successor due to: (1) death, (2) disability, (3) voluntary resignation for any reason other than for Good Reason or (4) termination for Cause at any time preceding or following a Change-in-Control, or in the event that the executive fails to give notice of termination for Good Reason within 60 days of the events constituting Good Reason. The CIC Plan expressly provides that a Change-in-Control alone, without a related termination of employment, will in no event give rise to any Change-in-Control payments or benefits under the CIC Plan.

MasterCard International’s obligation to make the Change-in-Control payments described above in the fourth through seventh bullets above is conditioned upon Mr. Flood’s and Ms. Cairns’ execution of a separation agreement and release, within 60 days following the date of termination, of all claims to his or her employment or the termination of such employment, which would include a two-year non-competition restriction and a two-year non-solicitation restriction.

Particular Definitions in Executive Severance Plan or CIC Plan

Each of the Executive Severance Plan and the CIC Plan defines “Cause” to generally mean: (a) the willful failure by the executive to perform his or her duties or responsibilities (other than due to disability); (b) engaging in serious misconduct that is injurious to MasterCard International including, but not limited to, damage to its reputation or standing in its industry; (c) having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (d) the material breach of any written covenant or agreement with MasterCard International not to disclose any information pertaining to MasterCard International; or (e) the breach of MasterCard International’s Code of Conduct, the Supplemental Code of Ethics or any material provision of specified MasterCard International policies.

“Change-in-Control” for purposes of the CIC Plan has the meaning as set forth in the LTIP. Accordingly, it generally means the occurrence of any of the following events (other than by means of a public offering of MasterCard Incorporated’s equity securities):

MasterCard Incorporated	69	2013 Proxy Statement

(a) The acquisition by any person of beneficial ownership of more than 30 percent of the voting power of the then outstanding equity securities of the Company (the “Outstanding Registrant Voting Securities”), subject to specified exceptions; or

(b) A change in the composition of the Board of Directors of the Company that causes less than a majority of the directors of the Company then in office to be members of the Board, subject to specified exceptions; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (1) all or substantially all of the persons who were the beneficial owners of the outstanding registrant voting securities immediately prior to such Business Combination will beneficially own more than 50 percent of the then outstanding voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding registrant voting securities, (2) no person will beneficially own more than a majority of the voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Combination will have been members of the incumbent Board of the Company at the time of the initial agreement, or action of the Board of the Company, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Good Reason” for the purpose of each of the Executive Severance Plan and the CIC Plan generally means: (a) the assignment to a position for which the executive is not qualified or a materially lesser position than the position held by the executive; (b) a material reduction in the executive’s annual base salary other than a 10 percent or less reduction, in the aggregate, over the term of employment; or (c) the relocation of the executive’s principal place of employment by more than 50 miles.

Restrictive Agreements

In addition to agreements Mr. Flood and Ms. Cairns would enter in order to be eligible to receive the payments described above, each of them has entered into an agreement providing for restrictions with respect to non-competition and non-solicitation of the employees, customers or suppliers of MasterCard International or MasterCard UK, as the case may be, for 12 months in the case of Mr. Flood and six months in the case of Ms. Cairns, following termination. In addition, in order to be eligible for long-term incentive awards in subsequent years, each of Mr. Flood and Ms. Cairns signed a separate non-compete agreement which provides for repayment of certain compensation in the event of a violation of such non-compete agreement. In Mr. Flood’s case, the agreement provides for a 12-month period of non-competition and a 24-month period of non-solicitation following termination, while in Ms. Cairns’ case, the agreement provides for a 12-month period of non-competition and an 18-month period of non-solicitation following termination. In the event of a violation of such non-compete agreement, the agreement provides for Mr. Flood’s and Ms. Cairns’ repayment of certain stock option exercise gains and either other vested equity awards or SEAICP bonuses from the two-year period preceding the violation. Because Mr. Flood has received at least two years of vested equity awards, any repayment under his agreement would come from such awards and not from SEAICP bonuses.

Potential Payments Tables

Below are tables showing the potential payments upon termination of employment or a change in control of the Company for each of the named executive officers assuming the event took place on December 31, 2012, the last business day of our 2012 fiscal year. Following the tables are footnotes that provide additional information with respect to other potential payments and benefits.

In the tables, the equity awards shown for the named executive officer represent the value of unvested RSUs and stock options that would vest in the event of termination or change in control, as applicable, based on the $491.28 per share closing price of our Class A common stock on the NYSE on December 31, 2012. In the event of termination by the Company without cause or by the executive with good reason in connection with a change in control, all unvested RSUs and stock options held by a named executive officer would immediately become vested. Except for Mr. McWilton, if a named executive officer who is retirement-eligible is terminated without cause or terminates his employment for good reason (other than in connection with a change in control), all unvested RSUs and stock options would vest according to the terms of the award. Mr. McWilton would be treated as retirement-eligible for purposes of the LTIP so long as the termination without cause occurs before November 18, 2013. If a named executive officer who is not retirement-eligible is terminated without cause or

MasterCard Incorporated	70	2013 Proxy Statement

terminates his employment for good reason (other than in connection with a change in control), all unvested RSUs and stock options would not become vested.

In the event of a change in control, the PSUs would continue to vest in accordance with the terms of the grant to the extent the achievement of the relevant performance goals could continue to be measured subsequent to the change in control. To the extent achievement of the relevant performance goals could no longer be measured, all of the named executive officer’s unvested PSUs would vest in accordance with the terms of such grants on February 29, 2012, February 28, 2013 and February 28, 2014, respectively, conditioned upon the named executive officer’s continued employment with the Company, as of those dates, and would be paid at a target level of performance. In the event that, within six months preceding, or two years following, a change in control, the named executive officer is terminated without cause or with good reason, all of the named executive officer’s then unvested PSUs would vest immediately and be payable at a target level of performance, conditioned upon the named executive officer’s compliance with his or her non-competition and non-solicitation agreement.

Retirement benefits indicated below include values from the MAP and SERP.

MAP

The MAP values represent the vested notional account balance at the time of termination due to death, termination for cause, voluntary termination, termination without cause, termination for good reason and change in control termination. Because the MAP allows a period of disability to be included in the calculation of vesting service, the MAP value shown for disability termination is the MAP balance regardless of current vested status.

SERP

The SERP in effect during 2012 provided that upon a participant’s termination of employment prior to attaining age 60 and at least four years of SERP participation, the participant is not entitled to any benefit under the SERP, unless the participant died while employed or there has been a change in control. (Additionally, the SERP benefit vests upon the participant’s termination without cause or for good reason, if such vesting is provided for in the participant’s employment agreement.) Accordingly, in the event a participant dies while employed and prior to attaining age 60 and four years of SERP participation, the SERP pays out a lump sum present value of 75% of a deferred net SERP benefit payable at age 60. In the event a participant’s employment is terminated without cause or the participant resigns for good reason within two years after a change in control, the SERP benefit is fully vested and paid as a lump sum determined in the same manner as in a termination of employment due to death, except that 100% of the net SERP benefit is paid if the change in control occurs before attainment of age 60.

MasterCard UK Pension Plan

The MasterCard UK Pension Plan is a defined contribution retirement scheme for U.K. employees, including Ms. Cairns. For 2012, the plan included employee and employer contributions. Employee contributions are not required and are not eligible for a company match. All participating employees, regardless of whether they contribute to the plan, receive a Company contribution equal to 16% of their pensionable salary (defined as 95% of base salary, less an offset equal to 1.5 times the basic state pension).

For additional information on the MAP, the SERP and the MasterCard UK Pension Plan, please refer to the Compensation and Discussion and Analysis under the heading “Other Benefits” and to the section entitled “Pension Benefits in 2012.”

MasterCard Incorporated	71	2013 Proxy Statement

	Ajay Banga
Benefit	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance (1)	$—	$—	$—	$—	$6,040,835	$6,040,835
Annual Incentive Award	$1,500,000	$2,450,000	$—	$—	$2,450,000	$2,450,000
Unvested Equity (2)
Restricted Stock Units	$5,895,360	$5,895,360	$—	$—	$5,895,360	$5,895,360
Unexercisable Options	$10,376,404	$10,376,404	$—	$—	$10,376,404	$10,376,404
Performance Stock Units	$14,085,489	$17,536,240	$—	$—	$14,085,489	$14,085,489
Total	$30,357,253	$33,808,004	$—	$—	$30,357,253	$30,357,253
Retirement Benefits
N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A	N/A	N/A
Other Benefits (3)
Health & Welfare	$—	$—	$—	$—	$24,127	$24,127
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$59,127	$59,127
Total	$31,857,253	$36,258,004	$—	$—	$38,907,215	$38,907,215

	Martina Hund-Mejean
Benefit	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance (1)	$—	$—	$—	$—	$1,487,687	$1,487,687
Annual Incentive Award	$600,000	$600,000	$—	$—	$724,500	$724,500
Unvested Equity (2)
Restricted Stock Units	$2,777,697	$2,777,697	$—	$—	$2,777,697	$2,777,697
Unexercisable Options	$3,192,281	$3,192,281	$—	$—	$3,192,281	$3,192,281
Performance Stock Units	$3,491,036	$4,354,215	$—	$—	$3,491,036	$3,491,036
Total	$9,461,014	$10,324,193	$—	$—	$9,461,014	$9,461,014
Retirement Benefits
N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total	N/A	N/A	N/A	N/A	N/A	N/A
Other Benefits (3)
Health & Welfare	$—	$—	$—	$—	$23,850	$23,850
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$58,850	$58,850
Total	$10,061,014	$10,924,193	$—	$—	$11,732,051	$11,732,051

MasterCard Incorporated	72	2013 Proxy Statement

	Chris A. McWilton
Benefit	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance (1)	$—	$—	$—	$—	$3,166,390	$3,166,390
Annual Incentive Award	$690,000	$690,000	$—	$—	$853,475	$853,475
Unvested Equity (2)
Restricted Stock Units	$—	$—	$—	$—	$—	$—
Unexercisable Options	$3,228,510	$3,228,510	$—	$—	$3,228,510	$3,228,510
Performance Stock Units	$3,432,573	$4,291,822	$—	$—	$3,432,573	$3,432,573
Total	$6,661,083	$7,520,332	$—	$—	$6,661,083	$6,661,083
Retirement Benefits (4)
SERP	$2,945,250	$3,927,000	$—	$—	$3,927,000	$3,927,000
MAP	$133,719	$133,719	$133,719	$133,719	$133,719	$133,719
Total	$3,078,969	$4,060,719	$133,719	$133,719	$4,060,719	$4,060,719
Other Benefits (3)
Health & Welfare	$—	$—	$—	$—	$23,715	$23,715
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$58,715	$58,715
Total	$10,430,052	$12,271,051	$133,719	$133,719	$14,800,382	$14,800,382

	Gary J. Flood
Benefit	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance (1)	$—	$—	$—	$—	$3,021,800	$3,021,800
Annual Incentive Award	$690,000	$690,000	$—	$—	$809,370	$809,370
Unvested Equity (2)
Restricted Stock Units	$—	$—	$—	$—	$—	$—
Unexercisable Options	$3,298,420	$3,298,420	$—	$—	$3,298,420	$3,298,420
Performance Stock Units	$3,593,222	$4,483,913	$—	$—	$3,593,222	$3,593,222
Total	$6,891,642	$7,782,333	$—	$—	$6,891,642	$6,891,642
Retirement Benefits
MAP	$612,699	$612,699	$612,699	$612,699	$612,699	$612,699
Total	$612,699	$612,699	$612,699	$612,699	$612,699	$612,699
Other Benefits (3)
Health & Welfare	$—	$—	$—	$—	$24,055	$24,055
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$59,055	$59,055
Total	$8,194,341	$9,085,032	$612,699	$612,699	$11,394,566	$11,394,566

MasterCard Incorporated	73	2013 Proxy Statement

	Ann Cairns
Benefit	Death	Disability	For Cause	Voluntary	Without Cause / With Good Reason	Termination Following Change in Control (CIC)
Cash Severance (1)	$—	$—	$—	$—	$1,990,191	$1,990,191
Annual Incentive Award	$684,448	$684,448	$—	$—	$893,067	$893,067
Unvested Equity (2)
Restricted Stock Units	$1,302,383	$1,302,383	$—	$—	$1,302,383	$1,302,383
Unexercisable Options	$357,934	$357,934	$—	$—	$357,934	$357,934
Performance Stock Units	$876,444	$937,854	$—	$—	$876,444	$876,444
Total	$2,536,761	$2,598,171	$—	$—	$2,536,761	$2,536,761
Retirement Benefits
MasterCard UK Pension Plan	$128,307	$128,307	$128,307	$128,307	$128,307	$128,307
Total	$128,307	$128,307	$128,307	$128,307	$128,307	$128,307
Other Benefits (3)
Health & Welfare	$—	$—	$—	$—	$13,163	$13,163
Outplacement	$—	$—	$—	$—	$35,000	$35,000
Tax Gross-Ups	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$48,163	$48,163
Total	$3,349,516	$3,410,926	$128,307	$128,307	$5,596,489	$5,596,489

(1)	For each of Mr. Banga, Ms. Hund-Mejean and Mr. McWilton, the amount would be paid over a 24-month period and is equal to two times the sum of his or her 2012 base salary and a two year average of bonus paid for services in 2010 and 2011, whether the termination was in connection with a change in control or not. Ms. Hund-Mejean’s cash severance reflects a reduction so that the amount is below the limit under Section 280G of the Internal Revenue Code. For Ms. Hund-Mejean, in the event of termination without cause or for good reason without a change in control, the amount would be paid over a 24-month period and is equal to two times the sum of her 2012 base salary and the average of bonus paid to her for services in 2010 and 2011 – the cash severance amount would be $2,856,064 for Ms. Hund-Mejean without a reduction for the limit under Section 280G of the Internal Revenue Code. For Mr. Flood, the amount payable in connection with a change in control would be paid over a 24-month period and is equal to two times the sum of his 2012 base salary and the average of bonus paid to him for services in 2010 and 2011. For Mr. Flood, in the event of termination without cause or for good reason without a change in control, the amount would be paid over an 18-month period and is equal to 1.5 times the sum of his 2012 base salary and the bonus paid to him for services in 2011 – the cash severance amount would be $2,440,986 for Mr. Flood. For Ms. Cairns, the amount payable in connection with a change in control would be paid over a 24-month period and is equal to two times the sum of her 2012 base salary and the bonus paid to her for services in 2011 (in lieu of an average bonus for the prior two years since she was not employed by the Company in 2010). For Ms. Cairns, in the event of termination without cause or for good reason without a change in control, the amount would be paid over an 18-month period and is equal to 1.5 times the sum of her 2012 base salary and the bonus paid to her for services in 2011 – the cash severance amount would be $1,493,649 for Ms. Cairns. For all named executive officers, cash severance reflects the present value of this calculation using discount rate of 0.29%, equal to 120% of the semiannual applicable federal rates for December 2012.
(2)	For the unvested equity in the “Without Cause / With Good Reason” column, assumes termination occurs within either six months prior to or two years following a change in control of the Company. In the event that termination does not occur within either six months prior to, or two years following, a change in control of the Company, the values for the named executive officers who are not retirement-eligible or deemed retirement-eligible would be zero. For the PSUs in the “Change in Control” column, the amount reflects a change in control of the Company in which the Company thereafter is unable to assess the Company’s performance against the specified objectives. Accordingly, consistent with the terms of the PSU awards, the amounts represented in the “Change in Control” column represent target level of performance. For the PSUs in the “Disability” column, the amount reflects the performance level at which the Company accrued the PSUs in its 2012 year-end financial statements based on the Company’s assessment of its obligations based on quantitative and qualitative considerations of actual and forecasted results as compared to performance targets for net income and operating margin improvement (with respect to the awards granted in 2010, 2011 and 2012). Further details with respect to these awards are included in Note 15 (Share Based Payments and Other Benefits) to the Company’s audited financial statements for the year ended December 31, 2012 included in the Form 10-K.
(3)	Includes continued health and welfare benefits, namely: health coverage, dental coverage, vision coverage, individual life insurance and individual disability insurance for 18 months following termination, outplacement assistance and, with respect to Ms. Hund-Mejean and Mr. McWilton, excise tax gross-ups. The excise tax gross-up is applicable only if termination of employment is in connection with a change in control and the payout limit under Section 280G of the Internal Revenue Code is exceeded.
(4)	For Mr. McWilton, the SERP amount differs from the amount indicated in the Pension Benefits in 2012 table due to modified actuarial assumptions (the 2012 lump sum interest rates for termination due to a change in control event versus the assumed valuation rate and pre-commencement discount rate used in the Pension Benefits in 2012 table).

MasterCard Incorporated	74	2013 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2012 for the LTIP and the Director Plan, both of which previously have been approved by stockholders. MasterCard does not have any equity compensation plans that have not been approved by stockholders.

Plan category	Number of shares of Class A common stock to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of shares of Class A common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	1,357,421	(1)(2)	$248.34	(3)	6,687,694
Equity compensation plans not approved by stockholders	—		$ —		—
Total	1,357,421	(1)(2)			6,687,694

(1)	The LTIP authorizes the issuance of stock options, restricted stock, RSUs, PSUs and other stock-based awards and the Director Plan authorizes the issuance of DSUs and other awards provided for by the LTIP, such as restricted stock. Of the total number of shares, (a) 641,465 shares may be issued pursuant to outstanding stock options; (b) 545,569 shares may be issued pursuant to outstanding RSUs; (c) 152,169 shares may be issued pursuant to outstanding PSUs (see footnote (2) below); and (d) 18,218 shares may be issued pursuant to outstanding DSUs.
(2)	The number of shares to be issued pursuant to outstanding PSUs represents the aggregate number of PSUs granted in each of 2010, 2011 and 2012, corresponding to the number of shares of our Class A common stock that (a) for 2010, were issued pursuant to an actual performance level of 138.3% and (b) for 2011 and 2012, would be issued for such PSUs at maximum performance level of 200% because actual performance through December 31, 2012 was either at maximum level or between target and maximum levels for each of these awards. As of December 31, 2012, the actual number of PSUs and actual payout of unearned shares with respect to the PSU awards granted in 2010 had not been determined, but were determined in February 2013 (after audited financials for the prior year were released) at the actual performance level of 138.3% based on the Company’s performance over the three-year performance period ended December 31, 2012. The actual number of PSUs granted in each of 2011 and 2012 has not been determined and will be determined based on the Company’s performance over the three-year performance periods ending December 31, 2013 and December 31, 2014, respectively.
(3)	The weighted-average exercise price of outstanding options, warrants and rights exclude the RSUs, PSUs and DSUs.

MasterCard Incorporated	75	2013 Proxy Statement

PROPOSAL 2

ADVISORY APPROVAL OF THE COMPANY’S

EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act (enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) and SEC rules, we are asking stockholders to approve an advisory (non-binding) resolution on the compensation of our named executive officers.

As described in detail in the “Compensation Discussion and Analysis” section, our compensation and benefit programs are significantly performance-based, and are designed to attract, retain and motivate our named executive officers, who are critical to our success, and to align their interests with those of our stockholders.

The Compensation Committee routinely reviews the compensation and benefit programs for our named executive officers to ensure that they achieve the desired goals of closely aligning our executive compensation with performance and with our stockholders’ interests. These reviews have resulted in a number of changes over the last several years, in particular since our IPO. Stockholders are urged to read the “Compensation Discussion and Analysis” beginning on page 38 and ending on page 52 for additional details about our executive compensation programs, including information about the 2012 compensation of our named executive officers. Please also refer to the “2012 Summary Compensation Table” and other related disclosures beginning on page 54 and ending on page 55.

We are asking Class A Stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking Class A Stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the SEC rules, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby approved.”

Because this vote is advisory, it will not be binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when considering our executive compensation program.

Our Board has determined to hold annual say-on-pay advisory votes. Unless the Board determines otherwise, the next say-on-pay advisory vote will be held at our 2014 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

MasterCard Incorporated	76	2013 Proxy Statement

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR 2013

The Audit Committee has appointed PwC, 300 Madison Avenue, New York, New York 10017, as the Company’s independent registered public accounting firm to audit the financial statements of MasterCard Incorporated and its subsidiaries for the year ending December 31, 2013. PwC has served as our independent auditor for many years. The firm is a registered public accounting firm.

A resolution will be presented at the Annual Meeting to ratify PwC’s appointment. Although ratification is not required by applicable laws, our amended and restated by-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of PwC will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS A STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

MasterCard Incorporated	77	2013 Proxy Statement

AUDITOR’S SERVICES AND FEES

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee and the Company have adopted policies and procedures pertaining to the provision by the Company’s independent registered public accounting firm of any audit or non-audit services. The policies and procedures in place for 2011 and 2012 specifically required Audit Committee pre-approval of all audit and non-audit services. In addition, proposed services of the independent registered public accounting firm materially exceeding any pre-approved project scope, terms and conditions, or cost levels required specific pre-approval by the Audit Committee. The Audit Committee delegated power to the Chairperson of the Audit Committee to pre-approve, in certain circumstances, any engagements or changes in engagements by the independent registered public accounting firm for audit or non-audit services. The Company paid no fees to its independent registered public accounting firm in 2012 in connection with engagements that were not pre-approved by the Audit Committee or the Audit Committee Chairperson in accordance with the Company’s policies and procedures. To help ensure the independence of the Company’s independent registered public accounting firm, the Company has also adopted policies and procedures relating to, among other things, the engagement of the independent registered public accounting firm and the hiring of employees of the independent registered public accounting firm.

Prospectively, the Audit Committee, when applicable, will pre-approve certain defined audit fees, audit related fees and tax fees with specific dollar value limits for each category of service. The Audit Committee will also continue to consider on a case-by-case basis specific engagements that are not otherwise pre-approved or that exceed pre-approved fee amounts. On an interim basis, any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee Chairperson and to the full Audit Committee at its next regular meeting.

Audit Fees and All Other Fees

Set forth below are the aggregate audit and non-audit fees billed to the Company by PwC for 2012 and 2011.

Type of Fees	Description	2012	2011
Audit Fees	For the integrated audit of the Company’s annual consolidated financial statements and review of the Company’s quarterly financial statements and associated out-of-pocket expenses. Also includes various statutory audits required in certain countries or jurisdictions in which we operate.	$5,847,809	$ 5,007,765
Audit-Related Fees	For assurance and related audit services (but not included in the audit fees set forth above). Included information technology attestations, employee benefit plan audits and associated out-of-pocket expenses.	$ 2,118,985	$ 817,437
Tax Fees	For tax compliance, tax advice and tax planning services.	$ 302,068	$276,700
All Other Fees	For accounting information research tool and security-related services.	$ 102,523	$ 11,100
Total		$ 8,371,385	$ 6,113,002

MasterCard Incorporated	78	2013 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors is composed of six directors and operates under a written charter adopted by the Board of Directors. The Audit Committee assists the Board in, among other things, the oversight of: (1) the quality and integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications, performance and independence, (4) the performance of the Company’s internal audit function and independent registered public accounting firm, (5) the quality of the Company’s internal controls and (6) risk assessment and risk management of the Company.

Management is responsible for the Company’s internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent registered public accounting firm is responsible for conducting an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee further discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report and letter of the independent registered public accounting firm provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Audit Committee:

Mark Schwartz, Chairman

Silvio Barzi

Richard Haythornthwaite

Nancy J. Karch

Marc Olivié

Jackson P. Tai

(April 2013)

MasterCard Incorporated	79	2013 Proxy Statement

STOCKHOLDER PROPOSALS AND DIRECTOR

NOMINATIONS

If a stockholder intends to submit any proposal for inclusion in the Company’s proxy statement for the Company’s 2014 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”), the proposal must be received by the Corporate Secretary of the Company no later than December 26, 2013. To be eligible to submit such a proposal for inclusion in the Company’s proxy materials for an annual meeting of stockholders pursuant to Rule 14a-8, a stockholder must be a holder of either: (1) at least $2,000 in market value or (2) 1% of the Company’s securities entitled to be voted on the proposal (the “Voting Stock”), and must have held such shares of Voting Stock for at least one year, and continue to hold those shares of Voting Stock through the date of such annual meeting. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals, including Rule 14a-8, including the permissible number and length of proposals, the circumstances in which the Company is permitted to exclude proposals and other matters governed by such rules and regulations.

Separate and apart from the requirements of Rule 14a-8, relating to the inclusion of a stockholders’ proposal in the Company’s proxy statement, the Company’s amended and restated by-laws require advance notice for a stockholder to bring nominations of directors or any other business before any annual meeting of stockholders. In order for a stockholder to properly bring director nominations and other business before an annual meeting of stockholders, notice of such nominations or business, in order to be timely, must be received by the Corporate Secretary of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary date of the immediately preceding annual meeting, and must contain the information required as set forth in Article I, Section 12 of the Company’s amended and restated by-laws. In the event that the annual meeting is advanced by more than twenty (20) days or delayed by more than seventy (70) days from the first anniversary of the immediately preceding annual meeting, notice by the stockholder, in order to be timely, must be received no earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which such notice of the date of the annual meeting was first publicly announced. If a stockholder’s nomination or proposal is not in compliance with the requirements set forth in the Company’s amended and restated by-laws, the Company may disregard such nomination or proposal.

As a result, if the Company’s annual meeting of stockholders for 2014 is not advanced by more than twenty (20) days or delayed by more than (70) days from the anniversary date of the Annual Meeting, then notice of a stockholder nomination for candidates for the Board of Directors or any other business to be considered at the Company’s 2014 annual meeting of stockholders must be received by the Company between February 18, 2014 and March 20, 2014 and must also comply with the additional requirements of the Company’s amended and restated by-laws.

Copies of our current amended and restated by-laws are available through the Company’s website at http://www.mastercard.com by clicking on “About our Company” and “Investor Relations”, or may be obtained from the Corporate Secretary.

MasterCard Incorporated	80	2013 Proxy Statement

OTHER MATTERS

Management does not know of any business to be transacted at the Annual Meeting other than as indicated herein. Should any such matter properly come before the Annual Meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

You are urged to promptly vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included on your Notice or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or voting form.

By Order of the Board of Directors

Bart S. Goldstein
Corporate Secretary

Purchase, New York

April 25, 2013

MasterCard Incorporated	81	2013 Proxy Statement

A world beyond cash

Every day, everywhere, we use our technology and expertise

to make payments safe, simple and smart

To strive to return long-term value

on the investment you have entrusted to us

Company Website	2013 Proxy Statement	2012 Annual Report on Form 10-K

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. MASTERCARD INCORPORATED M58117-P32112 2. Advisory approval of the Company’s executive compensation 3. R a t i f i c a t i o n o f t h e a p p o i n t m e n t o f PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2013 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. a. Richard Haythornthwaite e. Steven J. Freiberg j. Mark Schwartz c. Silvio Barzi g. Marc Olivié l. Edward Suning Tian b. Ajay Banga f. Nancy J. Karch k. Jackson P. Tai d. David R. Carlucci i. José Octavio Reyes Lagunes h. Rima Qureshi 1. Election of directors to serve on the Board of Directors Nominees The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain For Against Abstain MASTERCARD INCORPORATED 2000 PURCHASE STREET PURCHASE, NY 10577-2509 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For address changes and/or comments, please check this box ! and write them on the back where indicated.

MASTERCARD INCORPORATED Annual Meeting of Stockholders June 18, 2013 8:30 A.M. Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby constitute(s) and appoint(s) Ajay Banga, Martina Hund-Mejean, Noah J. Hanft and Bart S. Goldstein, and each or any of them as proxies, each with the full power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of MASTERCARD INCORPORATED that the stockholder(s) is/are entitled to vote at the 2013 Annual Meeting of Stockholders to be held at 8:30 A.M., Eastern Time on June 18, 2013, at MasterCard Incorporated, 2000 Purchase Street, Purchase, New York 10577, and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxies heretofore given. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Discretionary authority is hereby conferred as to all other matters that may properly come before the meeting. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement for the 2013 Annual Meeting of Stockholders of MasterCard Incorporated and the 2012 Annual Report of MasterCard Incorporated are available at www.proxyvote.com. M58118-P32112 Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)